As filed with the U.S. Securities and Exchange Commission on July 22, 2011

Registration No. 333-173635

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE CHARLES SCHWAB CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	6211	94-3025021
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

211 Main Street

San Francisco, California 94105

(415) 667-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph R. Martinetto

Executive Vice President and Chief Financial Officer

The Charles Schwab Corporation

211 Main Street

San Francisco, California 94105

(415) 667-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Lee Meyerson, Esq. Elizabeth Cooper, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Adam J. DeWitt Chief Financial Officer optionsXpress Holdings, Inc. 311 W. Monroe St., Suite 1000 Chicago, Illinois 60606 (312) 630-3300	Sanford E. Perl, P.C. Gerald T. Nowak, P.C. Kirkland & Ellis LLP 300 North LaSalle Street Chicago, Illinois 60654 (312) 862-2200

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒		Accelerated filer	☐
Non–accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JULY 22, 2011

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

July 22, 2011

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of optionsXpress Holdings, Inc., or optionsXpress, to be held at optionsXpress’ corporate headquarters, located at 311 W. Monroe St., Chicago, Illinois 60606, on August 30, 2011 beginning at 10:00 a.m., local time. At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, or merger agreement, dated as of March 18, 2011, by and among optionsXpress, The Charles Schwab Corporation, or Schwab, and Neon Acquisition Corp., a newly formed, wholly-owned subsidiary of Schwab, pursuant to which, upon completion of the merger, Neon Acquisition Corp. will be merged with and into optionsXpress, with optionsXpress surviving the merger. After the merger, optionsXpress will be a wholly-owned subsidiary of Schwab and no longer be a publicly held corporation.

If the merger is completed, optionsXpress stockholders will have the right to receive 1.02 shares of Schwab common stock for each share of optionsXpress common stock (other than shares owned directly or indirectly by optionsXpress or Schwab), with cash paid in lieu of fractional shares. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to closing of the merger.

Shares of Schwab common stock are listed on the New York Stock Exchange under the symbol “SCHW.” Shares of optionsXpress common stock are listed on the NASDAQ Global Select Market under the symbol “OXPS.” Based on the closing price of Schwab common stock on the New York Stock Exchange on March 18, 2011, the last trading day prior to the public announcement of the proposed merger, the 1.02 exchange ratio represented approximately $17.91 in value for each share of optionsXpress common stock. Based on the closing price of Schwab common stock on July 21, 2011, the most recent practicable trading day before the date of the accompanying proxy statement/prospectus, the 1.02 exchange ratio represented approximately $15.95 in value for each share of optionsXpress common stock.

The board of directors of optionsXpress unanimously (i) determined that it was advisable, in the best interests of and fair to optionsXpress and its stockholders to enter into the merger agreement and (ii) approved and adopted the merger agreement, the merger, and the other transactions contemplated by the merger agreement. Therefore, the optionsXpress board of directors unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement and the merger contemplated by the merger agreement, and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the adoption of the merger agreement and the merger contemplated by the merger agreement.

The proxy statement/prospectus attached to this letter, which serves as the proxy statement for the special meeting of the stockholders of optionsXpress and the prospectus for the shares of Schwab common stock to be issued in the merger, provides you with information about the merger, the merger agreement and the special meeting. A copy of the merger agreement is attached as Annex A to the proxy statement/prospectus. We encourage you to read the entire proxy statement/prospectus and its annexes carefully, including the discussion of the risks related to the merger and owning Schwab common stock after the merger in the section titled “Risk Factors” beginning on page 19. You may also obtain more information about us from documents we have filed with the Securities and Exchange Commission.

Your vote is very important, regardless of the number of shares of optionsXpress common stock you own. Under Delaware law, the merger cannot be completed unless the holders of a majority of the outstanding shares of optionsXpress common stock entitled to vote at the special meeting vote for the approval and adoption of the merger agreement. If you do not vote, it will have the same effect as a vote against the approval and adoption of the merger agreement.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card by mail, or submit a proxy through the Internet or by telephone following the instructions on the enclosed proxy card as soon as possible to make sure your shares are represented at the special meeting. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. These actions will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

Thank you in advance for your cooperation and continued support.

Sincerely,

Adam DeWitt

Chief Financial Officer and Secretary

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN THE MERGER OR DETERMINED IF THE ATTACHED PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS IS DATED JULY 22, 2011, AND IS FIRST BEING MAILED TO OPTIONSXPRESS STOCKHOLDERS ON OR ABOUT JULY 29, 2011.

311 W. Monroe St., Suite 1000

Chicago, Illinois 60606

(312) 630-3300

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 30, 2011

TO THE STOCKHOLDERS OF OPTIONSXPRESS HOLDINGS, INC.:

A special meeting of stockholders of optionsXpress Holdings, Inc., a Delaware corporation, will be held at optionsXpress’ corporate headquarters, located at 311 W. Monroe St., Chicago, Illinois 60606, on August 30, 2011, beginning at 10:00 a.m., local time, for the following purposes:

1. Approval and Adoption of the Merger Agreement. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 18, 2011, by and among optionsXpress, Schwab and Neon Acquisition Corp., and the merger contemplated by the merger agreement, as it may be amended from time to time.

2. Adjournment of the Special Meeting. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes properly cast at the time of the meeting to approve and adopt the merger agreement.

Only stockholders of record of optionsXpress common stock as of the close of business on July 18, 2011, will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

Your vote is very important, regardless of the number of shares of optionsXpress common stock you own. Under Delaware law, the merger cannot be completed unless the holders of a majority of the outstanding shares of optionsXpress common stock entitled to vote at the special meeting vote for the approval and adoption of the merger agreement. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy card in the envelope provided or submit a proxy through the Internet or by telephone following the instructions on the enclosed proxy card, and thereby ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the approval and adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

If you fail to vote by proxy or in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the approval and adoption of the merger agreement. If you are a stockholder of record and wish to vote in person at the special meeting, you may withdraw your proxy and vote in person.

The merger agreement and the merger are described in the accompanying proxy statement/prospectus and a copy of the merger agreement is included as Annex A to the proxy statement/prospectus.

By Order Of The Board Of Directors,

Adam DeWitt

Chief Financial Officer and Secretary

July 22, 2011

ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates by reference important business and financial information about Schwab and optionsXpress from documents that are not included in or delivered with the proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in the proxy statement/prospectus by requesting them in writing or by telephone or email from the appropriate company at the following addresses, telephone numbers and email addresses:

The Charles Schwab Corporation 211 Main Street San Francisco, California 94105 Attention: Corporate Secretary (415) 667-1959 Email: investor.relations@schwab.com	optionsXpress Holdings, Inc. 311 W. Monroe St., Suite 1000 Chicago, Illinois 60606 Attention: Corporate Secretary 1-877-280-9010 Email: investorrelations@optionsxpress.com

If you would like to request documents, please do so by August 23, 2011, in order to receive them before the special meeting of optionsXpress stockholders.

For a more detailed description of the information incorporated by reference in the accompanying proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 85 of the accompanying proxy statement/prospectus.

The accompanying proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read the accompanying proxy statement/prospectus, including any documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the other meeting matters or the accompanying proxy statement/prospectus or need assistance voting your shares, please contact optionsXpress’ proxy solicitor at the address or telephone number listed below:

Okapi Partners LLC

437 Madison Ave., 28th Floor

New York, NY 10022

Banks and brokers should call:	Stockholders should call:
(212) 297-0720	(877) 796-5274

Please do not send your stock certificates at this time. You will be sent separate instructions regarding the surrender of your stock certificates.

i

ii

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. We urge you to read carefully the entire document and the other documents to which this proxy statement/prospectus refers in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” beginning on page 85. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Companies (Page 25)

Schwab

Schwab, a savings and loan holding company headquartered in San Francisco, California, was incorporated in 1986 and engages, through its subsidiaries, in securities brokerage, banking, asset management, and related financial services to individuals and institutional clients. At June 30, 2011, Schwab had $1.66 trillion in client assets, 8.1 million active brokerage accounts, 1.44 million corporate retirement plan participants, and 745,000 banking accounts. The address of Schwab’s principal executive offices is 211 Main Street, San Francisco, California 94105, and its telephone number is (415) 667-7000.

Neon Acquisition Corp.

Neon Acquisition Corp. is a Delaware corporation and a direct wholly-owned subsidiary of Schwab. Neon Acquisition Corp. was formed solely for the purpose of effecting the merger with optionsXpress. It has not carried on any activities other than in connection with the merger. The address of Neon Acquisition Corp.’s principal executive offices is 211 Main Street, San Francisco, California 94105, and its telephone number is (415) 667-7000.

optionsXpress

optionsXpress, headquartered in Chicago, Illinois, was incorporated in 2004 and provides, through its subsidiaries, an innovative suite of online brokerage services for investor education, strategy evaluation and trade execution. The address of optionsXpress’ principal executive offices is 311 W. Monroe St., Suite 1000, Chicago, Illinois 60606, and its telephone number is (312) 630-3300.

The Merger (Page 29)

On March 18, 2011, Schwab, optionsXpress and Neon Acquisition Corp. entered into the merger agreement, which is the legal document governing the proposed merger and is attached to this proxy statement/prospectus as Annex A. Under the terms of the merger agreement, Neon Acquisition Corp. will be merged with and into optionsXpress, with optionsXpress continuing as the surviving corporation. Upon completion of the merger, optionsXpress will be a wholly-owned subsidiary of Schwab and optionsXpress common stock will no longer be publicly traded.

What optionsXpress Stockholders Will Receive in the Merger (Page 60)

Upon completion of the merger, each outstanding share of optionsXpress common stock (other than shares owned directly or indirectly by Schwab or optionsXpress (which will be cancelled or remain outstanding), which we refer to as the excluded shares) will be converted into the right to receive 1.02 shares of Schwab common stock. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to completion of the merger, which means that the value of the consideration that optionsXpress stockholders will receive as a result of the merger will fluctuate with the market price of Schwab common stock.

What Holders of optionsXpress Stock Options and Other Equity-Based Awards Will Receive in the Merger (Page 61)

Upon completion of the merger, options to purchase shares of optionsXpress common stock will be assumed by Schwab and converted automatically into options to purchase Schwab common stock, except that Schwab may at its option cancel in exchange for a cash payment any such options held by optionsXpress employees who reside outside of the United States. The number of shares subject to such options and the exercise price of the options will be adjusted based on the 1.02 exchange ratio.

All other rights and awards to receive shares of optionsXpress common stock or benefits measured by the value of optionsXpress common stock will be converted into rights or awards in respect of a number of shares of Schwab common stock as adjusted based on the 1.02 exchange ratio.

Accounting Treatment of the Merger (Page 56)

Schwab will account for the merger using the acquisition method for financial reporting purposes.

Material U.S. Federal Income Tax Consequences of the Merger (Page 53)

The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Therefore, for U.S. federal income tax purposes, as a result of the merger, a U.S. holder of shares of optionsXpress common stock generally will not recognize any gain or loss with respect to the Schwab common stock received in the merger, but will recognize gain or loss with respect to any cash received in lieu of fractional shares of Schwab common stock.

Opinion of Evercore Group L.L.C., Financial Advisor to optionsXpress (Page 35)

The optionsXpress board of directors received an opinion, dated March 18, 2011, from Evercore Group L.L.C., which we refer to as Evercore, to the effect that, as of that date and based on and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of the shares of optionsXpress common stock entitled to receive shares of Schwab common stock in the merger. The full text of Evercore’s written opinion, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this proxy statement/prospectus. The opinion was directed to the optionsXpress board of directors and addresses only the fairness, from a financial point of view, of the exchange ratio to the holders of shares of optionsXpress common stock entitled to receive shares of Schwab common stock in the merger. The opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to the optionsXpress board of directors or to any other persons in respect of the proposed merger, including as to how any holder of shares of optionsXpress common stock should vote or act in respect of the proposed merger.

Recommendation of optionsXpress’ Board of Directors (Page 33)

optionsXpress’ board of directors has determined that the merger is fair and in the best interests of optionsXpress and its stockholders. The optionsXpress board of directors unanimously recommends that optionsXpress stockholders vote “FOR” the approval and adoption of the merger agreement and the merger contemplated by the merger agreement, and “FOR” the approval of the adjournment of the special meeting.

Interests of optionsXpress’ Directors and Executive Officers in the Merger (Page 47)

A number of optionsXpress’ executive officers and directors have interests in the merger that are different from those of other optionsXpress stockholders. As of July 18, 2011, the record date for the optionsXpress special meeting, all directors and executive officers of optionsXpress, together with their affiliates, beneficially owned approximately 27.0% of the outstanding shares of optionsXpress common stock, which includes shares of restricted stock that will vest within sixty days of such date, and shares underlying vested options and options that will vest within sixty days of such date. Additionally, certain executive officers and the non-employee directors of optionsXpress will be entitled to additional benefits upon or as a result of the completion of the merger. The optionsXpress board of directors was aware of these interests and considered them in its decision to approve the merger agreement.

Schwab Board of Directors after the Merger (Page 53)

Upon completion of the merger, the current directors of Schwab are expected to continue in their current positions.

No Solicitation of Alternative Transactions (Page 67)

optionsXpress has agreed not to initiate, solicit, encourage or knowingly facilitate the submission of any proposals from third parties regarding acquiring optionsXpress or its businesses. In addition, optionsXpress has agreed not to engage in discussions or negotiations with or provide confidential information to a third party regarding acquiring optionsXpress or its businesses. However, if optionsXpress receives an unsolicited acquisition proposal from a third party prior to the date of the special meeting of optionsXpress stockholders, optionsXpress may participate in discussions with, or provide confidential information to, such third party if, among other steps, the optionsXpress board of directors concludes in good faith that the proposal is or is reasonably likely to result in a financially superior proposal to the merger.

Regulatory Approvals Required for the Merger (Page 56)

Schwab and optionsXpress have agreed to use reasonable best efforts to obtain as promptly as practicable all regulatory approvals that are required to complete the transactions contemplated by the merger agreement. The foreign, federal and state securities authorities, regulatory authorities and organizations, self-regulatory organizations, and state, federal and foreign antitrust authorities from which approvals must be sought or to which notifications must be provided include, among others: (1) the Department of Justice and the Federal Trade Commission; (2) the Financial Industry Regulatory Authority, Chicago Board Options Exchange and NASDAQ Stock Market LLC; (3) the Investment Industry Regulatory Organization of Canada and applicable Canadian provincial securities commissions; (4) the Netherlands Authority for the Financial Markets and Dutch Central Bank; and (5) the Monetary Authority of Singapore.

Schwab and optionsXpress have obtained, or plan to obtain, these required regulatory approvals, among others. Although neither Schwab nor optionsXpress knows of any reason why any outstanding regulatory approvals would not be obtained in a timely manner, neither Schwab nor optionsXpress can be certain when or if such approvals will be obtained.

Conditions to Completion of the Merger (Page 70)

As more fully described in this proxy statement/prospectus and the merger agreement, the completion of the merger depends on a number of mutual conditions being satisfied or waived, including:

•	the approval of optionsXpress stockholders;

•

receipt of all material regulatory approvals and consents required or advisable to complete the transactions contemplated by the merger agreement and the expiration or termination of all material statutory waiting periods;

•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part;

•	the approval of the listing of the Schwab common stock to be issued or to be reserved for issuance in connection with the merger on the New York Stock Exchange;

•	the absence of any law or order prohibiting or making illegal the completion of the merger; and

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and, if required, the receipt of certain other antitrust approvals.

Each of Schwab’s and optionsXpress’ obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions, including:

•	the other party’s representations and warranties in the merger agreement being true and correct, subject to the materiality standards contained in the merger agreement;

•	material compliance of the other party with its covenants; and

•

receipt by each party of a legal opinion from its respective counsel that the merger will qualify as a reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code.

Schwab and optionsXpress cannot be certain of when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.

Termination of the Merger Agreement (Page 70)

Schwab and optionsXpress can agree at any time to terminate the merger agreement without completing the merger, even if optionsXpress stockholders have adopted the merger agreement. Also, either of Schwab or optionsXpress can terminate the merger agreement if:

•	a governmental entity which must grant a regulatory approval or an antitrust approval that is a condition to the merger denies such approval and such action has become final and non-appealable;

•	a governmental entity issues a final non-appealable order enjoining or prohibiting the merger;

•	the merger is not completed by December 31, 2011 (other than because of a breach of the merger agreement by the party seeking termination);

•

the other party breaches the merger agreement in a manner that would entitle the party seeking to terminate the merger agreement the right not to complete the merger, subject to the right of the breaching party to cure, if curable, the breach within 30 days of written notice of the breach, and the party seeking to terminate is not then in material breach of the merger agreement; or

•	optionsXpress stockholders fail to adopt the merger agreement at the optionsXpress special meeting.

Additionally, Schwab may terminate the merger agreement if:

•

optionsXpress’ board of directors has failed to recommend the merger to optionsXpress stockholders or has withdrawn, modified or qualified in a manner adverse to Schwab its recommendation of the merger;

•

optionsXpress has materially breached its “non-solicitation” obligations described under “Proposal No. 1: The Merger Agreement—No Solicitation of Alternative Transactions,” beginning on page 67, in any respect adverse to Schwab;

•	optionsXpress has failed to call and hold a special meeting of optionsXpress stockholders in accordance with the terms of the merger agreement;

•

optionsXpress negotiates or authorizes the conduct of negotiations (and 10 days have elapsed without such negotiations being discontinued) with a third party regarding an acquisition proposal other than the merger; or

•

a tender or exchange offer for 15% or more of the outstanding optionsXpress common stock is commenced and the optionsXpress board of directors recommends that optionsXpress stockholders tender their shares or otherwise fails to recommend that optionsXpress stockholders reject such tender offer or exchange offer within 10 business days of the commencement of the offer.

optionsXpress may also terminate the merger agreement prior to the approval of the merger agreement by its stockholders, if optionsXpress’ board of directors authorizes optionsXpress to enter into a definitive agreement with respect to a bona fide acquisition proposal and:

•

optionsXpress’ board of directors has concluded in good faith after consultation with its outside counsel and financial advisors that such acquisition proposal constitutes a superior proposal after giving effect to all of the adjustments that may be offered by Schwab;

•

optionsXpress has notified Schwab, at least five business days in advance, of its intention to take such action, specifies the material terms and conditions of the superior proposal and furnishes to Schwab a copy of the relevant proposed transaction agreement and other material documents;

•

prior to taking such action, optionsXpress has negotiated, and has caused its financial and legal advisors to negotiate, in good faith with Schwab (to the extent Schwab desires to negotiate) to make such adjustments to the terms and conditions of the merger agreement such that the acquisition proposal no longer constitutes a superior proposal; and

•

concurrently with such termination, optionsXpress enters into a definitive agreement with respect to such superior proposal, provided that optionsXpress pays Schwab a termination fee prior to or concurrently with such termination.

Termination Fee (Page 72)

optionsXpress has agreed to pay to Schwab a termination fee of $41,900,000 if the merger agreement is terminated under the circumstances specified in “Proposal No. 1: The Merger Agreement—Termination of the Merger Agreement—Termination Fee” beginning on page 72.

Amendment or Waiver of Merger Agreement Provisions (Page 73)

Schwab and optionsXpress may jointly amend the merger agreement and each of Schwab and optionsXpress may waive its right to require the other party to comply with particular provisions of the merger agreement. However, Schwab and optionsXpress may not amend the merger agreement after optionsXpress stockholders adopt the merger agreement if the amendment would legally require further approval by optionsXpress stockholders without first obtaining such further approval.

Schwab may also change the structure of the merger, as long as any such change does not alter or change the amount or kind of merger consideration to be provided under the merger agreement, materially impede or delay completion of the merger, or adversely affect the anticipated tax consequences to optionsXpress or its stockholders in the merger.

Special Meeting of optionsXpress Stockholders (Page 26)

optionsXpress will hold its special meeting of common stockholders on August 30, 2011, at 10:00 a.m., local time, at optionsXpress’ corporate headquarters, located at 311 W. Monroe St., Chicago, Illinois 60606. At the special meeting you will be asked to vote for the adoption of the merger agreement and the merger contemplated by the merger agreement and to approve adjournment of the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement.

You can vote at the optionsXpress special meeting of common stockholders if you owned optionsXpress common stock at the close of business on July 18, 2011. As of that date, there were 57,534,789 shares of optionsXpress common stock outstanding and entitled to vote, approximately 14,955,834 of which, or 26.0%, were held by optionsXpress’ directors, executive officers and their affiliates. You can cast one vote for each share of optionsXpress common stock that you owned on that date.

Voting Agreement (Page 74)

G-Bar Limited Partnership (which we refer to as G-Bar) and JG 2002 Delta Trust (which we refer to as JG Trust), in their capacity as stockholders of optionsXpress, entered into a voting agreement (which we refer to as the voting agreement) dated March 18, 2011, with Schwab and optionsXpress with respect to the shares of optionsXpress common stock owned by them. Under the voting agreement, each of G-Bar and JG Trust has agreed, subject to the terms of that agreement, to vote all shares of optionsXpress common stock beneficially owned by it at the special meeting in favor of the adoption of the merger agreement. As of the record date, G-Bar and JG Trust, collectively, beneficially owned an aggregate of 13,165,726 shares of optionsXpress common stock, representing approximately 22.9% of the shares of optionsXpress common stock entitled to vote at the special meeting. A copy of the voting agreement is attached to this proxy statement/prospectus as Annex B.

Appraisal Rights (Page 58)

Under Delaware law, optionsXpress stockholders are not entitled to the right to an appraisal of the value of their shares in connection with the merger.

Differences Between Rights of Schwab and optionsXpress Stockholders (Page 78)

As a result of the merger, holders of optionsXpress common stock will become holders of Schwab common stock. Following the merger, optionsXpress stockholders will have different rights as stockholders of Schwab than as stockholders of optionsXpress due to the different provisions of the governing documents of Schwab and optionsXpress. For additional information regarding the different rights as stockholders of Schwab than as stockholders of optionsXpress, see “Comparison of Stockholder Rights” beginning on page 78.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder. To better understand these matters, and for a description of the legal terms governing the merger, you should carefully read this entire proxy statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference in this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:	Schwab and optionsXpress have agreed to the acquisition of optionsXpress by Schwab under the terms of an agreement and plan of merger that is described in this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. In order to complete the merger, optionsXpress stockholders must vote to adopt the merger agreement. optionsXpress will hold a special meeting of its stockholders to obtain this approval. This proxy statement/prospectus contains important information about the merger, the merger agreement, the special meeting of optionsXpress stockholders, and other related matters, and you should read it carefully. The enclosed voting materials for the special meeting allow you to vote your shares of optionsXpress common stock without attending the special meeting in person.

We are delivering this proxy statement/prospectus to you as both a proxy statement of optionsXpress and a prospectus of Schwab. It is a proxy statement because the optionsXpress board of directors is soliciting proxies from its stockholders to vote on the approval of the merger agreement at a special meeting of stockholders, and your proxy will be used at the special meeting or at any adjournment or postponement of the special meeting. It is a prospectus because Schwab will issue Schwab common stock to the optionsXpress common stockholders and this prospectus contains information about that common stock.

Q:	What am I being asked to vote on?

A:	optionsXpress’ stockholders are being asked to vote on the following proposals:

•	to approve and adopt the merger agreement and the merger contemplated by the merger agreement, as it may be amended from time to time; and

•

to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes properly cast at the time of the meeting to approve and adopt the merger agreement.

Q:	What will happen in the merger?

A:	In the proposed merger, Neon Acquisition Corp., a newly formed, wholly-owned subsidiary of Schwab, will be merged with and into optionsXpress, with optionsXpress surviving the merger. After the merger, optionsXpress will be a wholly-owned subsidiary of Schwab and no longer be a publicly held corporation.

Q:	What will I receive in the merger?

A:	optionsXpress stockholders will be entitled to receive merger consideration of 1.02 shares of Schwab common stock for each outstanding share of optionsXpress common stock (other than excluded shares) held at the time of the merger.

The value of the consideration is dependent upon the value of Schwab common stock and therefore will fluctuate with the market price of Schwab common stock. Accordingly, any change in the price of Schwab common stock prior to the merger will affect the market value of the consideration that optionsXpress stockholders will receive as a result of the merger.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of shares of optionsXpress common stock?

A:	The merger is intended to qualify for U.S. federal income tax purposes as a

“reorganization” within the meaning of Section 368(a) of the Code. Therefore, for U.S. federal income tax purposes, as a result of the merger, a U.S. holder of shares of optionsXpress common stock generally will not recognize any gain or loss with respect to the Schwab common stock received in the merger but will recognize gain or loss with respect to any cash received in lieu of fractional shares of Schwab common stock. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 53.

Q:	Will I be able to trade the shares of Schwab common stock that I receive in the merger?

A:	You may freely trade the shares of Schwab common stock issued in the merger, unless you are an “affiliate” of Schwab as defined by Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. Affiliates consist of individuals or entities that control, are controlled by, or under the common control with Schwab and include the executive officers and directors and may include significant stockholders of Schwab.

Q:	What will happen to shares of Schwab common stock in the merger?

A:	Nothing. Each share of Schwab common stock outstanding will remain outstanding as a share of Schwab common stock.

Q:	What are the conditions to completion of the merger?

A:	The obligations of Schwab and optionsXpress to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory and antitrust approvals, tax opinions and adoption of the merger agreement by optionsXpress stockholders.

Q:	When do you expect the merger to be completed?

A:	We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including obtaining customary regulatory and antitrust approvals and the adoption of the merger agreement by optionsXpress stockholders at the special meeting. While we expect the merger to be completed in the third quarter of 2011, because fulfillment of some of the conditions to completion of the merger is not entirely within our control, we cannot assure you of the actual timing.

Q:	When is this proxy statement/prospectus being mailed?

A:	This proxy statement/prospectus and the proxy card are first being sent to optionsXpress stockholders on or about July 29, 2011.

Q:	What stockholder approvals are required to complete the merger?

A:	For optionsXpress, the affirmative vote of holders of a majority of the shares of optionsXpress common stock outstanding and entitled to vote at the special meeting is required to adopt the merger agreement. For Schwab, no approval of stockholders is needed and no vote will be taken.

Q:	When and where is the special meeting?

A:	The special meeting of stockholders of optionsXpress will be held at optionsXpress’ corporate headquarters, located at 311 W. Monroe St., Chicago, Illinois 60606 on August 30, 2011 at 10:00 a.m., local time.

Q:	What will happen at the special meeting?

A:	At the special meeting, optionsXpress stockholders will consider and vote upon the proposal to adopt the merger agreement. If, at the time of the special meeting, there are not sufficient votes to adopt the merger agreement, we may ask you to consider and vote upon a proposal to adjourn the special meeting, so that we can solicit additional proxies.

Q:	Who is entitled to vote at the special meeting?

A:	All holders of optionsXpress common stock who held shares at the close of business on the record date (July 18, 2011) are entitled to receive notice of and to vote at the special meeting provided that such shares remain outstanding on the date of the special meeting.

Q:	What constitutes a quorum for the special meeting?

A:	The presence in person or by proxy of a majority of the total number of outstanding shares of optionsXpress common stock entitled to vote constitutes a quorum for the special meeting.

Q:	Does the optionsXpress board of directors recommend voting in favor of the merger agreement?

A:	Yes. After careful consideration, the optionsXpress board of directors unanimously recommends that optionsXpress stockholders vote “FOR” adoption of the merger agreement.

Q:	Are there any risks that I should consider in deciding whether to vote for adoption of the merger agreement?

A:	Yes. You should read and carefully consider the risk factors set forth in the section in this proxy statement/prospectus entitled “Risk Factors” beginning on page 19.

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained in or incorporated by reference into this proxy statement/prospectus, including its annexes. It contains important information about the merger, the merger agreement, Schwab and optionsXpress. After you have read and considered this information, you should complete and sign your proxy card and return it in the enclosed postage-paid return envelope or submit a proxy through the Internet or by telephone as soon as possible so that your shares of optionsXpress common stock will be represented and voted at the special meeting.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:	No. Your broker, bank or other nominee will not vote your shares of optionsXpress common stock unless you provide instructions to your broker, bank or other nominee on how to vote. You should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by the broker, bank or nominee with this proxy statement/prospectus.

Q:	How will my shares be represented at the special meeting?

A:	At the special meeting, the officers named in your proxy card will vote your shares in the manner you requested if you properly signed and submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as the optionsXpress board of directors recommends, which is (1) “FOR” the adoption of the merger agreement and the merger contemplated by the merger agreement and (2) “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

Q:	What if I fail to submit my proxy card or to instruct my broker, bank or other nominee?

A:	If you fail to properly submit your proxy card or to instruct your broker, bank or other nominee to vote your shares of optionsXpress common stock and you do not attend the special meeting and vote your shares in person, your shares will not be voted. This will have the same effect as a vote against adoption of the merger agreement.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. Although the optionsXpress board of directors requests that you return the proxy card accompanying this proxy statement/prospectus, all optionsXpress stockholders are invited to attend the special meeting. Stockholders of record on July 18, 2011 can vote in person at the special meeting. If your shares are held in street name, you must obtain a proxy from the record holder to vote your shares in person at the special meeting.

Q:	Can I change my vote after I have submitted my signed proxy card?

A:	Yes. You can change your vote at any time after you have submitted your proxy card and before your proxy is voted at the special meeting.

•	You may deliver a written notice bearing a date later than the date of your proxy card to the Corporate Secretary of optionsXpress, stating that you revoke your proxy.

•	You may sign and deliver to the Corporate Secretary of optionsXpress a new proxy card relating to the same shares and bearing a later date.

•	You may properly cast a new vote through the Internet or by telephone at any time before the closure of the Internet and telephone voting facilities.

•	You may attend the special meeting and vote in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any notice of revocation or your completed new proxy card, as the case may be, to optionsXpress at the following address:

optionsXpress Holdings, Inc.

311 West Monroe Street, Suite 1000,

Chicago, Illinois 60606

Attn: Corporate Secretary

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your voting instructions.

Q:	What happens if I sell my shares after the record date but before the special meeting?

A:	The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your optionsXpress shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting), but you will not have the right to receive the merger consideration to be received by optionsXpress’ stockholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	What do I do if I receive more than one proxy statement/prospectus or set of voting instructions?

A:	If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you may receive more than one proxy statement/prospectus and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:	Are optionsXpress stockholders entitled to seek appraisal or dissenters’ rights if they do not vote in favor of the adoption of the merger agreement?

A:	No. Under Delaware law, holders of shares of optionsXpress common stock will not have appraisal rights in connection with the merger. See “The Merger—Appraisal Rights” on page 58.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is complete you will receive separate written instructions for surrendering your shares of optionsXpress common stock in exchange for shares of Schwab common stock. In the meantime, you should retain your stock certificates because they are still valid. Please do not send in your stock certificates with your proxy card.

Q:	Where can I find more information about the companies?

A:	You can find more information about Schwab and optionsXpress from the various sources described under “Where You Can Find More Information” beginning on page 85.

Q:	Will a proxy solicitor be used?

A:	Yes. optionsXpress has engaged Okapi Partners LLC to assist in the solicitation of proxies for the special meeting and optionsXpress estimates it will pay Okapi Partners LLC a fee of approximately $25,000, plus $5.00 per completed incoming or outgoing call in direct solicitation of its stockholders, plus $5.00 per telephone vote received, as well as out-of-pocket expenses. In addition, optionsXpress’ officers and employees may request the return of proxies by telephone or in person, but no additional compensation will be paid to them.
Q:	Whom should I call with questions?

A:	You may contact Schwab or optionsXpress at the telephone numbers listed under “Where You Can Find More Information” beginning on page 85. In each case, please ask to speak with the persons identified in that section. You may also contact Okapi Partners LLC toll free at (877) 796-5274.

SELECTED HISTORICAL FINANCIAL DATA OF SCHWAB

Schwab is providing the following information to aid you in your analysis of the financial aspects of the merger. Schwab derived (1) the financial information as of and for the fiscal years ended December 31, 2006 through December 31, 2010 from its historical audited financial statements for these fiscal years and (2) the financial information as of and for the three months ended March 31, 2011 and 2010 from its unaudited condensed consolidated financial statements which include, in the opinion of Schwab’s management, all normal and recurring adjustments that are considered necessary for the fair presentation of the results for such interim periods and dates. The information set forth below is only a summary, and you should read it in conjunction with Schwab’s consolidated financial statements and the related notes contained in Schwab’s periodic reports filed with the Securities and Exchange Commission, or the SEC, that have been incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 85.

	As of and for the Three Months Ended March 31,		As of and for the Fiscal Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
(in millions, except per share data, ratios or as noted)
Results of Operations
Net revenues	$1,207	$978	$4,248	$4,193	$5,150	$4,994	$4,309
Expenses excluding interest	$813	$965	$3,469	$2,917	$3,122	$3,141	$2,833
Income from continuing operations	$394	$13	$454	$787	$1,230	$1,120	$891
Net income(1)	$243	$6	$454	$787	$1,212	$2,407	$1,227
Income from continuing operations per share—basic	$.20	$—	$.38	$.68	$1.07	$.93	$.70
Income from continuing operations per share—diluted	$.20	$—	$.38	$.68	$1.06	$.92	$.69
Basic earnings per share(1)(2)	$.20	$—	$.38	$.68	$1.06	$1.98	$.96
Diluted earnings per share(1)(2)	$.20	$—	$.38	$.68	$1.05	$1.96	$.95
Dividends declared per common share	$.060	$.060	$.240	$.240	$.220	$.200	$.135
Special dividend declared per common share	$—	$—	$—	$—	$—	$1.00	$—
Weighted-average common shares outstanding—diluted	1,207	1,188	1,194	1,160	1,157	1,222	1,286
Asset management and administration fees as a percentage of net revenues	42%	43%	43%	45%	46%	47%	45%
Net interest revenue as a percentage of net revenues	36%	35%	36%	30%	33%	33%	33%
Trading revenue as a percentage of net revenues(3)	20%	22%	20%	24%	21%	17%	18%
Effective income tax rate on income from continuing operations	38.3%	53.8%	41.7%	38.3%	39.3%	39.6%	39.6%
Capital expenditures—purchases of equipment, office facilities, and property, net(4)	$37	$24	$127	$139	$194	$168	$59
Capital expenditures, net, as a percentage of net revenues	3%	2%	3%	3%	4%	3%	1%

	As of and for the Three Months Ended March 31,		As of and for the Fiscal Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
(in millions, except per share data, ratios or as noted)
Performance Measures
Net revenue growth (decline)	23%	(12%)	1%	(19%)	3%	16%	19%
Pre-tax profit margin from continuing operations	32.6%	1.3%	18.3%	30.4%	39.4%	37.1%	34.3%
Return on stockholders’ equity (annualized)	15%	—	8%	17%	31%	55%	26%
Financial Condition (at period end)
Total assets	$94,883	$78,337	$92,568	$75,431	$51,675	$42,286	$48,992
Long-term debt	$2,005	$1,309	$2,006	$1,512	$883	$899	$388
Stockholders’ equity	$6,487	$5,671	$6,226	$5,073	$4,061	$3,732	$5,008
Assets to stockholders’ equity ratio	15	14	15	15	13	11	10
Long-term debt to total financial capital (long-term debt plus stockholders’ equity)	24%	19%	24%	23%	18%	19%	7%
Employee Information
Full-time equivalent employees (at period end, in thousands)	13.1	12.6	12.8	12.4	13.4	13.3	12.4
Annualized net revenues per average full-time equivalent employee (in thousands)	$371	$310	$337	$338	$383	$387	$362

Note: All information is presented on a continuing operations basis unless otherwise noted.

(1)	Net income in 2007 includes a gain of $1.2 billion, after tax, on the sale of U.S. Trust Corporation.
(2)	Both basic and diluted earnings per share in 2008, 2007 and 2006 include discontinued operations.
(3)	Trading revenue includes commission and principal transaction revenues.
(4)	Capital expenditures in 2006 are presented net of proceeds of $63 million primarily from the sale of a data center.

SELECTED HISTORICAL FINANCIAL DATA OF OPTIONSXPRESS

optionsXpress derived (1) the financial information as of and for each of the fiscal years in the five-year period ended December 31, 2010 from its historical audited financial statements for such fiscal years and (2) the financial information as of and for the three months ended March 31, 2011 and 2010 from its unaudited condensed consolidated financial statements which include, in the opinion of optionsXpress’ management, all normal and recurring adjustments that are considered necessary for the fair presentation of the results for such interim periods and dates. The information set forth below is only a summary, and you should read it in conjunction with optionXpress’ consolidated financial statements and the related notes contained in optionXpress’ periodic reports filed with the SEC that have been incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 85.

	As of and for the Three Months Ended March 31,			As of and for the Fiscal Year Ended December 31,
	2011		2010	2010	2009	2008	2007	2006
(in thousands, except per share data, statistical data or as noted)
Results of Operations
Revenues
Commissions	$45,396		$39,598	$159,448	$159,536	$167,562	$153,913	$123.305
Other brokerage related revenue	5,851		4,498	17,936	26,765	30,832	35,389	33,816
Interest revenue and fees	4,283		4,767	18,409	17,787	46,956	62,493	30,781
Interest expense	(70)		(51)	(200)	(245)	(1,794)	(7,015)	(1,440)

Net interest revenue and fees	4,213		4,716	18,209	17,542	45,162	55,478	29,341
Education revenue	5,383		7,530	27,302	24,398	—	—	—
Other income	5,054		689	8,549	5,177	3,002	2,250	470

Net revenues	$65,897		$57,031	$231,444	$233,418	$246,558	$247,030	$186,932
Expenses
Compensation and benefits	$12,321		$11,648	$46,299	$42,452	$28,571	$26,499	$21,510
Brokerage, cleaning, and other related expenses	9,744		9,018	37,203	31,931	27,675	19,910	21,583
Brokerage advertising	5,383		4,369	17,863	17,608	20,716	14,816	7,454
Education marketing and fulfillment	3,043		5,295	17,208	15,763	—	—	—
Depreciation and amortization	2,166		2,291	8,890	8,879	7,423	5,710	3,394
Other general and administrative	9,982		5,559	23,858	22,509	20,592	20,335	16,073

Total expenses	43,652	(1)	38,180	151,321	139,142	104,977	87,270	70,014
Income before income taxes of consolidated companies	22,245		18,851	80,123	94,276	141,581	159,760	116,918
Income taxes	7,993		6,946	28,154	33,439	51,008	61,830	45,158

Net income of consolidated companies	14,252		11,905	51,969	60,837	90,573	97,930	71,760
Net income attributable to non-controlling interests	24		17	65	70	258	211	31
Net income	$14,228		$11,888	$51,904	$60,767	$90,315	$97,719	$71,729

Net income per share—basic	$0.25		$0.21	$0.90	$1.05	$1.49	$1.55	$1.15
Net income per share—diluted	$0.25		$0.21	$0.90	$1.05	$1.49	$1.55	$1.15
Weighted average shares—basic	57,465		57,465	57,443	57,925	60,566	62,923	62,319
Weighted average shares—diluted	57,793		57,655	57,785	58,081	60,720	63,131	62,612

	As of and for the Three Months Ended March 31,		As of and for the Fiscal Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
(in thousands, except per share data, statistical data or as noted)
Statistical Data
Number of customer accounts (at period end)(2)	389,300	357,700	379,400	351,200	318,600	262,400	204,600
Daily average revenue trades (“DARTs”)(3)
Retail DARTs	36,500	30,300	29,900	31,500	36,500	35,500	27,200
Institutional DARTs(4)	14,000	14,300	14,000	12,600	7,100	—	—

Total DARTs	50,500	44,600	43,900	44,100	43,600	35,500	27,200
Customer trades per account (in thousands)(5)	33	31	30	33	38	38	37
Average commission per trade	$14.50	$14.55	$14.42	$14.41	$15.27	$17.38	$18.13
Option trades as a % of total trades	45%	42%	42%	42%	53%	67%	74%
Brokerage advertising expense per net new customer account(6)	$544	$672	$633	$540	$388	$304	$138
Balance Sheet (at period end)
Cash and investments in securities	$106,441	$163,706	$112,317	$249,839	$204,387	$228,667	$194,665
Total assets	1,635,686	1,482,175	1,472,918	1,546,321	972,333	1,155,511	687,524
Total liabilities	1,516,177	1,161,045	1,367,833	1,235,446	704,038	877,561	506,665
Total stockholders’ equity	119,509	321,130	105,085	310,874	268,295	277,950	180,859
Dividends
Dividends declared per share (during the period)	—	—	$4.50	$0.08	$0.32	$0.25	$0.20

(1)	Includes loan interest and fees of $1.013 million.
(2)	Customer accounts are open, numbered accounts.
(3)	DARTs are total revenue-generating trades for a period divided by the number of trading days in that period.
(4)	Includes all Open E Cry, LLC and other institutional revenue-generating trades beginning in July 2008.
(5)	Customer trades per account are total trades divided by the average number of total customer accounts during the period.
(6)	Calculated based on total net new customer accounts opened during the period. Excludes accounts acquired in the XpressTrade, LLC and Open E Cry, LLC acquisitions.

UNAUDITED COMPARATIVE PER SHARE DATA

The table below presents per share data for (1) Schwab and optionsXpress on a historical basis, (2) Schwab on a preliminary pro forma combined basis giving effect to the merger and (3) optionsXpress on a preliminary pro forma equivalent basis based on the exchange ratio of 1.02 shares of Schwab common stock per share of optionsXpress common stock. The preliminary pro forma and pro forma equivalent information was prepared as if the merger had become effective on March 31, 2011, in the case of the book value data presented, and on January 1, 2010, in the case of the earnings and dividends declared data presented. The data presented in the table assume that the merger is accounted for using the acquisition method of accounting. The preliminary pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the financial results of Schwab had the merger actually been completed as of or at the beginning of each period presented nor does it indicate future results for any other interim or full-year period.

The information in the following table is derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Schwab and optionsXpress, which are incorporated into this document by reference. See “Selected Historical Financial Data of Schwab” beginning on page 12 and “Selected Historical Financial Data of optionsXpress” beginning on page 14.

	At or for the Year Ended December 31, 2010	At or for the Three Months Ended March 31, 2011
Schwab
Basic earnings per common share
Historical	$0.38	$0.20
Pro forma(1)	$0.39	$0.20
Diluted earnings per common share
Historical	$0.38	$0.20
Pro forma(1)	$0.38	$0.20
Dividends declared per common share
Historical	$0.240	$0.060
Pro forma	$0.240	$0.060
Book value per common share outstanding at period end
Historical	$5.18	$5.38
Pro forma	N/A	$5.22

optionsXpress
Basic earnings per common share
Historical	$0.90	$0.25
Pro forma equivalent(2)	$0.40	$0.20
Diluted earnings per common share
Historical	$0.90	$0.25
Pro forma equivalent(2)	$0.39	$0.20
Dividends declared per common share
Historical	$4.50	$—
Pro forma equivalent(2)	$0.24	$0.06
Book value per common share outstanding at period end
Historical	$1.83	$2.08
Pro forma equivalent(2)	N/A	$5.32

(1)	The preliminary pro forma earnings per share information was prepared based on the combined historical consolidated earnings of Schwab and optionsXpress, adjusted to give effect to pro forma events that are (a) directly attributable to the merger, (b) factually supportable and (c) expected to have a continuing impact on combined results.
(2)	The preliminary pro forma equivalent per share information was obtained by multiplying the pro forma per share amounts shown for Schwab by the exchange ratio of 1.02.

COMPARATIVE MARKET PRICE DATA AND DIVIDEND INFORMATION

Schwab common stock is listed and traded on the New York Stock Exchange under the symbol “SCHW.” optionsXpress common stock is listed and traded on the NASDAQ Global Select Market under the symbol “OXPS.” The following table sets forth, for the calendar quarters indicated, (1) the high and low sales prices per share of Schwab common stock as reported on the NASDAQ Stock Market until March 5, 2010, at which time it began trading on the New York Stock Exchange, and thereafter on the New York Stock Exchange, and (2) the high and low sales prices of optionsXpress common stock as reported on the NASDAQ Global Select Market. In addition, the table also sets forth the quarterly cash dividends per share declared by Schwab and optionsXpress with respect to their common stock.

	Schwab			optionsXpress
	High	Low	Dividends Declared	High	Low	Dividends Declared
For the calendar quarterly period ended:
2008
March 31, 2008	$24.78	$18.04	$0.05	$33.39	$19.56	$0.08
June 30, 2008	$22.78	$18.31	$0.05	$24.67	$19.77	$0.08
September 30, 2008	$26.00	$18.78	$0.06	$26.52	$19.42	$0.08
December 31, 2008	$24.37	$14.59	$0.06	$19.01	$11.29	$0.08
2009
March 31, 2009	$16.63	$11.34	$0.06	$13.86	$8.66	$0.08
June 30, 2009	$18.92	$15.31	$0.06	$19.31	$11.56	—
September 30, 2009	$19.45	$16.47	$0.06	$18.55	$14.09	—
December 31, 2009	$19.49	$16.94	$0.06	$18.48	$13.99	—
2010
March 31, 2010	$19.78	$17.50	$0.06	$17.47	$14.32	—
June 30, 2010	$19.88	$14.18	$0.06	$18.09	$15.25	—
September 30, 2010	$15.43	$12.76	$0.06	$17.18	$14.23	—
December 31, 2010	$17.42	$13.98	$0.06	$21.00	$15.14	$4.50
2011
March 31, 2011	$19.45	$17.16	$0.06	$18.49	$14.11	—
June 30, 2011	$18.72	$15.78	$0.06	$18.87	$16.01	—
September 30, 2011 (through July 21, 2011)	$16.72	$14.97	N/A	$16.97	$15.13	—

The following table presents:

•	the last reported sale price of a share of optionsXpress common stock, as reported on the NASDAQ Global Select Market; and

•	the last reported sale price of a share of Schwab common stock, as reported on the New York Stock Exchange,

in each case, on March 18, 2011, the last trading day prior to the public announcement of the proposed merger, and on July 21, 2011, the last practicable trading day prior to the date of this proxy statement/prospectus. The following table also presents the equivalent per share value of the Schwab common stock that optionsXpress stockholders would receive for each share of their optionsXpress common stock if the merger was completed on those dates:

	optionsXpress Common Stock	Schwab Common Stock	Equivalent Value Per Share of optionsXpress Common Stock(1)
March 18, 2011	$15.33	$17.56	$17.91
July 21, 2011	$15.80	$15.64	$15.95

(1)	Calculated by multiplying the closing price of Schwab common stock as of the specified date by the exchange ratio of 1.02.

The market value of the Schwab common stock to be issued in exchange for shares of optionsXpress common stock upon the completion of the merger will not be known at the time of the optionsXpress special meeting. The above tables show only historical comparisons. Because the market prices of Schwab common stock and optionsXpress common stock will likely fluctuate prior to the merger, these comparisons may not provide meaningful information to optionsXpress stockholders in determining whether to adopt the merger agreement. Stockholders are encouraged to obtain current market quotations for Schwab common stock and optionsXpress common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 85.

The holders of Schwab common stock receive dividends as and when declared by Schwab’s board of directors out of statutory surplus or from net profits. Following the completion of the merger, subject to approval and declaration by Schwab’s board of directors, Schwab expects to continue paying quarterly cash dividends on a basis consistent with past practice. The current annualized rate of dividends on a share of Schwab common stock is $0.240 per share.

optionsXpress has not paid dividends since the first quarter of 2009, other than a special cash dividend of $4.50 per common share paid on December 27, 2010. Under the terms of the merger agreement, optionsXpress is prohibited from declaring or paying any dividends prior to completion of the merger.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Information Regarding Forward-Looking Statements” on page 23, you should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement.

Because the exchange ratio is fixed and the market price of Schwab common stock will fluctuate, optionsXpress stockholders will not know until the effective time of the merger the value of the consideration they will receive in the merger.

Upon completion of the merger, each share of optionsXpress common stock, other than excluded shares, will be converted into the right to receive 1.02 shares of Schwab common stock. Because the exchange ratio is fixed and will not be adjusted in the event of any increase or decrease in the price of either Schwab common stock or optionsXpress common stock, the value of the Schwab common stock to be issued in the merger will depend upon the market price of Schwab common stock. This market price may vary from the closing price of Schwab common stock on the date the merger was announced, on the date that this proxy statement/prospectus was mailed to optionsXpress stockholders and on the date of the optionsXpress special meeting. Accordingly, at the time of the optionsXpress special meeting, optionsXpress stockholders will not necessarily know or be able to calculate the value of the consideration they would be entitled to receive upon completion of the merger. You should obtain current market quotations for shares of Schwab common stock and for shares of optionsXpress common stock.

The market price of Schwab common stock after the merger may be affected by factors different from those affecting the shares of Schwab or optionsXpress currently.

The businesses of Schwab and optionsXpress differ and, accordingly, the results of operations of Schwab and the market price of Schwab common stock following the merger may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of Schwab and optionsXpress. For a discussion of the businesses of Schwab and optionsXpress and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 85.

The failure to successfully integrate optionsXpress’ business and operations and/or fully realize synergies from the merger in the expected time frame may adversely affect Schwab’s future results.

The success of the merger will depend, in part, on Schwab’s ability to successfully integrate optionsXpress’ business and operations and fully realize the anticipated benefits and synergies from combining the businesses of Schwab and optionsXpress. However, to realize these anticipated benefits and synergies, the businesses of Schwab and optionsXpress must be successfully combined. If Schwab is not able to achieve these objectives following the merger, the anticipated benefits and synergies of the merger may not be realized fully or at all or may take longer to realize than expected.

Schwab and optionsXpress have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any or all of which could adversely affect Schwab’s ability to maintain relationships with clients, customers and employees after the merger or to achieve the anticipated benefits and synergies of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Schwab and optionsXpress.

The merger agreement limits optionsXpress’ ability to pursue alternatives to the merger.

The merger agreement contains provisions that make it more difficult for optionsXpress to sell its business to a party other than Schwab. These provisions include a general prohibition on optionsXpress’ solicitation of any acquisition proposal or offer for a competing transaction, the requirement that optionsXpress pay a termination fee of $41,900,000 if the merger agreement is terminated in specified circumstances and the requirement that optionsXpress submit the adoption of the merger agreement to a vote of optionsXpress’ stockholders unless the merger agreement is terminated in accordance with its terms. See “Proposal No. 1: The Merger Agreement—No Solicitation of Alternative Transactions” and “Proposal No. 1: The Merger Agreement—Termination of the Merger Agreement—Termination Fee” beginning on pages 67 and 72, respectively.

These provisions might discourage a third party that might have an interest in acquiring all or a significant part of optionsXpress from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per share value than the current proposed merger consideration. Furthermore, a potential competing acquiror may propose to pay a lower per share price to optionsXpress stockholders than it might otherwise have proposed to pay because of optionsXpress’ obligation, in connection with termination of the merger agreement under certain circumstances, to pay Schwab a $41,900,000 termination fee.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: adoption of the merger agreement by optionsXpress stockholders, regulatory and antitrust approvals, absence of orders prohibiting the completion of the merger, effectiveness of the registration statement of which this proxy statement/prospectus is a part, the receipt of authorization for listing of the shares of Schwab common stock on the New York Stock Exchange, continued accuracy of the representations and warranties by both parties and the performance by both parties of their covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels.

In addition, both Schwab and optionsXpress have rights to terminate the merger agreement under certain circumstances specified in the merger agreement. See “Proposal No. 1: The Merger Agreement—Termination of the Merger Agreement” beginning on page 70 for a discussion of the circumstances under which the merger agreement could be terminated.

Lawsuits challenging the merger have been filed against optionsXpress, the optionsXpress board of directors, Schwab and Neon Acquisition Corp., and an adverse judgment in such lawsuits or any future similar lawsuits may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

optionsXpress, the optionsXpress board of directors, Schwab and Neon Acquisition Corp. are named as defendants in consolidated class action lawsuits filed in the Circuit Court of Cook County, Illinois and the Court of Chancery in the State of Delaware, challenging the proposed merger and seeking, among other things, to enjoin the defendants from completing the merger on the agreed-upon terms and rescission of the merger to the extent it has been completed. On April 28, 2011, the Delaware consolidated action was stayed in favor of the Illinois consolidated action. On June 16, 2011, the Illinois Court of Chancery dismissed with prejudice all claims against Schwab and Neon Acquisition Corp. On June 22, 2011, the parties in the Illinois action entered into a Memorandum of Understanding to resolve all claims related to the merger. The final settlement is subject to final documentation and court approval and is conditioned on consummation of the merger. See “The Merger—Litigation Relating to the Merger” beginning on page 58.

One of the conditions to the closing of the merger is that no order, injunction or decree or other legal restraint or prohibition that prevents the completion of the merger be in effect. If any plaintiff were successful in obtaining an injunction prohibiting the optionsXpress or Schwab defendants from completing the merger on the agreed-upon terms, then such injunction may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

optionsXpress stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of Schwab following the merger.

optionsXpress’ stockholders currently have the right to vote in the election of the board of directors of optionsXpress and on other matters affecting optionsXpress. Upon the completion of the merger, each optionsXpress stockholder will become a stockholder of Schwab with a percentage ownership that is much smaller than any such stockholder’s percentage ownership of optionsXpress. It is expected that the former stockholders of optionsXpress as a group will receive shares in the merger constituting approximately 4.6% of the outstanding shares of Schwab common stock immediately after the merger. Because of this, optionsXpress’ stockholders will have significantly less influence on the management and policies of Schwab than they now have on the management and policies of optionsXpress.

optionsXpress’ directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of optionsXpress stockholders.

In considering the information contained in this proxy statement/prospectus, you should be aware that optionsXpress’ executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of optionsXpress stockholders generally. These interests include the rights to continued indemnification and insurance coverage by Schwab after the merger for acts or omissions occurring before the merger. In addition, Schwab has entered into retention agreements with certain executive officers of optionsXpress, which provide for continued employment as well as other rights and benefits. Schwab may negotiate and enter into additional agreements with other executive officers of optionsXpress prior to the effective time of the merger. See “The Merger—Interests of optionsXpress’ Directors and Executive Officers in the Merger” beginning on page 47 for a discussion of these financial interests.

The fairness opinion obtained by optionsXpress from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion.

Evercore Group L.L.C., optionsXpress’ financial advisor in connection with the proposed merger, has delivered to the board of directors of optionsXpress its opinion dated as of March 18, 2011. The opinion of Evercore stated that as of such date, and based on and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of the shares of optionsXpress common stock entitled to receive shares of Schwab common stock in the merger. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Schwab or optionsXpress, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of Schwab and optionsXpress.

The merger is subject to the receipt of consents and approvals from governmental and regulatory entities that may delay the date of completion of the merger or impose conditions that could have an adverse effect on Schwab.

Before the merger may be completed, various approvals or consents must be obtained from the Department of Justice, Federal Trade Commission, Financial Industry Regulatory Authority, Chicago Board Options Exchange, NASDAQ Stock Market LLC, Investment Industry Regulatory Organization of Canada and applicable Canadian provincial securities commissions, Netherlands Authority for the Financial Markets, Dutch Central Bank, Monetary Authority of Singapore and other governmental and regulatory authorities. Satisfying the requirements of these governmental and regulatory entities may delay the date of completion of the merger. In addition, these governmental and regulatory entities may include conditions on the completion of the merger or require changes to the terms of the merger.

While Schwab and optionsXpress do not currently expect that any such conditions or changes would result in a material adverse effect on Schwab, there can be no assurance that they will not, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Schwab following the merger, any of which might have a material adverse effect on Schwab following the merger. Schwab is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any conditions or restrictions that would reasonably be expected to have a material adverse effect on Schwab, but Schwab could choose to waive this condition.

Failure to complete the merger could negatively impact the stock price and future business and financial results of optionsXpress.

If the merger is not completed, the ongoing business of optionsXpress may be adversely affected and optionsXpress will be subject to several risks, including the following:

•	optionsXpress may be required, under certain circumstances, to pay Schwab a termination fee of $41,900,000 under the merger agreement;

•	optionsXpress will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•

under the merger agreement, optionsXpress is subject to certain restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to execute certain of its business strategies; and

•

matters relating to the merger may require substantial commitments of time and resources by optionsXpress management, which could otherwise have been devoted to other opportunities that may have been beneficial to optionsXpress as an independent company.

In addition, if the merger is not completed, optionsXpress may experience negative reactions from the financial markets and from its customers and employees. optionsXpress also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against it to perform its obligations under the merger agreement. If the merger is not completed, optionsXpress cannot assure its stockholders that the risks described above will not materialize and will not materially affect its business, financial results and stock price.

The shares of Schwab common stock to be received by optionsXpress stockholders as a result of the merger will have different rights from shares of optionsXpress common stock.

Following completion of the merger, optionsXpress stockholders will no longer be stockholders of optionsXpress. optionsXpress stockholders will instead be stockholders of Schwab. There will be important differences between your current rights as an optionsXpress stockholder and the rights to which you will be entitled as a Schwab stockholder. See “Comparison of Stockholder Rights” beginning on page 78 for a discussion of the different rights associated with Schwab common stock and optionsXpress common stock.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including the documents incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements include statements that refer to expectations, projections, or other characterizations of future events or circumstances and are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “will,” “may,” “aim,” “target,” “could,” “should,” “continue,” “build,” “improve,” “growth,” “increase” and other similar expressions. These forward-looking statements include, but are not limited to, statements about the benefits of the merger between Schwab and optionsXpress, including future financial and operating results and performance; statements about Schwab’s and optionsXpress’ plans, objectives, expectations and intentions with respect to future operations, products and services; financial projections; and Schwab’s payment of dividends.

These forward-looking statements, which reflect Schwab’s and optionsXpress’ management’s beliefs, objectives and expectations as of the date of this proxy statement/prospectus, or in the case of any documents incorporated by reference, as of the date of those documents, are necessarily estimates. Achievement of the expressed beliefs, objectives and expectations is subject to risks and uncertainties that could cause actual results to differ materially.

Factors that may cause actual results to differ include, but are not limited to:

•	the failure of the parties to satisfy the closing conditions in the merger agreement in a timely manner or at all, including regulatory and government approvals;

•	the failure of the stockholders of optionsXpress to adopt the merger agreement;

•	disruptions to the parties’ businesses as a result of the announcement and pendency of the merger;

•	the parties’ ability to successfully implement their integration strategies;

•	the risk that the future business operations of optionsXpress will not be successful;

•	the risk that expected revenue, expense and other synergies from the merger may not be fully realized or may take longer than expected to realize;

•	changes in general economic and financial market conditions;

•	the level of interest rates, equity valuations and trading activity;

•	the parties’ ability to attract and retain clients and grow client assets/relationships;

•	competitive pressures on rates and fees;

•	the level of client assets, including cash balances;

•	the impact of changes in market conditions on money market fund fee waivers, revenues, expenses and pre-tax margins;

•	capital needs;

•	the parties’ ability to develop and launch new products, services and capabilities in a timely and successful manner;

•	the effect of adverse developments in litigation or regulatory matters; and

•	any adverse impact of financial reform legislation and related regulations.

Additional factors that could cause Schwab’s and optionsXpress’ results to differ materially from those described in the forward-looking statements can be found in Schwab’s and optionsXpress’ filings with the Securities and Exchange Commission, including Schwab’s and optionsXpress’ Annual Reports on Form 10-K for the fiscal year ended December 31, 2010.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Schwab or optionsXpress or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Schwab and optionsXpress undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

INFORMATION ABOUT THE COMPANIES

The Charles Schwab Corporation

Schwab, a savings and loan holding company headquartered in San Francisco, California, was incorporated in 1986 and engages, through its subsidiaries, in securities brokerage, banking, asset management, and related financial services. At June 30, 2011, Schwab had $1.66 trillion in client assets, 8.1 million active brokerage accounts, 1.44 million corporate retirement plan participants, and 745,000 banking accounts.

Significant business subsidiaries of Schwab include:

•

Charles Schwab & Co., Inc., which was incorporated in 1971, is a securities broker-dealer with over 300 domestic branch offices in 45 states, as well as a branch in each of the Commonwealth of Puerto Rico and London, U.K., and serves clients in Hong Kong through one of Schwab’s subsidiaries;

•	Charles Schwab Bank, which commenced operations in 2003, is a federal savings bank located in Reno, Nevada; and

•	Charles Schwab Investment Management, Inc., which is the investment advisor for Schwab’s proprietary mutual funds.

Schwab provides financial services to individuals and institutional clients through two segments—Investor Services and Institutional Services. The Investor Services segment includes Schwab’s retail brokerage and banking operations. The Institutional Services segment provides custodial, trading, and support services to independent investment advisors, as well as retirement plan, equity compensation plan, and other financial services to corporations and their employees. As of June 30, 2011, Schwab had full-time, part-time and temporary employees, and persons employed on a contract basis that represented the equivalent of about 13,200 full-time employees.

The address of Schwab’s principal executive offices is 211 Main Street, San Francisco, California 94105, and its telephone number is (415) 667-7000. For additional information about Schwab, see “Where You Can Find More Information” beginning on page 85.

Neon Acquisition Corp.

Neon Acquisition Corp. is a Delaware corporation and a direct wholly-owned subsidiary of Schwab. Neon Acquisition Corp. was organized on January 13, 2011, solely for the purpose of effecting the merger with optionsXpress. It has not carried on any activities other than in connection with the merger. The address of Neon Acquisition Corp.’s principal executive offices is 211 Main Street, San Francisco, California 94105, and its telephone number is (415) 667-7000.

optionsXpress Holdings, Inc.

optionsXpress, a Delaware company and pioneer in equity options and futures trading, offers an innovative suite of online brokerage services for investor education, strategy evaluation and trade execution. optionsXpress subsidiaries include optionsXpress, Inc., a retail online brokerage specializing in options and futures, brokersXpress, LLC, an online trading and reporting platform for independent investment professionals, Open E Cry, LLC, an innovative futures broker offering direct access futures trading for high volume commodities and futures traders through its proprietary software platform, and Optionetics, Inc., a leading provider of investment education services, including live seminars, proprietary software analytics, online and offline educational products and individual coaching.

The address of optionsXpress’ principal executive offices is 311 W. Monroe St., Suite 1000, Chicago, Illinois 60606, and its telephone number is (312) 630-3300. For additional information about optionsXpress, see “Where You Can Find More Information” beginning on page 85.

THE SPECIAL MEETING OF OPTIONSXPRESS STOCKHOLDERS

Date, Time, Place and Purpose of the Special Meeting

This proxy statement/prospectus is being furnished to holders of optionsXpress common stock as part of the solicitation of proxies by the board of directors of optionsXpress for use at the special meeting of optionsXpress stockholders to be held on August 30, 2011, beginning at 10:00 a.m., local time, at optionsXpress’ corporate headquarters, located at 311 W. Monroe St., Chicago, Illinois 60606, or at any postponement or adjournment thereof.

The special meeting of optionsXpress stockholders is being held for the following purposes:

1. Approval and Adoption of the Merger Agreement. To consider and vote on a proposal to approve and adopt the merger agreement and the merger contemplated by the merger agreement, as it may be amended from time to time.

2. Adjournment of the Special Meeting. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes properly cast at the time of the meeting to approve and adopt the merger agreement.

Record Date and Quorum

The holders of record of optionsXpress common stock as of the close of business on July 18, 2011, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 57,534,789 shares of optionsXpress common stock outstanding. Each share of optionsXpress common stock is entitled to one vote on each matter to be voted on at the special meeting. This proxy statement/prospectus and the enclosed form of proxy are first being mailed to optionsXpress stockholders on or about July 29, 2011.

The holders of a majority of the outstanding shares of optionsXpress common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining whether a quorum is present at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned or postponed special meeting, then a new quorum must be established.

Required Vote

Under Delaware law, the merger cannot be completed unless the holders of a majority of the outstanding shares of optionsXpress common stock entitled to vote at the close of business on the record date for the special meeting vote for the approval and adoption of the merger agreement. Each outstanding share of optionsXpress common stock is entitled to one vote.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of holders representing a majority of the shares present in person or by proxy at the special meeting.

Two of optionsXpress stockholders, G-Bar Limited Partnership and JG 2002 Delta Trust, which collectively held approximately 22.9% of the outstanding voting stock of optionsXpress as of March 18, 2011 and as of the record date, have each entered into a voting agreement obligating them to vote all of their shares of optionsXpress common stock “FOR” the approval and adoption of the merger agreement and “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies; Revocation

Giving a proxy means that an optionsXpress stockholder authorizes the persons named in the enclosed proxy card to vote its shares at the special meeting in the manner it directs. An optionsXpress stockholder may vote by proxy or in person at the special meeting. If you hold your shares of optionsXpress common stock in your name as a stockholder of record, to submit a proxy, you as an optionsXpress stockholder may use one of the following methods:

•	Submit a proxy by mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States;

•	Submit a proxy by Internet, by accessing the website specified on the proxy card and following the instructions on the proxy card; or

•	Submit a proxy by telephone, by dialing the toll-free number specified on the proxy card and following the instructions on the proxy card.

If you are a stockholder of record and submit a proxy by any method set forth above, your shares will be voted at the special meeting as you indicate. If no instructions are indicated on your proxy card, your shares of optionsXpress common stock will be voted “FOR” the approval and adoption of the merger agreement and “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

The persons named as proxies may propose and vote for one or more adjournments of the special meeting to solicit additional proxies.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and they can give you directions on how to vote your shares. Under the applicable rules, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the approval and adoption of the merger agreement. Therefore, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote the shares with respect to the approval and adoption of the merger agreement (i.e., “broker non-votes”). Shares of optionsXpress common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote “Against” the approval and adoption of the merger agreement. Abstentions also will have the same effect as a vote “Against” any adjournment of the special meeting, but broker non-votes will have no effect with respect to the adjournment proposal.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must (i) advise the Corporate Secretary of optionsXpress of the revocation in writing, (ii) submit by mail a new proxy card dated after the date of the proxy you wish to revoke, (iii) cast a new vote through the Internet or by telephone at any time before the closure of the Internet and telephone voting facilities, or (iv) attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to optionsXpress as follows: Corporate Secretary, 311 West Monroe Street, Suite 1000, Chicago, Illinois 60606.

Please note that if you hold your shares in “street name” and you have instructed your broker to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker to change your vote.

Adjournments and Postponements

Although it is not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than 30 days or, if there are multiple adjournments, 120 total days from the date fixed for the original meeting), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, the holders of a majority of the shares of optionsXpress common stock present in person or represented by proxy at the special meeting and entitled to vote at the meeting may adjourn the special meeting. If no instructions are indicated on your proxy card, your shares of optionsXpress common stock will be voted “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow optionsXpress stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

optionsXpress will pay the expenses of soliciting proxies to be voted at the special meeting, except that optionsXpress and Schwab have each agreed to share equally the costs of preparing, printing, filing and mailing this document, other than attorneys’ and accountants’ fees which will be paid by the party incurring the expense. In addition to soliciting proxies by mail, directors, officers and employees of optionsXpress may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. optionsXpress has engaged the firm of Okapi Partners LLC to assist optionsXpress in the distribution and solicitation of proxies from optionsXpress stockholders and optionsXpress will pay Okapi Partners LLC an estimated fee of $25,000, plus $5.00 per completed incoming or outgoing call in direct solicitation of its stockholders, plus $5.00 per telephone vote received, as well as out-of-pocket expenses for its services.

optionsXpress will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Delivery of Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to optionsXpress stockholders, optionsXpress is relying upon Securities and Exchange Commission rules that permit it to deliver only one proxy statement/prospectus to multiple stockholders who share an address unless optionsXpress received contrary instructions from any stockholder at that address. If you share an address with another stockholder and have received only one proxy statement/prospectus, you may write or call optionsXpress at the following address to request a separate copy of this document and optionsXpress will promptly send it to you at no cost to you: Investor Relations, optionsXpress Holdings, Inc., 311 W. Monroe St., Suite 1000, Chicago, Illinois 60606, or by telephoning optionsXpress at 1-877-280-9010. If your shares are held in the name of a bank, broker, or other nominee and you wish to receive separate copies of the proxy materials, please contact the bank, broker or other nominee.

THE MERGER

The following discussion contains material information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement and financial advisor opinion attached as annexes to this proxy statement/prospectus. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement and financial advisor opinion attached as annexes to this proxy statement/prospectus, for a more complete understanding of the merger.

On March 18, 2011, Schwab and optionsXpress entered into the merger agreement, which provides for the acquisition by Schwab of optionsXpress through a merger of Neon Acquisition Corp. with and into optionsXpress. After the merger, optionsXpress will be the surviving corporation and will be a wholly-owned subsidiary of Schwab.

Upon completion of the merger, each outstanding share of optionsXpress common stock (other than excluded shares) will be converted into the right to receive 1.02 shares of Schwab common stock.

See “Proposal No. 1: The Merger Agreement,” beginning on page 60, for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

optionsXpress’ board of directors has, over the past several years, in discharge of its normal responsibilities, periodically reviewed with management and outside financial advisors and legal advisors the potential strategic direction for optionsXpress in light of its financial performance and market, economic, competitive, regulatory and other conditions and developments. These discussions have included the possibility of, among other things, business combinations involving optionsXpress and other brokerage companies, particularly in view of the increasing competition in the industry.

optionsXpress, at both the management and board of directors levels, has analyzed potential opportunities for strategic partnerships with companies operating in the same industry, as well as financial partnerships with potential investors, and acquisitions. In 2008, optionsXpress pursued a potential acquisition of another online options trading company. Ultimately, that company was instead acquired by a major online brokerage firm. In addition, at various times beginning in 2008 and continuing through 2010, optionsXpress has had discussions about possible business combinations with three potential strategic industry partners, not including Schwab. optionsXpress entered into confidentiality agreements with each of these parties. The parties did differing levels of diligence and engaged in differing levels of discussions regarding the terms of a potential deal. None of these discussions developed into a mutually agreeable merger proposal that would be beneficial to optionsXpress stockholders.

Specifically, optionsXpress entered into a confidentiality agreement with Company A in January 2010. Following further discussions, Company A decided that it would not be able to offer a price in a range that would be acceptable to optionsXpress stockholders. optionsXpress entered into a confidentiality agreement with Company B in February 2010 to explore a potential strategic transaction. The parties shared information, but after further discussion, determined that they could not reach an attractive price. Company B did not provide a formal offer. optionsXpress entered into a confidentiality agreement with Company C in May 2010. After exchanging information, Company C provided an informal and non-binding indication of interest. The board of directors considered Company C’s value indication, and in conjunction with the advice of its financial advisor, decided that the indicated value was not attractive. Company C never provided a formal offer and discussions between the parties ended when the parties determined that they could not reach an attractive price. In connection with its discussions with Company C, optionsXpress formally engaged Evercore Group L.L.C. on July 28, 2010. Over the past two years, Evercore provided advice, analysis, and presentations to the optionsXpress board of directors on several occasions. Topics have included, but are not limited to, the overall competitive landscape,

optionsXpress’ stand-alone value, analysis of potential business transactions, and the synergies of specific potential strategic partners. Evercore has also assisted optionsXpress in conducting diligence and negotiations with potential partners. Prior to its formal engagement by optionsXpress on July 28, 2010, Evercore had received no fees for its services. The board of directors decided to engage Evercore after carefully considering optionsXpress’ experience with other financial advisors and Evercore’s experience and reputation. The board of directors concluded that Evercore was particularly well-qualified to assist optionsXpress in analyzing its strategic options because of Evercore’s experience advising other online brokerage companies, its reputation as a strong financial advisor and its knowledge of and experience with the retail financial industry. Shortly after Evercore was engaged, it analyzed several strategic alternatives for the optionsXpress board of directors and senior management. On October 6, 2010, Evercore made a presentation to the optionsXpress board of directors in which it gave an overview of the industry and analyzed the potential for increased competition in the near term from larger-scale competitors and potential partnerships, including each national market participant and select smaller participants. Evercore presented the board of directors with analysis on more than ten companies. For each, Evercore analyzed, among other things, the company’s potential strategic fit with optionsXpress, synergy potential, ability to pay, and likelihood to participate in a strategic combination with optionsXpress. As part of this analysis, Evercore identified three “Tier 1” industry participants that it believed were most attractive as potential strategic partners because they offered the most synergy potential. optionsXpress had already explored a potential strategic partnership with two of the three industry participants identified by Evercore and, after significant discussions, had been unable to reach an agreement that would be beneficial to optionsXpress stockholders. Evercore identified Schwab as the third attractive Tier 1 potential partner. Evercore noted that, although Schwab had not been an active acquirer in the brokerage market, Schwab was a strong strategic fit, possessed significant long-term value potential and presented a high degree of synergy potential. Evercore also analyzed each of the “Tier 1” participants’ sensitivity to a normalized interest rate and trading environment to determine how each company would be affected by an economic upturn and analyzed their potential long-term value. Evercore advised the board of directors that Schwab was best positioned from key industry drivers in a normalized interest rate and trading environment.

Evercore’s presentation also noted that earnings in the online brokerage industry were at a cyclical low due to low interest rates and low trading activity, and that, as a result, a stock-for-stock merger would be relatively more advantageous for optionsXpress stockholders because they would still benefit if interest rates and/or trading activity recovered. The potential for a private equity backed take-private transaction was also discussed. However, based on the capital requirements, the lack of synergies, and the inability of optionsXpress stockholders to participate in a turnaround in interest rates and/or trading activity, Evercore did not believe that optionsXpress would be attractive to a private equity sponsor at a price that would benefit stockholders. Given the lack of upside going forward and potential synergies with private equity investors, the prior discussions with three strategic acquirers and Schwab’s perceived lack of acquisition appetite, Evercore concluded that an acquisition in the short term was unlikely. Evercore also presented an analysis on maintaining the status quo and not pursuing any strategic or financial transactions. As part of this presentation, Evercore also provided the optionsXpress board of directors with its analysis of the value to optionsXpress stockholders if optionsXpress were not acquired. Evercore looked at four scenarios based on 2010-2014 Revenue CAGR, ranging from 20% to -4%. As of October 6, 2010, before optionsXpress decided to pursue a $4.50 per share special dividend, Evercore presented on a future value basis projected January 1, 2014 price ranges for optionsXpress common stock of $42.55 to $47.93 per share on the high end which assumed a robust economic recovery and increased interest rates, and $7.42 to $9.44 per share on the low end.

On November 11, 2010, Walter Bettinger, Chief Executive Officer of Schwab, met informally with James A. Gray, Chairman of optionsXpress and David Fisher, Chief Executive Officer of optionsXpress. The parties expressed interest in pursuing a possible business combination, and the parties agreed that the potential synergies made such a transaction worth exploring.

On November 15, 2010, optionsXpress entered into a mutual confidentiality agreement with Schwab and the parties began to exchange information for each party’s respective due diligence reviews.

On November 18, 2010, during a scheduled quarterly meeting, the optionsXpress board of directors discussed the preliminary conversations with Schwab regarding the potential transaction and received advice from representatives of Evercore and Kirkland & Ellis LLP, or Kirkland, optionsXpress’ outside legal counsel. At this time, the optionsXpress board of directors noted that, based upon its prior interactions with other strategic industry partners and the advice it had received from Evercore regarding the likelihood of a transaction with another strategic industry partner or with private equity investors and the strategic advantages of a transaction with Schwab, pursuing a potential transaction with Schwab was in the best interests of stockholders. Over the following several weeks, optionsXpress’ senior management met with senior management of Schwab to discuss potential business synergies and revenue enhancement opportunities as well as preliminary terms of a potential business combination.

On November 24, 2010, unrelated to the potential transaction with Schwab, the optionsXpress board of directors declared a dividend on optionsXpress common shares of $4.50 per share. The board of directors believed that issuing a dividend was the best use of optionsXpress’ excess cash based on the strength of optionsXpress’ business model and balance sheet, the current lack of immediate value-creating acquisition opportunities, potential increase of dividend tax rates in 2011 and its potential positive impact on the market price of optionsXpress stock, among other things. The board of directors determined that issuing a dividend was in the best interest of optionsXpress stockholders. There was also specific discussion about the implications of this dividend on the trading price of the common shares and whether it would have any impact on the desirability of optionsXpress as an acquisition candidate. Based in part on Schwab’s reaction to the proposed dividend when management discussed the concept with Schwab, the optionsXpress board of directors concluded that the dividend would be neutral to positive to a potential acquirer’s evaluation of optionsXpress as an acquisition candidate because it would make optionsXpress’ capital structure more similar to likely acquirers and eliminate the question of how to value the significant amount of company cash that optionsXpress held prior to the dividend.

Over the following weeks, optionsXpress continued discussions with Schwab regarding a potential business combination. On December 9, 2010, Mr. Gray had a general discussion with Mr. Bettinger about price, without either side making a specific proposal. On December 17, 2010, Schwab proposed an ex-dividend price of approximately $17.00 per share. On January 5, 2011, Schwab for the first time proposed an exchange ratio of 1.0 share of Schwab common stock for each share of optionsXpress outstanding common stock. The optionsXpress board of directors held a special meeting on January 6, 2011, at which representatives from Kirkland highlighted the board of directors’ fiduciary obligations with regard to a business combination transaction and Evercore discussed the strategic fit of the transaction as well as pricing, timing and negotiation strategy. The board of directors asked numerous questions of each advisor. The board of directors and senior management viewed Schwab’s proposed pricing favorably and concluded that Schwab’s common stock was desirable consideration for purposes of the potential transaction because (i) optionsXpress stockholders would benefit more from future interest rate increases as Schwab stockholders, (ii) a Schwab combination presented opportunities for optionsXpress to expand its customer base, (iii) the Schwab transaction presented attractive synergies, and (iv) a Schwab acquisition would address the potential for increased competition in the near term from large scale competitors. The optionsXpress board of directors directed management to continue discussions with Schwab and endeavor to negotiate an improved offer. Specifically, after consulting internally and with Evercore, the board of directors debated between two exchange ratios, 1.1 or 1.05, to present as a counter-offer, and then authorized Messrs. Gray and Fisher to propose an exchange ratio of 1.075 to one and negotiate an exchange ratio between that and Schwab’s 1.0 to one offer.

Over the next several days, the parties negotiated the exchange ratio. On January 7, 2011, Messrs. Gray and Fisher countered Schwab’s 1.0 to one proposal with a fixed ratio of 1.075 to one. Schwab responded to this proposal with an offer of a fixed exchange ratio of 1.01 to one. Messrs. Gray and Fisher had a follow up conversation with Schwab on January 10, 2011, proposing a fixed exchange ratio of 1.02 to one, subject to approval by the optionsXpress board of directors. After further negotiation, Schwab provisionally accepted the proposal. The provisionally agreed upon price represented a premium for optionsXpress stockholders of 22.9 percent based upon the respective closing price of each company’s stock on that day.

On January 11, 2011, in conjunction with the parties’ provisional agreement relating to the exchange ratio the previous day, Simpson Thacher & Bartlett LLP, or Simpson, outside legal counsel to Schwab, delivered a preliminary draft of the merger agreement. Notably, this initial draft did not contain a “fiduciary out” allowing the optionsXpress board of directors to terminate the agreement to accept a superior proposal. In addition, Simpson delivered an initial draft of a voting agreement, pursuant to which G-Bar Limited Partnership and JG 2002 Delta Trust, stockholders of optionsXpress controlled by Mr. Gray that collectively hold approximately 23 percent of optionsXpress’ outstanding common stock, would each agree to, among other things, vote its shares in favor of the adoption of the merger agreement and against any takeover bid by a third party.

On January 13, 2011, the board of directors of optionsXpress held a special meeting to discuss the potential transaction and the proposed merger agreement. During that meeting, Messrs. Gray and Fisher updated the board on the progress optionsXpress had made towards the potential transaction, specifically noting that the parties had negotiated an exchange ratio of 1.02 shares of Schwab common stock for each share of optionsXpress common stock. Messrs. Gray and Fisher also discussed with the board the potential synergies and revenue enhancements that the parties had identified, as well as potential operational benefits of a business combination with Schwab. Messrs. Gray and Fisher also noted that the parties had not completed their respective due diligence investigations and that there were open issues regarding certain terms of the merger agreement which the two parties were continuing to negotiate, including the “fiduciary out” to allow optionsXpress to terminate the transaction with Schwab if another suitor approached optionsXpress with a superior transaction offer. Representatives of Kirkland led a discussion relating to the fiduciary obligations of the board of directors with regard to the transaction. Members of the board of directors asked questions of Kirkland’s representatives regarding open terms of the merger agreement. Thereafter, representatives of Evercore presented an analysis of the transaction at the current pricing terms. The analysis indicated that the current pricing being discussed was within the range of fairness and that Schwab’s stock was attractive as an acquisition currency. The board of directors then asked a number of questions and discussed pricing, timing and strategy for continuing to negotiate the terms of the transaction. The board of directors directed management to continue work on the transaction and to report on progress to the board at a subsequent meeting.

Over the following days, the parties and their legal and financial advisors held periodic meetings regarding the proposed transaction and outstanding issues in diligence and the merger agreement. On January 15, 2011, optionsXpress concluded that it was unlikely that the parties would be able to reach agreement on a transaction in the near term, due to unresolved issues.

On January 17, 2011, the board of directors of optionsXpress held another special meeting to discuss developments in the potential transaction. Messrs. Gray and Fisher reported on the foregoing. The parties continued to work on due diligence, and on February 9, 2011, Messrs. Gray and Fisher updated the optionsXpress board of directors on their progress. The board of directors encouraged continued work on the transaction.

On or about March 7, 2011, negotiations among business principals resumed. Simpson circulated a revised draft of the merger agreement to Kirkland that included, for the first time, a “fiduciary out” provision. The parties and their legal and financial advisors held several discussions over the following days regarding the proposed transaction and outstanding issues in the merger agreement and the other transaction documents.

On March 11, 2011, the board of directors of optionsXpress held a special meeting with Evercore and Kirkland to discuss the status of the merger agreement and related transaction documents and open issues remaining with respect to the proposed transaction. The board of directors directed management to continue working towards resolution of all outstanding items.

On March 17, 2011, the board of directors of optionsXpress held a special meeting to consider and approve the merger and the merger agreement. At the meeting, representatives of Kirkland reviewed the terms of the substantially final draft of the merger agreement and the voting agreement, and facilitated a discussion by the board of directors. The board of directors noted that the relative trading prices of optionsXpress’ and Schwab’s common stock had not changed materially since the initial agreement on an exchange ratio in January and accordingly the financial benefits of the transaction to optionsXpress’ stockholders remained favorable. Representatives of Evercore presented their financial analysis and recommendation and orally delivered the opinion of Evercore that, based on and subject to the various assumptions made, matters considered and limitations described in the opinion, as of March 17, 2011, the exchange ratio was fair, from a financial point of view, to the holders of optionsXpress’ common stock. Evercore’s opinion was subsequently confirmed in writing on March 18, 2011. Following discussions, the optionsXpress board of directors unanimously approved the merger agreement, the voting agreement and the transactions contemplated by those and other documents, and resolved to recommend that optionsXpress stockholders vote to adopt the merger agreement and approve the merger and related transactions.

On the evening of March 18, 2011, optionsXpress, Schwab and Neon Acquisition Corp. executed the merger agreement. In addition, optionsXpress and Schwab entered into the voting agreement with G-Bar Limited Partnership and JG 2002 Delta Trust on the same day.

On March 21, 2011, the parties issued a press release prior to the opening of the U.S. financial markets announcing the execution of the merger agreement and the voting agreement and the terms of the proposed acquisition of optionsXpress by Schwab.

Recommendation of the optionsXpress Board of Directors; Reasons for the Merger

Recommendation of the Board of Directors. On March 17, 2011, after careful consideration, the board of directors of optionsXpress unanimously (i) determined that the merger agreement, the terms thereof, the merger and the other transactions contemplated thereby are fair to and in the best interests of optionsXpress and the holders of optionsXpress common stock and (ii) approved and declared the advisability of the merger agreement. Accordingly, the optionsXpress board of directors recommends that stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” any adjournment proposal by the board.

Reasons for the Merger. The material factors and potential benefits of the merger considered by the members of the optionsXpress board of directors, each of which support the determination and recommendation set forth above, include the following:

•

the recent and historical market prices of optionsXpress common stock, including the market price of optionsXpress common stock relative to those of other industry participants and general market indices, and the fact that the 1.02 exchange ratio of shares of Schwab common stock to each share of optionsXpress common stock represents a premium of approximately 20 percent to the average closing price of optionsXpress common stock during the 30 trading days ending on March 18, 2011, the last trading day before the announcement of the merger agreement, and a premium of approximately 21 percent based on the 90-day average price of optionsXpress common stock as of such date;

•

the potentially unique benefits of a business combination with Schwab, including revenue and cost synergies, business opportunities and, accordingly, the potential for increases in the value of Schwab stock going forward;

•	the overall attractiveness of Schwab stock as an acquisition currency;

•	the potential for increased competition in the near future from larger-scale competitors;

•	optionsXpress’ right to compel Schwab to specifically perform its obligations under the merger agreement and thus to consummate the transaction upon satisfaction of the closing conditions;

•	the fact that the merger is not subject to a financing condition;

•	the likelihood that Schwab would close the transaction on the terms set forth in the merger agreement;

•	the overall terms of the proposed transaction;

•

the regular evaluation of strategic alternatives by the optionsXpress board of directors and its familiarity with optionsXpress’ business, operations, financial condition, competitive position, business strategy, and prospects, and general industry, economic, and market conditions, including the risks and uncertainties in optionsXpress’ business, in each case on a historical, current, and prospective basis;

•

the process conducted by optionsXpress over a period of years of exploring its strategic alternatives and the possible alternatives to the merger (including the possibility of continuing to operate optionsXpress as an independent company), the range of possible benefits to optionsXpress’ stockholders of such alternatives relative to optionsXpress’ prospects as an independent company, and the timing and likelihood of accomplishing the goals of any such alternatives;

•

subject to compliance with the terms and conditions of the merger agreement, the optionsXpress board of directors’ right to change its recommendation to vote in favor of the proposal to adopt the merger agreement and, prior to the adoption of the merger agreement by stockholders, to terminate the merger agreement in order to enter into a definitive agreement with a competing bidder with respect to a superior proposal, upon the payment to Schwab of a $41,900,000 termination fee (inclusive of expense reimbursement); and

•

The belief of the optionsXpress board of directors that the merger was more favorable to optionsXpress’ stockholders than the potential value that might result from other alternatives available, including continuing to operate in the ordinary course of business and the alternatives of pursuing other strategic initiatives. In particular, the board of directors considered and discussed—both with Evercore and internally—the possibility of being purchased by a financial buyer. The board of directors determined that the current economic and lending environment made it highly unlikely that a financial buyer could offer a price for optionsXpress that would benefit its stockholders.

The board of directors of optionsXpress also considered potential risks and negative factors relating to the merger, including the following:

•	the fact that after the merger optionsXpress’ current stockholders will be subject to the risks associated with being a Schwab stockholder;

•

the risks and costs to optionsXpress if the merger does not close, including the diversion of management and employee attention, potential employee attrition, the potential effect on business and customer relationships, and the transaction costs that will be incurred even if the merger is not consummated;

•

the restrictions in the merger agreement on the conduct of optionsXpress’ business prior to the consummation of the merger, requiring optionsXpress to conduct its business in the ordinary course of business consistent with past practices, subject to certain specific exceptions, which may delay or prevent optionsXpress from undertaking business opportunities that may arise pending consummation of the merger;

•	the provision in the merger agreement requiring optionsXpress to pay a termination fee of $41.9 million if the merger agreement is terminated under certain circumstances;

•	the fact that the merger agreement prevents optionsXpress from soliciting other acquisition proposals; and

•

the fact that certain officers and directors of optionsXpress have certain interests in the merger that are in addition to their interests as stockholders, which has the potential to influence their views and actions in connection with the merger proposal.

The foregoing discussion addresses the material factors considered by the optionsXpress board of directors in their consideration of the merger agreement and the merger, but is not exhaustive and does not present all of the factors considered by the board. In light of the number and variety of factors and the amount of information considered, the optionsXpress board of directors did not find it practicable to quantify, rank, or otherwise assign relative weights to the specific factors considered in reaching their determination. Individual members of the board may have given different weights to different factors. The determination to approve the merger agreement was made after consideration of all of the relevant factors as a whole, and the optionsXpress board of directors based their ultimate decisions to approve the merger agreement and the merger on their business judgment that the potential benefits of the merger to optionsXpress’ stockholders were not outweighed by the risks and other negative aspects of the merger.

Opinion of Evercore Group L.L.C., Financial Advisor to optionsXpress

On March 17, 2011, at a meeting of the optionsXpress board of directors, Evercore delivered to the optionsXpress board of directors an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated March 18, 2011, to the effect that, as of that date and based on and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of the shares of optionsXpress common stock entitled to receive shares of Schwab common stock in the merger.

The full text of Evercore’s written opinion, dated March 18, 2011, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated by reference in its entirety into this proxy statement/prospectus. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was directed to the optionsXpress board of directors and addresses only the fairness, from a financial point of view, of the exchange ratio to the holders of the shares of optionsXpress common stock entitled to receive shares of Schwab common stock in the merger. The opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to any holder of optionsXpress common stock as to how such stockholder should vote or act with respect to any matters relating to the merger. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to optionsXpress, nor does it address the underlying business decision of optionsXpress to engage in the merger.

In connection with rendering its opinion, Evercore, among other things:

•

reviewed certain publicly available business and financial information relating to optionsXpress and Schwab that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•

reviewed certain non-public historical and projected financial statements and operating data relating to optionsXpress and Schwab prepared and furnished to Evercore by management of optionsXpress and Schwab, respectively;

•

discussed the past and current operations, financial projections and current financial condition of optionsXpress with management of optionsXpress (including management’s views on the risks and uncertainties of achieving such projections);

•

discussed the past and current operations, financial projections and current financial condition of Schwab with management of Schwab (including management’s views on the risks and uncertainties of achieving such projections);

•	reviewed the reported prices and the historical trading activity of optionsXpress common stock and Schwab common stock;

•	compared the financial performance of optionsXpress and Schwab and their respective stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•	compared the financial performance of optionsXpress and the valuation multiples and premiums relating to the merger with those of certain other transactions that Evercore deemed relevant;

•	reviewed certain cost savings and operating synergies projected by the management of Schwab to result from the merger;

•	discussed the impact of changes to the operating environment on the projected financial performance of optionsXpress and Schwab with management of optionsXpress and Schwab, respectively;

•

reviewed a draft of the merger agreement dated March 16, 2011 and a draft of the voting agreement dated March 11, 2011, which Evercore assumed were in substantially final form and from which Evercore assumed the final form would not vary in any respect material to its analysis; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the projected financial data relating to optionsXpress and Schwab referred to above, Evercore assumed that such projected financial data had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of optionsXpress and Schwab, respectively, as to the future financial performance of optionsXpress and Schwab. Evercore expressed no view as to any projected financial data relating to optionsXpress or Schwab or the assumptions on which such projected financial data was based. With respect to periods not covered by the projected financial data received from Schwab, Evercore used, with the consent of the optionsXpress board of directors, publicly available research analysts’ estimates. Evercore relied, at the direction of the optionsXpress board of directors, without independent verification, upon the assessments of projected cost savings and operating synergies provided to Evercore by management of Schwab.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the completion of the merger would be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the completion of the merger would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on optionsXpress or the completion of the merger or materially reduce the benefits to the holders of optionsXpress common stock of the merger.

Evercore did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of optionsXpress, nor was Evercore furnished with any such appraisals. Evercore did not evaluate the solvency or fair value of optionsXpress under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of its opinion. It should be understood that subsequent developments may affect Evercore’s opinion and that Evercore has no obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness, from a financial point of view, of the exchange ratio to the holders of the shares of optionsXpress common stock entitled to receive shares of Schwab common stock in the merger. Evercore did not express any view on, and its opinion did not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of optionsXpress, nor the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of optionsXpress, or any class of such persons, whether relative to the exchange ratio or otherwise. Evercore assumed that any modification to the structure of the transaction would not vary such structure in any respect material to its analysis. Evercore’s opinion did not address the relative merits of the merger as compared to other business or financial strategies that might be available to optionsXpress, nor did Evercore’s opinion address the underlying business decision of optionsXpress to engage in the merger. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the optionsXpress common stock or any business combination or other extraordinary transaction involving optionsXpress. Evercore expressed no opinion as to the price at which shares of optionsXpress or Schwab will trade at any time. Evercore’s opinion noted that Evercore is not a legal, regulatory, accounting or tax expert and that Evercore had assumed the accuracy and completeness of assessments by optionsXpress and its advisors with respect to legal, regulatory, accounting and tax matters.

Except as described above, the optionsXpress board of directors imposed no other instructions or limitations on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. Evercore’s opinion was only one of many factors considered by the optionsXpress board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the optionsXpress board of directors or optionsXpress management with respect to the merger or the exchange ratio.

Set forth below is a summary of the material financial analyses reviewed by Evercore with the optionsXpress board of directors on March 17, 2011 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 15, 2011 (the second to last trading day prior to March 17, 2011, the date on which the optionsXpress board of directors adopted a resolution to approve the merger), and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to understand fully the financial analyses. The tables alone do not constitute a complete description of the financial analyses. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

Relative Valuation Summary

Based on various stand-alone valuations of optionsXpress and Schwab, discussed below, Evercore calculated an implied valuation range of common shares of Schwab for each common share of optionsXpress and compared these valuation ranges to the exchange ratio of 1.020. Except as indicated below, Evercore calculated each of these valuation ranges by dividing the end points of the appropriate reference range of equity values calculated for optionsXpress by the mid-point of the corresponding reference range of equity values for Schwab. For the Implied Exchange Ratio Valuation Range, Evercore adjusted the historical prices of optionsXpress common shares prior to December 28, 2010 to reflect the $4.50 special dividend.

Summary Relative Valuation

Valuation Approach	Implied Valuation Range
Implied Exchange Ratio: LTM Low—High(1)	0.624x – 1.002x
Analyst Target Price	0.658x – 1.062x
Peer Group Trading (2011E P/E based valuation)	0.884x – 1.002x
Peer Group Trading (2011E TEV/EBITDA based valuation)	0.843x – 1.054x
PV of Estimated Equity Value at 12/31/12 and 12/31/13	0.646x – 0.732x
Precedent Transactions(2)	0.724x – 0.919x
Discounted Dividend Analysis of optionsXpress / PV of Estimated Equity Value of Schwab(3)	0.786x – 0.881x
Premiums Paid(4)	1.052x – 1.136x

(1)	Represents the high and low values calculated by dividing the closing share price of optionsXpress by the closing share price of Schwab for each trading day in the twelve month period ending on March 15, 2011.

(2)	Calculated using the average of the reference range of equity values for optionsXpress calculated in the Precedent Transaction Analysis, using transaction multiples based on latest twelve months financial data for (a) Revenue, (b) EBITDA + synergies, and (c) relating to the 2009 acquisition of thinkorswim Group Inc. by TD Ameritrade Holding Corporation, as adjusted, all divided by the average of the reference range of equity values for Schwab calculated in the Peer Group Trading Analysis.
(3)	Calculated using the end points of the reference range of equity values for optionsXpress calculated in the Discounted Dividend Analysis divided by the mid-point of the reference range of equity values for Schwab calculated using the Present Value of Future Stock Price Analysis at December 31, 2013.
(4)	Calculated by applying a range of premiums from 25% to 35% to the ratio of optionsXpress’ closing share price to Schwab’s closing share price, as calculated on March 15, 2011.

Historical Exchange Ratio Analysis. Evercore calculated the average implied exchange ratio by dividing the historical per share price of optionsXpress common stock by the historical per share price of Schwab common stock over the period from optionsXpress’ January 27, 2005 IPO to March 15, 2011 and over the five-year, three-year, two-year, one-year, six-month and one-month periods prior to and including March 15, 2011.

	Average Exchange Ratio(1)	Implied Premium Represented by 1.02 Exchange Ratio
Current	0.841x	21.2%
1-Month	0.847x	20.4%
6-Month	0.829x	23.0%
1-Year	0.776x	31.5%
2-Year	0.703x	45.1%
3-Year	0.696x	46.5%
5-Year	0.880x	16.0%
Since 1/27/05	0.928x	9.9%

(1)	optionsXpress prices prior to December 28, 2010 adjusted to reflect $4.50 special dividend.

optionsXpress Stand-alone Valuation

Historical Share Price Performance Analysis. Evercore considered the historical share price performance of optionsXpress common stock over the period from optionsXpress’ January 27, 2005 IPO to March 15, 2011 and over the five-year, three-year, one-year, six-month, three-month, one-month and one-week periods prior to and including March 15, 2011.

optionsXpress Historical Share Price Performance

Period	Share Price Performance(1)
1-Week	(7.1%)
1-Month	(6.2%)
3-Month	(0.9%)
6-Month	33.7%
1-Year	18.4%
3-Year	(0.3%)
5-Year	(37.4%)
Since IPO Pricing	25.2%

(1)	optionsXpress prices prior to December 28, 2010 adjusted to reflect $4.50 special dividend.

Research Analyst Stock Price Targets and Recommendations. Evercore reviewed publicly available equity research on optionsXpress published by ten Wall Street investment banks other than Evercore, and analyzed the price targets for optionsXpress common stock included in those reports. These targets reflect each analyst’s estimate of the future public market trading price of optionsXpress common stock and are not discounted to reflect present values. Evercore noted that undiscounted equity analyst price targets of optionsXpress common stock as of March 15, 2011 ranged from $13.00 to $21.00 per share, with a mean of $15.93 per share and a median of $16.00 per share. Evercore discounted these price targets to present value as of March 15, 2011 using a discount rate of 10.5%. This discount rate was the mid-point of the 9.5% – 11.5% range used in the optionsXpress Present Value of Future Stock Price Analysis and the optionsXpress Discounted Dividend Analysis, which took into consideration, among other things, a cost of equity calculation. This analysis indicated a reference range of equity values for optionsXpress common stock of $11.76 to $19.00 per share. The price targets published by equity research analysts do not necessarily reflect current market trading prices for optionsXpress common stock and these price targets are subject to numerous uncertainties, including the future financial performance of optionsXpress and future market conditions. Evercore also provided a summary of the recommendations of the equity research analysts with regard to optionsXpress common stock, which included one “buy” recommendation, three “sell” recommendations and six “hold” recommendations.

Peer Group Trading Analysis. In order to assess how the public market values shares of similar publicly traded companies, Evercore reviewed and compared specific financial and operating data relating to optionsXpress to that of a group of selected peer companies that Evercore deemed to have certain characteristics that are similar to those of optionsXpress. As part of its peer group trading analysis, Evercore calculated and analyzed the multiple of current stock price to estimated 2011 and 2012 earnings per share (commonly referred to as a P/E multiple) for optionsXpress and each member of its peer group. Evercore also calculated and analyzed the multiple of enterprise value to estimated 2011 and 2012 earnings before interest, taxes, depreciation and amortization, or EBITDA (commonly referred to as an EBITDA multiple), for optionsXpress and each member of its peer group. The companies that Evercore deemed to have certain characteristics similar to those of optionsXpress were Schwab, TD Ameritrade Holding Corporation, Interactive Brokers Group, Inc., E*TRADE Financial Corporation and TradeStation Group, Inc. For the purpose of calculating enterprise value, Evercore added each company’s debt net of excess cash, based on its most recent publicly available balance sheet, to its market equity value. For each company, the amount of excess cash was adjusted to reflect estimated regulatory requirements.

The analysis of current stock price to estimated earnings per share indicated that, for the selected peer group, the 2011E P/E multiples ranged from 16.7x to 27.1x and the 2012E P/E multiples ranged from 13.7x to 15.5x, in each case based on Institutional Brokers’ Estimate System, or IBES, mean consensus estimates. This compared to a 2011E P/E multiple of 15.9x for optionsXpress and a 2012E P/E multiple of 13.1x for optionsXpress, in each case based on optionsXpress current share price and IBES mean consensus estimates. Evercore noted that the P/E multiple implied by the exchange ratio for optionsXpress estimated 2011 and 2012 earnings per share, in each case based on estimates provided by optionsXpress management, was 19.6x and 14.7x, respectively.

Based on the above analysis, Evercore then applied a range of P/E multiples from 15x to 17x to the 2011 EPS estimate provided by optionsXpress management. The midpoint of this range was based on the current optionsXpress 2011 P/E multiple. This analysis implied a reference range of equity values for optionsXpress common stock of $13.92 to $15.77 per share.

The analysis of financial multiples indicated that, for the selected peer group, 2011E EBITDA multiples ranged from 8.6x to 12.8x and 2012E EBITDA multiples ranged from 5.4x to 10.1x, in each case based on IBES mean consensus estimates. This compared to a 2011E EBITDA multiple of 8.8x and a 2012E EBITDA multiple of 7.3x for optionsXpress, in each case based on IBES mean consensus estimates. Evercore noted that, with respect to the merger, the implied enterprise value as a multiple of optionsXpress estimated 2011 and 2012 EBITDA, in each case based on estimates provided by optionsXpress management, was 10.6x and 8.1x, respectively.

Based on the above analysis, Evercore then applied a range of EBITDA multiples from 8x to 10x to the 2011 EBITDA estimate provided by optionsXpress management. The midpoint of this range was based on the current optionsXpress 2011 EV/EBITDA multiple. This analysis implied a reference range of equity values for optionsXpress common stock of $13.74 to $17.18 per share.

Evercore selected the peer companies identified above because their respective businesses and operating profiles are reasonably similar to that of optionsXpress. However, because of the inherent differences between the businesses, operations and prospects of optionsXpress, on the one hand, and the businesses, operations and prospects of the selected peer companies on the other, no company is exactly the same as optionsXpress.

Historical Next Twelve Months Price-to-Earnings Analysis. Evercore compared the P/E multiples for optionsXpress and Schwab based on IBES mean consensus estimated next twelve months earnings per share over the five-year, three-year, one-year, six-month, three-month, one-month, and one-week periods prior to and including March 15, 2011. For the same time periods, Evercore calculated the premium of Schwab’s P/E multiples to the P/E multiples of optionsXpress, TD Ameritrade and the average of optionsXpress and TD Ameritrade. Evercore excluded E*TRADE from this analysis because its P/E multiples were not meaningful.

	Average P/E			Schwab Premium to:
	optionsXpress(1)	Schwab	TD Ameritrade	optionsXpress	TD Ameritrade	Average
Current	15.9x	21.8x	17.2x	37%	27%	32%
1-Week	17.0x	22.7x	18.3x	33%	24%	29%
1-Month	17.4x	23.1x	18.6x	33%	24%	28%
3-Month	17.2x	22.3x	18.3x	30%	22%	26%
6-Month	16.1x	21.5x	17.0x	34%	27%	31%
1-Year	13.8x	22.1x	15.8x	66%	41%	53%
3-Year	10.7x	21.3x	14.9x	122%	44%	83%
5-Year	13.3x	20.9x	15.1x	83%	40%	61%

(1)	optionsXpress prices prior to December 28, 2010 adjusted to reflect $4.50 special dividend.

Present Value of Future Stock Price Analysis. Evercore performed a present value of illustrative future stock price analysis of optionsXpress based on the optionsXpress management projections provided to Evercore by optionsXpress management. In this analysis, Evercore calculated the share price of optionsXpress at year-end 2012 and year-end 2013 by applying a range of P/E multiples from 15x to 17x to optionsXpress’ projected earnings per share for 2013 and 2014, respectively. These illustrative future stock prices were discounted to present value as of March 15, 2011 using a range of discount rates from 9.5% to 11.5%, taking into consideration, among other things, a cost of equity calculation. This analysis implied a reference range of equity values for optionsXpress common stock of $17.78 to $20.15 per share based on the share price calculated at year-end 2012 and $19.22 to $21.78 per share based on the share price calculated at year-end 2013, in each case using a discount rate of 10.5%. Evercore derived these ranges of P/E multiples and discount rates based on, among other things, its professional judgment and experience, including its understandings of the size, product diversity, relative profitability and expected growth of optionsXpress and the selected peer companies to which Evercore compared optionsXpress in the optionsXpress Peer Group Trading Analysis and the multiples and discount rates of those peer companies.

Discounted Dividend Analysis. Evercore performed a discounted dividend analysis for optionsXpress based on the projections provided by optionsXpress management and IBES mean consensus estimates. This analysis was based on the sum of the present value of projected dividendable cash flow for optionsXpress on a stand-alone basis from March 15, 2011 through year-end 2014 and the present value of the terminal value as a multiple of optionsXpress’ estimated 2015 net income. The financial projections provided by optionsXpress management ended in 2014. Evercore assumed 2014-15 growth in net income of 18%, based on the average of the 2013-14 growth forecast by management and the IBES long-term growth rate. Evercore calculated a range of terminal values of optionsXpress using a range of discount rates from 9.5% to 11.5%, taking into consideration, among other things, a cost of equity calculation, and a range of terminal value net income multiples from 15x to 17x. This analysis implied a reference range of equity values for optionsXpress common stock of $23.25 to $26.06 per share, using a discount rate of 10.5%. Evercore derived these ranges of terminal value net income multiples and discount rates based on, among other things, its professional judgment and experience, including its understandings of the size, product diversity, relative profitability and expected growth of optionsXpress and the selected peer companies to which Evercore compared optionsXpress in the optionsXpress Peer Group Trading Analysis and the multiples and discount rates of those peer companies.

Selected Precedent M&A Transactions Analysis. Evercore calculated valuation multiples based on publicly-available information for ten transactions involving target companies that Evercore deemed to have certain characteristics that are similar to those of optionsXpress and compared them to the multiples implied in the merger. However, none of the selected transactions or the selected companies that participated in the selected transactions are directly comparable to the proposed merger.

Date Announced	Acquiror	Target
1/8/2009	TD Ameritrade	thinkorswim Group
11/6/2007	ING Direct	ShareBuilder
9/19/2006	INVESTools	thinkorswim Group
9/29/2005	E*TRADE	BrownCo, LLC
8/8/2005	E*TRADE	Harrisdirect LLC
6/22/2005	Ameritrade	TD Waterhouse
4/8/2002	Ameritrade Holding Corp.	Datek Online Holding Corporation
11/28/2001	Bank of Montreal	CSFBdirect, Inc.
7/31/2001	Ameritrade Holding Corp.	National Discount Brokers Corporation
10/12/2000	Deutsche Bank AG	National Discount Brokers Corporation

	Mean	Median	High	Low	optionsXpress –At Proposed Exchange Ratio
Transaction Value/LTM Revenue	4.3x	3.7x	8.0x	2.2x	4.7x
Transaction Value/LTM EBITDA	16.7x	18.6x	58.3x	5.7x	12.6x
Transaction Value/(LTM EBITDA + Total Synergies)	4.4x	3.7x	6.9x	3.2x	6.4x

Based on the above analysis, Evercore applied a range of transaction multiples from 3.5x to 4.5x latest twelve months, or LTM, revenue to optionsXpress 2010 revenue. The range selected by Evercore was based on the mean and median multiples determined based on the precedent transactions. This analysis implied a reference range of equity values for optionsXpress common stock of $13.67 to $17.58 per share.

Based on the above analysis, Evercore also applied a range of transaction multiples from 16.5x to 18.5x LTM EBITDA to optionsXpress 2010 EBITDA. The range selected by Evercore was based on the mean and median multiples determined based on the precedent transactions. This analysis implied a reference range of equity values for optionsXpress common stock of $23.88 to $26.77 per share. However, Evercore advised the optionsXpress board of directors that this valuation range fails to take into account synergies and is thus the least relevant of the valuation ranges based on analysis of precedent transactions.

Lastly, based on the above analysis, Evercore applied a range of transaction multiples from 3.5x to 4.5x LTM EBITDA-plus-synergies to optionsXpress 2010 EBITDA-plus-synergies. The range selected by Evercore was based on the mean and median multiples determined based on the precedent transactions. The $80 million synergy estimate used was provided to Evercore by the management of Schwab. This analysis implied a reference range of equity values for optionsXpress common stock of $9.90 to $12.73 per share.

For each of the above analyses, Evercore adjusted the 2010 results for optionsXpress to exclude certain non-recurring gains related to a prior acquisition and the initial public offering of CBOE Holdings, Inc.

Evercore performed more detailed analysis based on TD Ameritrade’s 2009 acquisition of thinkorswim Group Inc., or the TOS Transaction, computing the implied value per optionsXpress share based on the multiples paid for the brokerage portion of thinkorswim. The analysis excluded thinkorswim’s education business to more accurately reflect the value of thinkorswim’s core brokerage business. Including the education business would have resulted in lower multiples for the TOS transaction. Because of the depressed state of the market at the time of the TOS Transaction, Evercore increased the multiples upward for the equity portion of the consideration in the TOS Transaction, based on the ratio of TD Ameritrade’s 2011E P/E multiple at March 15, 2011 to its 2009E P/E multiple at January 8, 2009, leading to higher implied values per optionsXpress share. The multiples calculated by Evercore for the TOS Transaction before any of the adjustments described above were 1.6x Revenue, 5.6x EBITDA, and 3.7x EBITDA-plus-synergies.

Analysis Based on TOS Transaction

	Adjusted TOS Brokerage Multiples	Implied Value/optionsXpress Share
Revenue	3.7x	$12.92
EBITDA	7.3x	$11.21
EBITDA + Synergies	4.7x	$13.85

Based on the above analysis, Evercore implied a reference range of equity values for optionsXpress common stock of $11.21 to $13.85 per share.

Analysis of Historical Premiums Paid. Evercore reviewed the premiums to be paid in acquisitions of U.S. companies announced from January 1, 2006 until March 15, 2011 with transaction equity values between $500 million and $1.5 billion, excluding merger of equals transactions and transactions where less than 100% of the target was acquired. Using information from Securities Data Corp. and FactSet Research Systems Inc., premiums paid were calculated as the percentage by which the per share consideration paid in each such transaction exceeded the closing market share prices of the target companies one day, one week and four weeks prior to transaction announcements. These results are summarized as follows:

	Premium Paid (100% Stock Consideration)				Premium Paid (All Transactions)
	1 Day Prior	1 Week Prior	4 Weeks Prior		1 Day Prior	1 Week Prior	4 Weeks Prior
Number of Transactions	7	7	7	Number of Transactions	94	94	94
Mean	32.7%	34.3%	32.7%	Mean	33.3%	35.9%	41.0%
Median	23.9%	38.1%	36.3%	Median	25.4%	29.8%	31.3%
High	64.5%	60.0%	48.2%	High	148.6%	220.2%	301.5%
Low	17.7%	14.7%	13.5%	Low	1.6%	1.7%	1.1%
optionsXpress – At Proposed Exchange Ratio	21.2%	12.6%	13.7%	optionsXpress – At Proposed Exchange Ratio	21.2%	12.6%	13.7%

Based on the above analysis, Evercore applied a range of premiums from 25% to 35% to the closing share price of optionsXpress common stock on March 15, 2011. This analysis implied a reference range of equity values for optionsXpress common stock of $18.78 to $20.28 per share.

Schwab Stand-alone Valuation

Historical Share Price Performance Analysis. Evercore considered historical data with regard to the share price performance of Schwab common stock over the five-year, three-year, one-year, six-month, three-month, one-month and one-week periods prior to and including March 15, 2011.

Schwab Historical Share Price Performance

Period	Share Price Performance
1-Week	(6.6%)
1-Month	(7.9%)
3-Month	6.3%
6-Month	28.2%
1-Year	(2.1%)
3-Year	(4.9%)
5-Year	5.4%

Research Analyst Stock Price Targets and Recommendations. Evercore reviewed publicly available equity research on Schwab published by 22 Wall Street investment banks other than Evercore, and analyzed the price targets for Schwab common stock included in those reports. These targets reflect each analyst’s estimate of the future public market trading price of Schwab common stock and are not discounted to reflect present values. Evercore noted that undiscounted equity analyst price targets of Schwab common stock as of March 15, 2011 ranged from $16.00 to $23.00 per share, with a mean of $20.27 per share and a median of $20.00 per share. Evercore discounted these price targets to present value as of March 15, 2011 using a discount rate of 9%, taking into consideration, among other things, a cost of equity calculation. This analysis indicated a reference range of equity values for Schwab common stock of $14.68 to $21.10 per share. The price targets published by equity research analysts do not necessarily reflect current market trading prices for Schwab common stock and these price targets are subject to numerous uncertainties, including the future financial performance of Schwab and future market conditions. Evercore also provided a summary of the recommendations of the equity research analysts with regard to Schwab common stock, which included eleven “buy” recommendations, one “sell” recommendation and ten “hold” recommendations.

Peer Group Trading Analysis. In order to assess how the public market values shares of similar publicly traded companies, Evercore reviewed and compared specific financial and operating data relating to Schwab to that of a group of selected peer companies that Evercore deemed to have certain characteristics that are similar to those of Schwab. As part of its peer group trading analysis, Evercore calculated and analyzed 2011E P/E multiples for Schwab and each member of its peer group. Evercore also calculated and analyzed 2011E EBITDA multiples for Schwab and each member of its peer group using the same methodology discussed in the optionsXpress “Peer Group Trading Analysis” section above. The companies that Evercore deemed to have certain characteristics similar to those of Schwab were optionsXpress, TD Ameritrade, Interactive Brokers, E*TRADE and TradeStation. The analysis of P/E multiples indicated that, for the selected peer group, the 2011E P/E multiples ranged from 15.9x to 27.1x, in each case based on IBES mean consensus estimates. This compared to a 2011E P/E multiple of 21.8x for Schwab, based on Schwab’s current share price and IBES mean consensus estimates.

Based on the above analysis, Evercore then applied a range of P/E multiples from 20x to 23x to the 2011 EPS estimate for Schwab. The midpoint of this range was based on the current Schwab 2011 P/E multiple. This analysis implied a reference range of equity values for Schwab common stock of $14.64 to $16.84 per share.

The analysis of financial multiples indicated that, for the selected peer group, 2011E EBITDA multiples ranged from 8.6x to 12.8x based on IBES mean consensus estimates. This compared to a 2011E EBITDA multiple of 12.6x for Schwab, based on IBES mean consensus estimates.

Based on the above analysis, Evercore then applied a range of EBITDA multiples from 12x to 14x to the 2011 EBITDA estimate for Schwab. The midpoint of this range was based on the current Schwab 2011 EV/EBITDA multiple. This analysis implied a reference range of equity values for Schwab common stock of $14.99 to $17.60 per share.

The 2011 estimates for Schwab used by Evercore were based on information provided by Schwab management, which included the Schwab 2011 Financial Plan presented to the Schwab board of directors on January 27, 2011, updated to reflect the Schwab Q1 2011 Net Income Forecast as of March 2011. Schwab provided no estimates for any subsequent period.

Evercore selected the peer companies identified above because their respective businesses and operating profiles are reasonably similar to that of Schwab. However, because of the inherent differences between the businesses, operations and prospects of Schwab, on the one hand, and the businesses, operations and prospects of the selected peer companies on the other, no company is exactly the same as Schwab.

Present Value of Future Stock Price Analysis. Evercore performed a present value of illustrative future stock price analysis of Schwab using the IBES mean consensus estimate for 2013 and a 2014 estimate calculated by growing the 2013 IBES mean consensus estimate at the IBES mean consensus long-term growth rate. The IBES mean consensus long-term growth rate used by Evercore to derive the 2014 Schwab estimate was 15.4%. In this analysis, Evercore calculated the share price of Schwab at year-end 2012 and year-end 2013 by applying a range of P/E multiples from 20x to 23x to Schwab’s projected earnings per share for 2013 and 2014, respectively. These illustrative future stock prices were discounted to present value as of March 15, 2011 using a range of discount rates from 8% to 10% , taking into consideration, among other things, a cost of equity calculation, and were increased to reflect the present value of the future dividends per share projected by IBES to be paid by Schwab over the relevant projection period. Evercore used dividend projections for Schwab from IBES, which were $0.27 and $0.34 per share in 2012 and 2013, respectively. This analysis implied a reference range of equity values for Schwab common stock of $25.81 to $29.62 per share based on the stock price calculated at year-end 2012 and $27.56 to $31.58 per share based on the stock price calculated at year-end 2013, in each case using a discount rate of 9%. Evercore derived these ranges of P/E multiples and discount rates based on, among other things, its professional judgment and experience, including its understandings of the size, product diversity, relative profitability and expected growth of Schwab and the selected peer companies to which Evercore compared Schwab in the Schwab Peer Group Trading Analysis and the multiples and discount rates of those peer companies.

Sensitivity to Environment. Evercore estimated the prospective effect of a variety of potential external occurrences on the respective 2011E earnings per share of optionsXpress and Schwab.

	% Change in 2011E Earnings per Share
	optionsXpress 2011E	Schwab 2011E
Fed Funds Increase by 1.0%	28%	68%
Incremental 10% Market Appreciation (Immediate)	0%	15%
10% Increase in Account Trading Activity	17%	5%
10% Decline in Pricing	(19%)	(6%)

General

In connection with the review of the merger by the optionsXpress board of directors, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Evercore’s view of the value of optionsXpress or Schwab or their respective common stocks. No company used in the above analyses as a comparison is directly comparable to optionsXpress or Schwab, and no transaction used is directly comparable to the transactions contemplated by the merger agreement. Further, in evaluating comparable transactions, Evercore made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of optionsXpress, Schwab and Evercore, such as the impact of competition on optionsXpress and Schwab and their respective industries generally, industry growth and the absence of any material adverse change in the financial condition of optionsXpress and Schwab or in the markets generally.

Evercore prepared these analyses for the purpose of providing an opinion to the optionsXpress board of directors as to the fairness, from a financial point of view, of the exchange ratio to the holders of the shares of optionsXpress common stock entitled to receive shares of Schwab common stock in the merger. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty and are based upon numerous factors, assumptions with respect to industry performance, general business and economic conditions and other matters or events beyond the control of optionsXpress, Schwab and Evercore, none of optionsXpress, Schwab or Evercore assumes responsibility if future results are materially different from those forecast. The exchange ratio of shares of Schwab common stock to be received by the holders of the shares of optionsXpress common stock pursuant to the merger agreement was determined through arm’s-length negotiations between optionsXpress and Schwab and was approved by the optionsXpress board of directors. Evercore did not recommend any specific exchange ratio to the optionsXpress board of directors or the Schwab board of directors or that any given exchange ratio constituted the only appropriate exchange ratio.

Pursuant to its engagement letter, Evercore received a fee of $3 million for delivery of its fairness opinion, which was to be paid for delivery of a fairness opinion regardless of the conclusion reached in the opinion. An additional fee of $12 million becomes payable to Evercore promptly upon completion of the transaction. Furthermore, optionsXpress has agreed to reimburse Evercore for its reasonable expenses up to $30,000 (with additional amounts subject to approval by optionsXpress) incurred in connection with the engagement and to indemnify Evercore for certain liabilities arising out of its engagement. The optionsXpress board of directors engaged Evercore as its financial advisor because it is an internationally recognized investment banking and advisory firm that has substantial experience in transactions similar to the merger. Evercore, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, competitive biddings and valuations for corporate, estate and other purposes. During the two year period prior to the date of Evercore’s opinion, Evercore and its affiliates provided financial advisory services to optionsXpress, but have not received any fees for the rendering of those services or any reimbursement of expenses. During the two year period prior to the date of Evercore’s opinion, no material relationship existed between Evercore and its affiliates and Schwab pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship. Evercore may provide financial or other services to optionsXpress or Schwab in the future and in connection with any such services Evercore may receive compensation. In the ordinary course of its business, Evercore and its affiliates may, from time to time, trade in the securities or the indebtedness of optionsXpress, Schwab and their affiliates or any currencies or commodities (or derivative thereof) for its own account, the accounts of investment funds and other clients under the management of Evercore and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities, indebtedness, currencies or commodities (or derivative thereof) for any such account.

Financial Projections

optionsXpress does not as a matter of course make public projections as to future revenues, earnings or other results. However, optionsXpress has included the prospective financial information set forth below to provide its stockholders access to certain non-public financial projections provided to the optionsXpress board of directors, Schwab and optionsXpress’ financial advisor for purposes of considering and evaluating the merger. The board of directors of optionsXpress, its financial advisor and Schwab were provided with all of the financial projections set forth below. The accompanying prospective financial information was not prepared with a view toward public disclosure or a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but in the view of optionsXpress, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents to the best of optionsXpress’ knowledge and belief the expected course of action of optionsXpress. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective information. The inclusion of this information should not be regarded as an indication that optionsXpress’ board of directors, Schwab or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

Neither optionsXpress’ or Schwab’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information.

The following table presents selected projected financial data for the fiscal years ended December 31 of the year indicated. The projections were prepared by optionsXpress’ management in November 2010. The projections do not take into account any circumstances, events or accounting pronouncements occurring after the date they were prepared, nor does optionsXpress intend to update or otherwise revise the projected financial information to reflect circumstances arising since its preparation or to reflect the occurrence of unanticipated events.

	Management Forecast				2010-2014E
	2011E	2012E	2013E	2014E	CAGR
(in millions, except DARTs, customer assets and EPS)
DARTs	50,589	55,501	60,629	66,532	11.0%
% Growth	15.2%	9.7%	9.2%	9.7%
Customer Assets (in billions)	$8.9	$10.2	$11.9	$13.9	15.3%
% Growth	13.1%	15.5%	16.2%	16.6%
Revenue	$244.2	$291.9	$327.1	$371.0	13.2%
% Growth	7.9%	19.6%	12.0%	13.4%
Pre-tax Income	$86.4	$115.8	$133.9	$161.1	21.1%
% Growth	15.3%	34.0%	15.6%	20.3%
% Margin	35.4%	39.7%	40.9%	43.4%
EBITDA	$99.5	$129.8	$148.6	$175.4	20.3%
% Growth	18.7%	30.5%	14.5%	18.0%
% Margin	40.7%	44.5%	45.4%	47.3%
Net Income	$54.0	$72.4	$83.7	$100.7	20.7%
% Growth	13.7%	34.0%	15.6%	20.3%
% Margin	22.1%	24.8%	25.6%	27.1%
EPS	$0.93	$1.23	$1.42	$1.69	19.8%
% Growth	12.8%	33.1%	14.9%	19.5%

While the summary financial projections set forth above were prepared in good faith by members of optionsXpress’ management, no assurance can be given regarding future events. Therefore, these financial projections may not be necessarily predictive of actual future operating results, and this information should not be relied on as such. The estimates and assumptions underlying these financial projections involve judgments with respect to, among other things, future economic, competitive and financial market conditions and future business decisions as well as additional matters specific to the optionsXpress’ business, many of which are beyond optionsXpress’ control. The projections cover multiple years and such information by its nature becomes more speculative with each successive year. Additionally, the financial projections in this section were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or published guidelines of the Securities and Exchange Commission regarding financial projections. The financial projections are not historical fact. In light of the foregoing, optionsXpress stockholders are cautioned not to unduly rely on these summary financial projections.

The inclusion of these financial projections should not be interpreted as an indication that optionsXpress considers this information necessarily predictive of actual future results, and this information should not be relied on for that purpose. These projections are not included in this document in order to induce any stockholder of optionsXpress to vote to approve the merger agreement, or to impact any investment decision with respect to its common stock. See “Information Regarding Forward-Looking Statements” beginning on page 23.

OPTIONSXPRESS DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THESE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF SUBSEQUENT EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE NO LONGER APPROPRIATE.

Interests of optionsXpress’ Directors and Executive Officers in the Merger

In considering the recommendations of the optionsXpress board of directors, you should be aware that certain of optionsXpress’ directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of optionsXpress stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The board of directors of optionsXpress was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decisions to approve the merger agreement and the merger and the recommendation that optionsXpress stockholders vote in favor of approving the merger. For purposes of all of the optionsXpress agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

The following table identifies the number of shares of Schwab common stock that will be received by each director and executive officer of optionsXpress in exchange for optionsXpress common stock (excluding deferred shares) held by each such director and executive officer, in each case based on his direct and indirect holdings as of July 15, 2011:

Name	Number of Shares of optionsXpress Common Stock	Number of Shares of Schwab Common Stock to be Received in Exchange for optionsXpress Common Stock Upon Closing
James A. Gray	13,198,406	13,462,374
Ned Bennett	1,487,595	1,517,347
David A. Fisher	114,050	116,331
Thomas E. Stern	72,555	74,006
Michael J. Soenen	28,118	28,680
Scott Wald	25,575	26,087
Peter Bottini	14,820	15,116
Adam J. DeWitt	14,499	14,789
Bruce R. Evans	13,072	13,333
Steven Fradkin	13,072	13,333
Howard C. Draft	13,072	13,333
Kirk Chartier	1,000	1,020

Interests of Mr. James Gray (Chairman of the Board of Directors)

Mr. James Gray, the chairman of the board of directors of optionsXpress, beneficially owned 13,257,582 shares, or approximately 23.0%, of outstanding common stock of optionsXpress, which includes vested options to acquire 59,176 shares of optionsXpress common stock, in each case as of the record date, personally and through his interest in G-Bar Limited Partnership and JG 2002 Delta Trust. Pursuant to the voting agreement entered into among G-Bar, JG Trust, Schwab and optionsXpress in connection with the execution of the merger agreement, G-Bar and JG Trust has each agreed to, among other things, (1) vote its shares in favor of the adoption of the agreement and plan of merger and against any takeover bid by a third party, (2) comply with certain restrictions on the disposition of such shares, subject to the terms and conditions contained in the voting agreement and (3) grant an irrevocable proxy in favor of designated officers of Schwab to vote its shares of optionsXpress common stock as required by the terms of the proposed voting agreement. Upon completion of the merger, and pursuant to the terms of the merger agreement, Mr. Gray, through G-Bar and JG Trust, would exchange all of his equity interest in optionsXpress for approximately 13,522,733 shares of Schwab common stock, which includes vested options to acquire shares of Schwab common stock.

Pursuant to the terms of his amended and restated retention letter agreement with optionsXpress, dated January 3, 2007, in the event that Mr. Gray ceases to be chairman of the board of directors of optionsXpress, without his prior consent, Mr. Gray is entitled to 12 months of separation pay at the rate of his then-current base remuneration of $300,000 per year payable in 12 equal monthly installments. Mr. Gray’s retention letter agreement also provides for a post-separation 12-month noncompetition period as well as a simultaneous 12-month non-solicitation/non-hire restriction. optionsXpress has the option to pay Mr. Gray his then-current base retainer in monthly installments for up to 24 additional months in order to extend his noncompetition period after the initial 12-month period has lapsed.

Interests of Mr. Ned Bennett (Vice Chairman of the Board of Directors)

Pursuant to the terms of his employment letter agreement dated January 15, 2004, if the employment of Mr. Bennett is terminated by optionsXpress without cause or by Mr. Bennett for good reason, then Mr. Bennett is entitled to 12 months of base salary payable in 12 monthly installments. Mr. Bennett’s current base salary is $385,000.

Mr. Bennett is subject to a 12-month noncompetition period as well as a simultaneous 12-month non-solicitation period following his termination of employment. In the event of Mr. Bennett’s termination of employment for any reason, optionsXpress has the option to pay Mr. Bennett his then-current base salary in monthly installments for up to 24 additional months in order to extend his noncompetition period after the initial 12-month period has lapsed.

Equity Compensation Awards

The merger agreement provides that, upon completion of the merger, each optionsXpress stock option and deferred share will be converted, based on the 1.02 exchange ratio, into an option or deferred share of Schwab common stock, and will otherwise be subject to the same terms as the original optionsXpress stock option or deferred share, as applicable, was subject. optionsXpress’ directors and executive officers own optionsXpress common stock, options and deferred shares of optionsXpress common stock and, like other optionsXpress stockholders, will be entitled to receive equity securities of Schwab for their optionsXpress shares, options and stock-based awards.

In addition, pursuant to retention agreements between Schwab and Messrs. David Fisher, Adam DeWitt and Peter Bottini entered into in connection with the execution of the merger agreement (as described in greater detail below), upon a change in control of optionsXpress, each executive’s unvested optionsXpress options will become fully vested and exercisable and their deferred shares will vest in full. Pursuant to Mr. Bennett’s equity arrangements with optionsXpress, upon a change in control of optionsXpress, his unvested optionsXpress options will become fully vested and exercisable and his deferred shares will vest in full. The unvested optionsXpress options and deferred shares of optionsXpress common stock held by other directors and officers of optionsXpress will continue to vest according to the terms of the instrument by which such options or deferred shares were granted.

The following table identifies, for each of the executive officers of optionsXpress, (1) the aggregate number of shares of Schwab common stock that would be held by each executive upon completion of the merger that correspond to their optionsXpress deferred shares that become vested upon completion of the merger, (2) the aggregate number of vested options to acquire shares of Schwab common stock that would be held by each executive upon completion of the merger that correspond to the optionsXpress stock options that are currently unvested stock options, and (3) the average exercise price of vested options to acquire shares of Schwab common stock that would be held by each executive upon completion of the merger that correspond to the optionsXpress stock options that are currently unvested stock options, in each such case based on optionsXpress equity compensation holdings as of July 15, 2011:

Name	Number of Outstanding Shares of Schwab Stock Received Upon Vesting of Deferred Shares at Closing	Number of Schwab Shares Subject to Stock Options Which Vest at Closing	Average Exercise Price of Stock Options on Schwab Shares Which Vest at Closing
David A. Fisher	141,250	117,849	$13.74
Adam J. DeWitt	34,925	28,750	$13.78
Peter Bottini	28,846	96,154	$12.18
Ned W. Bennett	2,040	3,141	$17.82
Kirk Chartier	—	—	—
Thomas E. Stern	—	—	—

The following table identifies for each member of the board of directors of optionsXpress (other than Messrs. Fisher and Bennett), (1) the aggregate number of shares of Schwab common stock that would be held by each such director upon completion of the merger, (2) the aggregate number of options to acquire shares of Schwab common stock that would be held by each director upon completion of the merger, and (3) the average exercise price of options to acquire shares of Schwab common stock that would be held by each executive upon completion of the merger, in each case based on optionsXpress equity compensation holdings as of July 15, 2011:

Name	Number of Outstanding Shares of Schwab Stock Received at Closing	Number of Schwab Shares Subject to Stock Options at Closing	Average Exercise Price of Stock Options on Schwab Shares at Closing
James A. Gray	13,462,374	60,360	$16.06
Michael J. Soenen	28,680	14,821	$14.63
Scott Wald	26,087	42,463	$16.38
Howard C. Draft	13,333	24,143	$16.06
Bruce R. Evans	13,333	24,143	$16.06
Steven Fradkin	13,333	33,303	$17.56

Special Dividend Deferred Share Bonus Program

optionsXpress declared and paid a $4.50 per share special dividend in December 2010. At the time, the board of directors of optionsXpress approved the payment of a special bonus, which we refer to as the special dividend bonus, in the amount of $4.50 per share in cash for each unvested deferred share that was granted before December 28, 2010 and became vested after the payment of the dividend. Since December 31, 2010, optionsXpress has paid the special dividend bonus for deferred shares that have vested according to their original vesting schedules. The following table identifies, for each executive officer of optionsXpress, (1) the aggregate number of deferred shares of optionsXpress common stock that would become vested as a result of the merger for which a special dividend bonus payment would be made as a result and (2) the aggregate amount of the special dividend bonus that would become vested and payable upon completion of the merger:

Name	Deferred Shares Vested	Special Dividend Bonus
David A. Fisher	95,580	$430,110
Adam J. DeWitt	22,840	$102,780
Peter Bottini	13,540	$60,930
Ned Bennett	2,000	$9,000
Kirk Chartier	—	—
Thomas E. Stern	—	—

Interests of Kirk Chartier (Chief Marketing Officer)

Pursuant to the terms of his offer letter with optionsXpress dated January 4, 2010, Mr. Chartier is entitled to an amount equal to his current base salary of $300,000 if his employment with optionsXpress is terminated without cause. In addition, if his termination without cause is within 12 months following a change in control, Mr. Chartier’s unvested options and restricted stock will immediately vest upon such termination.

Other Executives

Except as described above, no other optionsXpress executive officers have employment agreements with optionsXpress or any other arrangements with optionsXpress which would provide them with any severance benefits or accelerated vesting of any optionsXpress equity incentive awards that they may hold, upon the completion of the merger.

Retention Agreements with Schwab

In connection with the merger, Schwab has entered into retention agreements with Messrs. Fisher, DeWitt and Bottini, which we collectively refer to as the retention agreements, each of which supersedes each such executive’s previous employment agreement with optionsXpress, and is conditioned and becomes effective upon completion of the merger. It is possible that other members of optionsXpress’ current management team will enter into arrangements with Schwab or its affiliates in connection with the completion of the merger after the date of this proxy statement/prospectus.

Title/Compensation

Pursuant to their retention agreements, Messrs. Fisher, DeWitt and Bottini will hold the following positions and be entitled to an annual base salary as set forth in the table below.

Name	Title	Annual Base Salary
David A. Fisher	Senior Vice President and President of optionsXpress	$425,000
Adam J. DeWitt	Vice President, optionsXpress	$260,000
Peter Bottini	Vice President, optionsXpress	$275,000

Bonuses

Pursuant to their retention agreements, Messrs. Fisher, DeWitt and Bottini are entitled to certain annual, deal and retention bonuses. For the first two calendar years ending after the date on which the merger is completed, the executives will be eligible to earn annual target bonus opportunities equal to $425,000 in the case of Mr. Fisher, $120,000 in the case of Mr. DeWitt and $200,000 in the case of Mr. Bottini. For the first calendar year ending after the closing date, the annual target bonus opportunity will be pro-rated based on the number of days worked for Schwab during that year.

The executives are also entitled to receive a lump sum amount that is at least equal to a pro-rata portion (based on the number of days in the period of optionsXpress’ fiscal year that precedes the date of the closing of the merger, relative to 365 days) of $342,500 for Mr. Fisher, $165,000 for Mr. DeWitt and $190,000 for Mr. Bottini. This bonus amount may be increased in the discretion of the Chief Operating Officer of Schwab’s Investor Services business based upon the actual performance of optionsXpress during the period of optionsXpress’ fiscal year that precedes the closing date.

So long as each respective executive is employed through the closing date of the merger, such executive is entitled to deal bonuses as follows (i) following the closing, $800,000 to Mr. Fisher, $355,000 to Mr. DeWitt and $500,000 to Mr. Bottini and (ii) following the second anniversary of the closing date of the merger, $592,500 to Mr. Fisher, $225,000 to Mr. DeWitt and $250,000 to Mr. Bottini, which will be paid whether or not the executive is employed with optionsXpress on such second anniversary date.

Finally, if each respective executive is employed through the following anniversary dates, such executive is entitled to a retention bonus as follows: (i) upon the first anniversary of the closing date, $607,500 to Mr. Fisher, $262,500 to Mr. DeWitt and $187,500 to Mr. Bottini and (ii) upon the second anniversary of the closing date, $1,170,000 to Mr. Fisher, $412,500 to Mr. DeWitt and $562,500 to Mr. Bottini. If any of the respective executives’ employment is terminated by Schwab without cause or by the executives for good reason (as defined in the retention agreements), the executive will still be entitled to any unpaid amounts of these retention bonuses on the dates they would otherwise be due. A summary of the foregoing bonuses is set forth in the table below.

Name	Annual Target Bonus		Pre-Closing Annual Bonus		Deal Bonus		Retention Bonus
David A. Fisher	$425,000	(1)	$342,500	(2)	$800,000	(3)	$607,500	(5)
					$592,500	(4)	$1,170,000	(6)

Adam J. DeWitt	$120,000	(1)	$165,000	(2)	$355,000	(3)	$262,500	(5)
					$225,000	(4)	$412,500	(6)

Peter Bottini	$200,000	(1)	$190,000	(2)	$500,000	(3)	$187,500	(5)
					$250,000	(4)	$562,500	(6)

(1)	Pro rata payment for the first calendar year after the closing date to be made based upon the number of days worked for Schwab in such period relative to 365 days.
(2)	Pro rata payment to be made based upon the number of days worked for optionsXpress in such period relative to 365 days.
(3)	Payable in the normal payroll processing cycle of Schwab following the closing date of the merger.
(4)	Payable in the normal payroll processing cycle of Schwab following the second anniversary of the closing date of the merger.
(5)	Payable in the normal payroll processing cycle of Schwab following the first anniversary of the closing date of the merger if executive remains employed by Schwab through such date.
(6)	Payable in the normal payroll processing cycle of Schwab following the second anniversary of the closing date of the merger if executive remains employed by Schwab through such date.

Equity Compensation

As discussed above, pursuant to the retention agreements, in the event that the merger is completed, each of Messrs. Fisher’s, DeWitt’s and Bottini’s unvested optionsXpress options will become fully vested and exercisable and their unvested shares of optionsXpress deferred shares will vest in full upon the completion of the merger.

In addition, pursuant to the retention agreements, Messrs. Fisher, DeWitt and Bottini are eligible to receive from Schwab certain equity incentive awards. As soon as practicable after the closing date of the merger, Schwab will recommend to its board of directors or the compensation committee that the executives receive equity awards with a value (based on the closing price of Schwab common stock on the date of grant of such awards) equal to $1,500,000 in the case of Mr. Fisher, $350,000 in the case of Mr. DeWitt and $600,000 in the case of Mr. Bottini. Of these awards, 70% will be options to purchase shares of Schwab common stock, and the remaining 30% will be time-vested restricted stock units of Schwab common stock. These equity grants vest, subject to each respective executive’s continued employment with Schwab through each vesting date, as follows: 25% on each of the second and third anniversaries of the grant date; and the remaining 50% of the fourth anniversary of the grant date. These equity grants will otherwise be subject to terms specified in the applicable Schwab award agreement to be provided to the executives at the time of grant.

The executives will also be eligible for additional equity grants under Schwab’s Key Contributor Program, while employed with Schwab, during each of the first two annual grant cycles of Schwab that begin following the closing date (generally expected to occur on or about October 2011 and 2012) having a target value (based on the closing price of Schwab common stock on the date of grant of such awards) equal to $400,000 for Mr. Fisher, $150,000 for Mr. DeWitt and $125,000 for Mr. Bottini. Following these grants cycles, each executive will be eligible to receive equity grants at a target value equal to the level applicable to other Schwab employees of similar rank.

Other Terms

Except as described above, none of Messrs. Fisher, DeWitt, or Bottini will be eligible for any payments or benefits upon any termination of their employment with Schwab. However, upon any termination, each executive is subject to a covenant not to compete which precludes such executive from managing, controlling, participating in (whether as an officer, director, employee, partner, agent, representative or otherwise), consulting with or rendering services with respect to any entity that engages or proposes to engage in the on-line securities industry for the retail, consumer customer base (including, for the avoidance of doubt and without limitation, the service of retail brokerage accounts through independent representatives) or any other business conducted by optionsXpress, Schwab or any of its subsidiaries and in which such executive materially participated during his employment term for the duration of a “restricted period.” For Mr. Fisher, the restricted period will last for (i) 24 months upon any termination of employment that occurs during the period beginning with the closing date and ending on the first anniversary of the closing date, (ii) 18 months if the termination of employment occurs after the first anniversary but on or before the second anniversary of the closing date, and (iii) 12 months if the termination of employment occurs at any time after the second anniversary of the closing date. For Messrs. DeWitt and Bottini, the restrictive period will last for (i) 18 months following any termination of employment that occurs during the period beginning with the closing date and ending on the second anniversary of the closing date, and (ii) 12 months if the termination of employment occurs at any time after the second anniversary of the closing date.

Indemnification

Schwab has agreed to indemnify and hold harmless all past and present officers and directors of optionsXpress and its subsidiaries in their capacities as such against all losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement to the fullest extent such persons would be entitled to such indemnification under the certificate of incorporation and bylaws of optionsXpress as in effect on the date of the merger agreement and permitted by applicable law.

The merger agreement provides that Schwab will use its reasonable best efforts to cause the persons serving as officers and directors of optionsXpress immediately prior to the effective time to be covered for a period of six years after completion of the merger by Schwab’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not in the aggregate less advantageous than the current policy, subject to specified cost limitations. Alternatively, Schwab or optionsXpress may obtain “tail” insurance policies with a claims period of at least six years of the completion of the merger, subject to specified cost limitations.

Schwab’s Reasons for the Merger

Schwab’s reasons for entering into the merger agreement include to:

•	acquire a more flexible and extendable technology platform that positions Schwab to better meet active investor client needs today and in the future;

•	improve Schwab’s scale, operational efficiency, long-term growth and ability to attract and retain clients;

•	unite Schwab’s and optionsXpress’ complementary strengths across equities, options and futures;

•	use optionsXpress’ derivative trading tools, analytics and education, as well as foreign exchange capabilities, for Schwab’s existing client base;

•	offer Schwab’s breadth of products and services to optionsXpress clients;

•	provide Schwab the opportunity to capitalize on the growth of the derivatives trading market;

•	provide Schwab’s clients with expanded access to investor education on derivatives trading; and

•	increase Schwab’s stockholder value through enhanced growth and operating leverage.

The board of directors of Schwab approved the merger agreement after Schwab’s senior management discussed with the board of directors a number of factors, including those described above and the business, results of operations, financial performance and condition, strategic direction and prospects of optionsXpress. The Schwab board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Schwab board of directors viewed its position as being based on all the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.

Schwab’s Board of Directors after the Merger

Upon completion of the merger, the current directors of Schwab are expected to continue in their current positions. Information about the current Schwab directors can be found in the documents listed under the heading “Schwab Securities and Exchange Commission Filings” in the section entitled “Where You Can Find More Information” beginning on page 85.

Material U.S. Federal Income Tax Consequences of the Merger

The following summary describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of optionsXpress common stock. The following summary is based upon the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to income tax, or federal laws applicable to alternative minimum taxes, are not addressed in this proxy statement/prospectus.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner which is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion addresses only those holders of optionsXpress common stock that hold their optionsXpress common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of optionsXpress common stock in light of their individual circumstances or to holders of optionsXpress common stock that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold optionsXpress common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who are not citizens or residents of the United States; and

•	holders who acquired their shares of optionsXpress common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds optionsXpress common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, the material U.S. federal income tax consequences will be as follows:

•	no gain or loss will be recognized by Schwab or optionsXpress as a result of the merger;

•

except as discussed below with respect to cash received instead of a fractional share of Schwab common stock, under “—Cash Received Instead of a Fractional Share of Schwab Common Stock,” no gain or loss will be recognized by U.S. holders who exchange all of their optionsXpress common stock for Schwab common stock pursuant to the merger;

•

the aggregate basis of the Schwab common stock received by a U.S. holder of optionsXpress common stock in the merger (including fractional shares of Schwab common stock deemed received and redeemed as described below) will be the same as the aggregate basis of the optionsXpress common stock for which it is exchanged; and

•

the holding period of Schwab common stock received in exchange for shares of optionsXpress common stock (including fractional shares of Schwab common stock deemed received and redeemed as described below) will include the holding period of the optionsXpress common stock for which it is exchanged.

If a U.S. holder acquired different blocks of optionsXpress shares at different times or different prices, such U.S. holder must determine its tax basis and holding period separately with respect to each block of optionsXpress shares.

Completion of the merger is conditioned on, among other things, the receipt by optionsXpress and Schwab of legal opinions from Kirkland & Ellis LLP and Simpson Thacher & Bartlett LLP, respectively, each dated as of the closing date of the merger, that for U.S. federal income tax purposes the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on certain assumptions and on representation letters provided by optionsXpress and Schwab to be delivered at the time of closing. Although the merger agreement allows each of Schwab and optionsXpress to waive this condition to closing, neither Schwab nor optionsXpress currently anticipates doing so. Neither of the tax opinions will be binding on the Internal Revenue Service. Neither Schwab nor optionsXpress intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger and there is no guarantee that the Internal Revenue Service will treat the merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Cash Received Instead of a Fractional Share of Schwab Common Stock

A U.S. holder of optionsXpress common stock who receives cash instead of a fractional share of Schwab common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Schwab. As a result, such U.S. holder of optionsXpress common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. Any such gain or loss recognized by the U.S. holders will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the relevant shares is greater than one year. The deductibility of capital losses is subject to limitations.

You are urged to consult with your own tax advisors about the particular tax consequences of the merger to you, including the effects of U.S. federal, state or local, or foreign and other tax laws.

Backup Withholding and Information Reporting

Payments of cash in lieu of a fractional share of Schwab common stock to a U.S. holder pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

U.S. holders will be required to retain records pertaining to the merger. Each U.S. holder of optionsXpress common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Schwab common stock in the merger will be required to file a statement with such U.S. federal income tax return setting forth such holder’s basis in the optionsXpress common stock surrendered and the fair market value of the Schwab common stock and cash received in the merger. A “significant holder” is a holder of optionsXpress common stock, who, immediately before the merger, owned at least 5% of the outstanding stock of optionsXpress.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

Accounting Treatment of the Merger

The merger will be accounted for using the acquisition method of accounting with Schwab treated as the acquiror. Under this method of accounting, optionsXpress’ assets and liabilities will be recorded by Schwab at their respective fair values as of the closing date of the merger and added to those of Schwab. The amount of the purchase price in excess of the aggregate fair value of the net assets of optionsXpress will be recorded as goodwill. However, in the event that the aggregate fair value of the net assets of optionsXpress exceeds the purchase price, such excess will be recognized in earnings by Schwab on the closing date of the merger. The purchase price will be measured by multiplying the number of Schwab common shares issued in connection with the merger by the closing share price of Schwab’s common stock on the effective date of the merger. Financial statements of Schwab issued after the merger will not be restated retroactively to reflect the historical financial position or results of operations of optionsXpress prior to the merger. The results of operations of optionsXpress will be included in the results of operations of Schwab beginning on the effective date of the merger.

Regulatory Approvals Required for the Merger

Schwab and optionsXpress have agreed to use reasonable best efforts to obtain the regulatory approvals required or advisable to complete the merger.

Antitrust Approvals

The merger is subject to review by the Antitrust Division of the U.S. Department of Justice, which is referred to as the Antitrust Division, and the U.S. Federal Trade Commission, which is referred to as the FTC (collectively referred to as the antitrust agencies), under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules that have been promulgated under the Act, collectively referred to herein as the HSR Act. Under the HSR Act, Schwab and optionsXpress are required to make premerger notification filings and to await the expiration or early termination of the statutory waiting period (and any extension of the waiting period) prior to completing the merger. On April 7, 2011, Schwab and optionsXpress each filed a Premerger Notification and Report Form with the antitrust agencies, and the applicable waiting period under the HSR Act was terminated early on April 22, 2011.

There can be no assurance that the merger will not be challenged on antitrust or competition grounds or, if a challenge is made, what the outcome would be. The Antitrust Division, the FTC, any U.S. state and other applicable U.S. or non-U.S. regulatory bodies may challenge the merger on antitrust or competition grounds at any time, including after the expiration or termination of the waiting period under the HSR Act or other applicable process, as they may deem necessary or desirable or in the public interest. Accordingly, at any time before or after the completion of the merger, any such party could take action under the antitrust laws, including, without limitation, by seeking to enjoin the effective time of the merger or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under antitrust or competition laws under certain circumstances.

Other Regulatory Procedures

The merger is subject to certain regulatory requirements of other municipal, state and federal, domestic or foreign, governmental agencies and authorities, including those relating to the offer and sale of securities. Schwab and optionsXpress have agreed to use reasonable best efforts to obtain as promptly as practicable all regulatory approvals that are required to complete the transactions contemplated by the merger agreement. The foreign, federal and state securities authorities, regulatory authorities and organizations, and self-regulatory organizations, from which approvals must be sought or to which notifications must be provided include, among others: (1) the Financial Industry Regulatory Authority, Chicago Board Options Exchange and NASDAQ Stock Market LLC; (2) the Netherlands Authority for the Financial Markets and Dutch Central Bank; (3) the Monetary Authority of Singapore; and (4) the Investment Industry Regulatory Organization of Canada and applicable Canadian provincial securities commissions (which Canadian approvals have been received).

Schwab and optionsXpress have obtained or are currently working to comply in all material respects with the requirements of these required regulatory approvals, as appropriate, and do not currently anticipate that they will materially hinder, delay or restrict completion of the merger. Although neither optionsXpress nor Schwab knows of any reason why any outstanding regulatory approvals would not be obtained in a timely manner, neither Schwab nor optionsXpress can be certain when or if such approvals will be obtained.

Conversion of Shares; Exchange of Certificates; Dividends; Withholding

Conversion and Exchange of Shares. The conversion of shares of optionsXpress common stock (other than excluded shares) into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after completion of the merger, the exchange agent will exchange certificates and book-entry shares representing shares of optionsXpress common stock for the merger consideration to be received in the merger pursuant to the terms of the merger agreement. Wells Fargo Bank, N.A. will be the exchange agent in the merger and will exchange certificates and book-entry shares for the merger consideration and perform other duties as explained in the merger agreement.

If any Schwab shares are to be issued in a name other than that in which the optionsXpress stock certificates or book-entry shares surrendered in exchange for the merger consideration are registered, the person requesting the exchange must pay any transfer or other taxes required by reason of the issuance of the new Schwab shares in a name other than that of the registered holder of the optionsXpress stock certificate or book-entry shares surrendered, or must establish to the satisfaction of the exchange agent that any such taxes have been paid or are not applicable.

optionsXpress stock certificates may be exchanged for the merger consideration with the exchange agent for up to nine months after the completion of the merger. At the end of that period, any shares of Schwab common stock may at Schwab’s option be returned to Schwab or transferred as directed by Schwab, and in such case, any holders of optionsXpress stock certificates that have not exchanged their stock certificates would then be entitled to look only to Schwab for payment of the merger consideration.

Letter of Transmittal. As soon as reasonably practicable after the effective time of the merger, the exchange agent will send a letter of transmittal to those persons who were record holders of shares of optionsXpress common stock immediately prior to the effective time of the merger. This mailing will contain instructions on how to surrender optionsXpress shares in exchange for the merger consideration the holder is entitled to receive under the merger agreement. Holders of optionsXpress common stock that hold their shares in certificated form will be required to return, along with surrendered certificates, a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, to be entitled to receive the merger consideration pursuant to the terms of the merger agreement. However, holders of optionsXpress common stock who hold their shares in book-entry form (rather than through a certificate representing optionsXpress common stock) will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent in order to receive the merger consideration that the holder is entitled to receive pursuant to the terms of the merger agreement.

If you hold your shares in certificated form, do not submit your optionsXpress stock certificates for exchange now. You will receive transmittal instructions from the exchange agent at a later date. Please be sure to read and follow the transmittal instructions when you receive them.

If a certificate for optionsXpress common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon making of an affidavit of that fact and the posting of a bond in a reasonable amount as an indemnity.

Fractional Shares. No fractional shares of Schwab common stock will be issued to any holder of optionsXpress common stock upon completion of the merger. For each fractional share that would otherwise be issued, Schwab will pay cash (without interest) in an amount equal to the fractional share interest to which such stockholder would otherwise be entitled (after taking into account all shares of optionsXpress common stock held by such stockholders) multiplied by the closing price of Schwab common stock as reported on the New York Stock Exchange on the last trading day immediately preceding the effective time of the merger.

Dividends and Distributions. Until shares of optionsXpress common stock are surrendered for exchange, any dividends or other distributions declared after the effective time of the merger with respect to shares of Schwab common stock into which optionsXpress shares may have been converted will accrue but will not be paid. Schwab will pay to former optionsXpress stockholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their shares. At and after the effective time of the merger, there will be no transfers on the stock transfer books of optionsXpress of any optionsXpress shares. If shares of optionsXpress common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which such shares have been converted pursuant to the merger agreement.

Withholding. Schwab or the exchange agent will be entitled to deduct and withhold from the merger consideration otherwise payable to any optionsXpress stockholder the amounts it is required to deduct and withhold under any provision of any federal, state, local or foreign tax law. To the extent that Schwab or the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the stockholders in respect of whom such deduction and withholding were made.

Appraisal Rights

Section 262 of the Delaware General Corporation Law, or the DGCL, provides that stockholders have the right, in some circumstances, to dissent from certain corporate actions and to instead demand payment of the fair value of their shares. Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (1) listed on a national securities exchange or (2) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing. Therefore, because optionsXpress’ common stock is listed on the NASDAQ Global Select Market, and holders thereof will receive in the merger only shares of Schwab common stock, which will be publicly listed on the New York Stock Exchange, and cash in lieu of fractional shares, holders of optionsXpress common stock will not be entitled to appraisal rights in the merger with respect to their shares of optionsXpress common stock.

Litigation Relating to the Merger

As previously disclosed in the Registration Statement on Form S-4 originally filed with the SEC on April 21, 2011, a number of purported class action lawsuits were filed by optionsXpress stockholders challenging Schwab’s proposed acquisition of optionsXpress. These suits name as defendants optionsXpress, members of optionsXpress’ board of directors (whom we refer to as the individual defendants), Schwab and Neon Acquisition Corp. (collectively referred to as defendants).

Seven lawsuits were filed in the Circuit Court of Cook County, Illinois. By orders dated April 6, 2011 and April 27, 2011, the Illinois lawsuits were consolidated under the caption Kolton v. Gray, et al. (Civ. Action No. 11CH10657) (which we refer to as the Consolidated Illinois Action). On May 9, 2011, the Illinois plaintiffs filed a consolidated amended complaint (which we refer to as the Illinois Amended Complaint).

Three lawsuits were filed in the Court of Chancery of the State of Delaware. By order dated April 25, 2011, the Delaware lawsuits were consolidated under the caption In re optionsXpress Holdings, Inc. Shareholder Litigation, Consolidated C.A. No. 6314-VCL (which we refer to as the Consolidated Delaware Action). The

Delaware plaintiffs filed a consolidated amended complaint on April 25, 2011. On April 28, 2011, the Delaware court stayed the Consolidated Delaware Action in favor of the Consolidated Illinois Action.

The complaints generally allege that (i) the individual defendants breached fiduciary duties owed to optionsXpress’ stockholders by allegedly approving the merger agreement at an unfair price and through an unfair process and by agreeing to certain deal protection devices; and (ii) the transaction unfairly benefits certain members of optionsXpress’ board of directors, including the chief executive officer, to the disadvantage of other optionsXpress stockholders. The complaints also allege that Schwab and Neon Acquisition Corp. aided and abetted the alleged fiduciary breaches by the individual defendants. The complaints seek, among other relief, to enjoin the transaction, rescission in the event the transaction is consummated, an order directing defendants to account to plaintiff and other members of the putative class for all damages caused by their breaches, and an award of costs and disbursements, including reasonable attorneys’ and expert fees.

On May 20, 2011, defendants moved to dismiss the Illinois Amended Complaint. On June 16, 2011, the Illinois court dismissed with prejudice all claims against Schwab and Neon Acquisition Corp. in the Consolidated Illinois Action.

On June 22, 2011, the parties entered into a Memorandum of Understanding to resolve all claims related to the merger. Following arm’s length negotiations, the parties agreed that, in exchange for full releases of all claims related to the merger, defendants would provide supplemental disclosures to the amended Registration Statement on Form S-4, of which this proxy statement/prospectus is a part. Defendants have also agreed not to oppose any fee application by plaintiffs’ counsel that does not exceed $650,000. The settlement is subject to final documentation and court approval and is conditioned on consummation of the merger. Defendants deny any wrongdoing in connection with the merger and believe the claims lack merit. In the event the settlement is not finalized, the remaining defendants will continue to defend the claims vigorously.

Restrictions on Sales of Shares by Certain Affiliates

The shares of Schwab common stock to be issued in the merger will be freely transferable under the Securities Act, except for shares issued to any stockholder who is an “affiliate” of Schwab as defined by Rule 144 under the Securities Act. Affiliates consist of individuals or entities that control, are controlled by, or are under common control with Schwab and include the executive officers and directors of Schwab and may include significant stockholders of Schwab.

Stock Exchange Listings

Following the merger, the shares of Schwab common stock will continue to trade on the New York Stock Exchange under the symbol “SCHW.”

Delisting and Deregistration of optionsXpress Common Stock after the Merger

When the merger is completed, the optionsXpress common stock currently listed on the NASDAQ Global Select Market will be delisted from the NASDAQ Global Select Market and will be deregistered under the Exchange Act.

PROPOSAL NO. 1: THE MERGER AGREEMENT

This section of the document describes the material terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated herein by reference and attached as Annex A to this proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that may be important to you. You are urged to read the full text of the merger agreement.

Structure

Subject to the terms and conditions of the merger agreement, and in accordance with Delaware law, at the completion of the merger, Neon Acquisition Corp. (a newly formed and wholly-owned subsidiary of Schwab established to facilitate the acquisition of optionsXpress) will be merged with and into optionsXpress. optionsXpress will survive the merger as a wholly-owned subsidiary of Schwab and will continue its corporate existence under the laws of the State of Delaware under the name “optionsXpress Holdings, Inc.”

Each share of Schwab common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of Schwab, and each share of optionsXpress common stock issued and outstanding at the effective time of the merger (other than excluded shares) will be converted into the right to receive 1.02 shares of Schwab common stock, as described below. See “—Consideration to be Received in the Merger.”

The merger agreement provides that Schwab may change the method of effecting the business combination between Schwab and optionsXpress; however, no such change will alter or change the amount or kind of merger consideration to be provided under the merger agreement, materially impede or delay completion of the merger, or adversely affect the anticipated tax consequences to optionsXpress or its stockholders in the merger.

Effective Time

The merger will be completed and become effective when the parties to the merger agreement file the certificate of merger with the Secretary of State of the State of Delaware. However, Schwab and optionsXpress may agree to a later time for completion of the merger and specify that time in the certificate of merger in accordance with Delaware law. The closing of the merger will take place on the second business day after the conditions to the merger have been satisfied or waived, or on such other date as Schwab and optionsXpress may agree.

Surviving Corporation, Governing Documents and Directors

At the effective time of the merger, the certificate of incorporation and bylaws of optionsXpress, as in effect immediately prior to the effective time of the merger, will be amended so as to read as that of Neon Acquisition Corp., respectively, and will be the certificate of incorporation and bylaws of optionsXpress as the surviving corporation of the merger.

At the effective time of the merger, the board of directors of Neon Acquisition Corp. immediately prior to the effective time of the merger will be the directors of optionsXpress as the surviving corporation of the merger.

Consideration to be Received in the Merger

Upon completion of the merger, each outstanding share of optionsXpress common stock (other than excluded shares) will be converted into the right to receive 1.02 shares of Schwab common stock. The value of the consideration is dependent upon the value of Schwab common stock and therefore will fluctuate with the market price of Schwab common stock.

No fractional shares of Schwab common stock will be issued to any holder of optionsXpress common stock upon completion of the merger. For each fractional share that would otherwise be issued Schwab will pay cash in an amount equal to the fractional share interest to which such stockholder would otherwise be entitled (after taking into account all shares of optionsXpress common stock held by such stockholders) multiplied by the closing price of Schwab common stock as reported on the New York Stock Exchange on the last trading day immediately preceding the effective time of the merger.

Stock Options, Other Stock-Based Awards and Employee Stock Purchase Plan

optionsXpress Stock Options

Each outstanding option to purchase shares of optionsXpress common stock granted under optionsXpress’ stock incentive plans, whether vested or unvested, will be converted pursuant to the merger agreement into an option to purchase, on the same terms and conditions as were applicable under such optionsXpress option prior to the merger, Schwab common stock, except that Schwab may at its option decide to cancel in exchange for a cash payment any such options held by optionsXpress employees who reside outside of the United States. The number of shares of Schwab common stock underlying the new Schwab stock option will be equal to the product of:

•	the number of shares of optionsXpress common stock otherwise purchasable pursuant to such optionsXpress option and

•	1.02,

rounded down, if necessary, to the nearest whole share of Schwab common stock.

The per share exercise price of these converted options will be obtained by dividing:

•	the per share exercise price of such optionsXpress stock option by

•	1.02,

rounded up to the nearest cent.

In the event that Section 421 of the Code applies, the foregoing method will be adjusted in a manner that complies with Section 424(a) of the Code and results in the smallest modification in the economic values that otherwise would be achieved by the holder pursuant to the method described above.

Other Stock-Based Awards

Under the terms of the merger agreement, at the effective time of the merger, each right to receive shares of optionsXpress common stock or benefits measured by the value of a number of optionsXpress common stock, and each award consisting of shares of optionsXpress common stock (including restricted stock, restricted stock units, deferred stock units, performance shares (or units), phantom stock units and dividend equivalents), other than optionsXpress stock options, which we collectively refer to as optionsXpress stock-based awards, that was granted under optionsXpress’ stock incentive plans and is outstanding immediately prior to the effective time of the merger will be converted into a right or award with respect to a number of shares of Schwab common stock equal to the product of:

•	the number of shares of optionsXpress common stock subject to the optionsXpress stock-based award and

•	1.02,

provided, that any fractional shares of Schwab common stock resulting from such multiplication will be rounded down to the nearest whole share and such converted stock-based award will remain subject to the terms of the applicable optionsXpress’ stock incentive plans and the award agreements under such stock incentive plans.

Employee Stock Purchase Plan

optionsXpress will take all actions necessary to:

•	terminate the offering period currently in effect under its employee stock purchase plan as soon as practicable after March 18, 2011;

•	provide that no new offering periods commence after March 18, 2011;

•	provide that there will be no increase in the amount of payroll deductions permitted to be made by the participants therein during the current period; and

•

provide that on the last day of the current offering period as shortened under the terms of the merger agreement, each participant in the applicable employee stock purchase plan will be credited with the number of share(s) of optionsXpress common stock purchased for his or her account(s) under the applicable employee stock purchase plan in respect of the applicable offering period, as shortened, in accordance with the terms of the applicable employee stock purchase plan.

Representations and Warranties

The merger agreement contains generally customary representations and warranties of the parties thereto relating to their respective businesses. For purposes of determining the satisfaction of the closing conditions relating to each party’s representations and warranties as described under “—Conditions to Complete the Merger” below, subject to certain exceptions, each party’s representations and warranties will be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be true and correct, individually or in the aggregate, results or would reasonably be expected to result in a “material adverse effect” on the party making the representations and warranties. For purposes of the merger agreement, “material adverse effect” means with respect to Schwab or optionsXpress, as the case may be, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, developments or occurrences, (1) has had or would be reasonably expected to have a material adverse effect on the business, operations, financial condition or results of operations of such party and its subsidiaries taken as a whole, or (2) prevents or materially delays or materially impairs, or that would reasonably be expected to prevent, materially delay or materially impair, such party’s ability to perform its obligations under the merger agreement or complete the merger on a timely basis. However, in determining whether a material adverse effect has occurred with respect to clause (1) above, there will be excluded any effect on the referenced party the cause of which is:

•

any changes after March 18, 2011 in laws, rules or regulations of general applicability or published interpretations by governmental entities, in generally accepted accounting principles or in regulatory accounting requirements applicable to the industries in which such party and its subsidiaries operate;

•

the announcement of the merger agreement or compliance with the terms of, or any action of any party to the merger agreement or any of its subsidiaries required to be taken under the merger agreement, including the loss of customers, employees or vendors demonstrably arising as a result thereof;

•	any changes after March 18, 2011 in general economic conditions in the United States affecting the industries in which such party and its subsidiaries operate;

•

any changes after March 18, 2011 in conditions in the financial markets, credit markets or capital markets in the United States or any other jurisdiction in which such party or any of its subsidiaries has substantial business or operations, including (1) changes in interest rates or currency exchange rates and (2) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other jurisdiction in which such party or any of its subsidiaries has substantial business or operations;

•	any changes after March 18, 2011 in conditions in the industries in which such party and its subsidiaries conduct business, including changes in conditions in the brokerage industry generally;

•

any changes after March 18, 2011 in global or national political conditions in the United States or any other jurisdiction in which such party or any of its subsidiaries has substantial business or operations;

•

acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other jurisdiction in which such party or any of its subsidiaries has substantial business or operations; and

•	any actions taken which the other party has in writing expressly approved, consented to or requested,

in each case, only to the extent that such changes or actions do not have a disproportionate impact on such party and its subsidiaries relative to other participants in the industries in which such party and its subsidiaries operate.

In addition, a decrease in the trading or market prices of a party’s capital stock or any failure to meet public estimates, projections or internal budgets or forecasts are not considered, by itself, to constitute a material adverse effect.

The merger agreement has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to Schwab and Neon Acquisition Corp., on the one hand, and optionsXpress, on the other hand. The statements embodied in those representations and warranties were made for purposes of the contract among the parties to the merger agreement and are subject to important qualifications and limitations agreed to by such parties in connection with negotiating its terms. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between Schwab and Neon Acquisition Corp., on the one hand, and optionsXpress, on the other hand, rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

Each of Schwab, Neon Acquisition Corp. and optionsXpress has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•

authority relative to execution and delivery of the merger agreement and the voting agreement, as applicable, and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	governmental filings and consents necessary to complete the merger;

•	the timely filing of regulatory reports, the absence of investigations by regulatory agencies and internal controls;

•	financial statements;

•	the absence of undisclosed liabilities;

•	broker’s fees payable in connection with the merger;

•	the absence of events having, or reasonably expected to have, a material adverse effect;

•	legal proceedings;

•	approval by such party’s board of directors of the merger agreement and the voting agreement, as applicable, and the transactions contemplated by the merger agreement and the voting agreement;

•	the required vote, if any, of such party’s stockholders to complete the merger;

•	compliance with applicable laws and permits; and

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

In addition, optionsXpress has made other representations and warranties about itself to Schwab and Neon Acquisition Corp. as to:

•	tax matters;

•	employee matters and benefit plans;

•	matters relating to fiduciary accounts;

•	matters relating to certain contracts;

•	real and personal property;

•	insurance matters;

•	environmental liabilities;

•	the receipt of a fairness opinion from its financial advisor;

•	intellectual property;

•	transactions with affiliates;

•	labor matters;

•	derivative instruments and transactions; and

•	the inapplicability of state takeover laws.

The representations and warranties of each party to the merger agreement will expire upon the effective time of the merger.

Conduct of Business Pending the Merger

Conduct of Business of optionsXpress Pending the Merger

optionsXpress has agreed that, between March 18, 2011 and the completion of the merger, subject to certain exceptions and unless Schwab gives its prior written consent (which consent Schwab will not unreasonably withhold or delay), optionsXpress and its subsidiaries will use their:

•

commercially reasonable efforts to conduct its business in the usual, regular and ordinary course consistent with past practice and maintain and preserve intact its business organization and its rights, authorizations, franchises and other authorizations issued by governmental entities, preserve its advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees; and

•

reasonable best efforts not to take any action which would reasonably be expected to adversely affect or delay the receipt of any governmental approvals required to complete the transactions contemplated by the merger agreement and the voting agreement or the completion of the transactions contemplated by the merger agreement and the voting agreement.

optionsXpress further has agreed that during the same period, and again subject to certain exceptions and unless Schwab gives its prior written consent (which consent Schwab will not unreasonably withhold or delay), optionsXpress and its subsidiaries will not:

•	adjust, split, combine or reclassify any of its capital stock;

•	repurchase, redeem or otherwise acquire any of its capital stock;

•

make, declare or pay any dividends or other distributions on any shares of its capital stock, other than dividends paid by any of the subsidiaries of optionsXpress so long as such dividends are only paid to optionsXpress or any of its other wholly-owned subsidiaries;

•

issue or grant shares of its capital stock except pursuant to the exercise of optionsXpress stock options or the settlement of optionsXpress stock-based awards in existence as of the date of the merger agreement;

•

enter into any new line of business, make any material changes to products or services or change its brokerage policies, risk policies or other operating policies or practices in any material respect, except as required by law or policies imposed by a governmental entity;

•

other than with certain exceptions, sell, license, lease, transfer, mortgage, encumber or otherwise dispose of any of its material rights, assets, business or properties or cancel or release any material indebtedness owed to optionsXpress or any of its subsidiaries or any claims held by optionsXpress or any of its subsidiaries;

•

make any acquisition or investment or make any material property transfers or material purchases of any debt securities, property or assets, other than in each case in the ordinary course of business and with certain other exceptions;

•

enter into, renew, extend or terminate (1) any lease, license, contract or other agreements that calls for annual payments of $500,000, (2) any material contracts or (3) any broker agreements or agreements, arrangements or other affiliate transactions;

•

other than with certain exceptions, change compensation or other benefits for directors, officers, employees or independent contractors; pay any bonus (other than normal year-end cash bonuses); grant or pay any change-in-control, retention bonus or severance pay; adopt, amend or terminate any compensation or benefit plan; or hire or terminate (other than for cause) any employee with an annual total compensation in excess of $200,000;

•	make or commit to make capital expenditures in excess of $500,000 in total, except in accordance with the expenditures budgeted in the existing capital expenditure budget;

•

incur any indebtedness for borrowed money, issue or sell any long-term debt securities or warrants or rights to acquire long-term debt securities, or assume, guarantee or endorse or otherwise become responsible for the long-term indebtedness of any other person, other than indebtedness under existing lines of credit;

•

other than with certain exceptions, pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their family members, or any affiliates or associates of any of its officers or directors;

•

settle any claim, action or proceeding involving monetary damages in excess of specified amounts, waive or release any material rights or claims, or agree or consent to the issuance of any injunction or order restricting or otherwise affecting its business or operations;

•	amend its certificate of incorporation or bylaws, or enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any person;

•	take any action to exempt any person, other than Schwab or Neon Acquisition Corp., from Section 203 of the DGCL or any other applicable anti-takeover laws;

•	make any changes in its methods, practices or policies of financial or tax accounting, except as may be required under law, rule, regulation or generally accepted accounting principles;

•	enter into any securitizations of any loans or create any special purpose funding or variable interest entity;

•

except in the ordinary course of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

•	except as required by law, make or change any tax election, file any amended tax returns, or settle or compromise any material tax liability;

•

other than with certain exceptions, open any new offices or facilities or relocate or close any existing offices or facilities, or file any application with any governmental entity to do any of the foregoing;

•

grant any exclusive rights with respect to any proprietary rights of optionsXpress and its subsidiaries, divest any material proprietary rights, or materially modify the optionsXpress’ standard warranty terms for its products, technologies and services or amend or modify any product or service warranty in any manner that is likely to be materially adverse to optionsXpress or any of its subsidiaries;

•	except as required by applicable law or generally accepted accounting principles, revalue in any material respect any of its properties or assets; or

•

take any action that is intended or would reasonably be expected to result in (1) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, (2) any of the conditions to the merger not being satisfied or a requisite regulatory approval not being obtained on a timely basis or (3) a material violation of any provision of the merger agreement.

Conduct of Business of Schwab and Neon Acquisition Corp. Pending the Merger

Each of Schwab and Neon Acquisition Corp. has agreed that, between March 18, 2011 and the completion of the merger, except as required by law, it will not, without the prior written consent of optionsXpress, amend its certificate of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the merger to optionsXpress’ stockholders.

Stockholders’ Meeting and Duty to Recommend

optionsXpress has agreed to hold a meeting of its stockholders as promptly as practicable following the effectiveness of the registration statement of which this proxy statement/prospectus forms a part for the purpose of obtaining stockholder adoption of the merger agreement.

optionsXpress’ board of directors has agreed (1) to recommend the adoption of the merger agreement by optionsXpress stockholders and (2) not to withdraw, modify or qualify its recommendation in any manner adverse to Schwab, or take any action or make any other public statement in connection with the optionsXpress stockholder meeting, or in reference to an acquisition proposal (as defined below), inconsistent with its recommendation. In the event that optionsXpress engages in any of the activities described in clause (2) above, then optionsXpress’ board of directors may submit the merger agreement to optionsXpress’ stockholders without recommendation, in which event the board of directors of optionsXpress may communicate the basis for its lack of a recommendation to the optionsXpress’ stockholders to the extent required by law. In addition, unless the merger agreement is terminated in accordance with its terms, optionsXpress may not submit to the vote of its stockholders any acquisition proposal other than the merger with Schwab and (without Schwab’s consent) adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the optionsXpress stockholder meeting, except to the extent required to obtain the required stockholder vote.

Notwithstanding the above, if optionsXpress complies with its non-solicitation obligations described under “—No Solicitation of Alternative Transactions,” optionsXpress may engage in any of the activities described in clause (2) above if optionsXpress’ board of directors, based on the advice of its outside counsel, determines in good faith that failure to take such action would be reasonably likely to result in a violation of its fiduciary duties under applicable law, and optionsXpress may engage in any of the activities described in clause (2) above in response to an acquisition proposal if in addition to satisfying the foregoing requirements:

•

optionsXpress’ board of directors concludes in good faith that such acquisition proposal constitutes a superior proposal (as defined below) after giving effect to all of the adjustments that may be offered by Schwab;

•

optionsXpress notifies Schwab, at least five business days in advance, of its intention to take such action, specifies the material terms and conditions of the superior proposal (including the identity of the person making such proposal) and furnishes to Schwab a copy of the relevant proposed transaction agreement and other material documents; and

•

prior to taking such action, optionsXpress negotiates, and causes its financial and legal advisors to negotiate, in good faith with Schwab (to the extent Schwab desires to negotiate) to make such adjustments to the terms and conditions of the merger agreement such that the acquisition proposal no longer constitutes a superior proposal.

For purposes of the merger agreement, the term “acquisition proposal” means any inquiry, proposal or offer relating to any direct or indirect:

•

acquisition, purchase or sale of a business or assets that constitute 20% or more of the consolidated business, revenues, net income or assets (including stock of optionsXpress’ subsidiaries) of optionsXpress and its subsidiaries;

•	merger, consolidation, business combination, recapitalization, reorganization, share exchange, liquidation, dissolution or similar transaction involving optionsXpress or any of its subsidiaries; or

•

purchase or sale of, or tender or exchange offer (including a self-tender offer) for, securities of optionsXpress or any of its subsidiaries that would result in any person (or the stockholders of such person) beneficially owning 20% or more of the equity or total voting power of optionsXpress, any of its subsidiaries or the surviving parent entity in such transaction.

For purposes of the merger agreement, the term “superior proposal” means a bona fide written acquisition proposal to acquire a majority of the total voting power or assets of optionsXpress that optionsXpress’ board of directors concludes in good faith, after consultation with its financial advisors and receiving the advice of its outside counsel, taking into account timing and all legal, financial, regulatory and other aspects of such proposal and the person making the proposal:

•	is more favorable to optionsXpress’ stockholders, from a financial point of view, than the merger with Schwab; and

•	is reasonably likely to be completed on the terms proposed.

No Solicitation of Alternative Transactions

optionsXpress has agreed that it will not, and will cause its subsidiaries not to, and use its reasonable best efforts to cause its and its subsidiaries’ respective officers, directors, employees, agents, affiliates and representatives (including any investment bankers, attorneys or accountants) not to, directly or indirectly:

•

initiate, solicit, encourage or knowingly facilitate (including by way of providing information) any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to any acquisition proposal;

•	have any discussions with or provide any nonpublic information to any person relating to an acquisition proposal, or engage in any negotiations concerning an acquisition proposal;

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal;

•

approve or recommend, or publicly propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any acquisition proposal; or

•

enter into any agreement or agreement in principle requiring, directly or indirectly, optionsXpress to abandon, terminate or fail to complete the merger or breach its obligations under the merger agreement.

However, if optionsXpress receives an unsolicited bona fide acquisition proposal after the date of the merger agreement, optionsXpress may engage in discussions with, or provide nonpublic information to, the person making the acquisition proposal, in each case if and only to the extent that:

•	the special meeting of optionsXpress stockholders has not occurred;

•	optionsXpress’ board of directors concludes in good faith that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal;

•

prior to providing any nonpublic information, optionsXpress enters into a confidentiality agreement with the person making the acquisition proposal that (1) contains a customary “standstill” provision and other terms no less favorable to optionsXpress than those specified in the confidentiality agreement between optionsXpress and Schwab; and (2) does not contain any provisions that would prevent optionsXpress from complying with its obligations under the merger agreement;

•

optionsXpress contemporaneously provides to Schwab any non-public information concerning optionsXpress or its subsidiaries provided to the party making the acquisition proposal which was not previously provided to Schwab; and

•

optionsXpress’ board of directors concludes in good faith (after receiving the advice of its outside counsel) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law.

In addition, optionsXpress may terminate the merger agreement in order to enter into an agreement with respect to a superior proposal if it complies with the procedures set forth under the last termination right under “—Termination of the Merger Agreement—General” and pays a termination fee set forth under “—Termination of the Merger Agreement—Termination Fee.”

optionsXpress has also agreed to:

•

advise Schwab promptly (within 24 hours) following receipt of any acquisition proposal, or any inquiry which could reasonably be expected to lead to an acquisition proposal, describing the material terms thereof (including the identity of the person making such acquisition proposal);

•

keep Schwab apprised of any related developments, discussions and negotiations and the status and terms thereof (including providing Schwab with a copy of all material documentation and correspondence) on a reasonably current basis; and

•

notify Schwab orally and in writing within 24 hours after entering into discussions or negotiations with another person in connection with an acquisition proposal, or providing non-public information or data to another person in connection with an acquisition proposal.

Employee Matters

Immediately following the effective time of the merger, Schwab has agreed that, with respect to the employees of optionsXpress and its subsidiaries, among other things:

•

such employees will become eligible to participate in the employee benefit plans (excluding equity-based plans and defined benefit pension plans) sponsored or maintained by Schwab pursuant to the terms thereof to the same extent as similarly situated employees of Schwab so participate;

•

it will give such employees credit for service with optionsXpress or its subsidiaries for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for accrual of benefits under any post-retirement welfare benefit plan or any sabbatical program of Schwab); however, service with optionsXpress or its subsidiaries will not be recognized to the extent that such recognition would result in a duplication of benefits;

•

it will give such employees the same credit for service with optionsXpress or its subsidiaries for the purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations with respect to any Schwab benefit plan;

•	each Schwab benefit plan will waive pre-existing condition limitations to the same extent waived under the applicable optionsXpress benefit plan; and

•

such employees will be given credit, to the extent administratively feasible, for amounts paid under a corresponding optionsXpress or any subsidiary benefit plan during the same period for purposes of applying deductibles, co-payments, out-of-pocket maximums and similar payments as though such amounts had been paid in accordance with the terms and conditions of the Schwab benefit plan during the applicable plan year.

Each of optionsXpress and its subsidiaries will take all necessary actions to (1) terminate, immediately prior to the effective time of the merger, both its 401(k) plan (in which case each optionsXpress employee shall be fully vested in any unvested amounts contained in his 401(k) plan account and will receive a distribution of such accounts following the Internal Revenue Service approval of such termination) and any health and welfare plan identified by Schwab upon reasonable advance notice to optionsXpress, and (2) permit its employees to be eligible to participate in a corresponding plan maintained by Schwab following the effective time of the merger. Schwab will permit optionsXpress employees to roll any eligible rollover distributions from the terminated optionsXpress 401(k) plan into a corresponding Schwab 401(k) plan.

In addition, prior to the effective time of the merger, each of Schwab and optionsXpress will cause any dispositions of optionsXpress common stock or acquisitions of Schwab common stock resulting from the transactions contemplated by the merger agreement and the voting agreement by each individual subject to the reporting requirements of Section 16(b) of the Exchange Act with respect to optionsXpress to be exempt under the Exchange Act.

All provisions contained in the merger agreement with respect to employees, officers, directors, consultants and independent contractors are included for the sole benefit of optionsXpress and Schwab and shall not create any right (1) in any other person, including optionsXpress benefit plans or any beneficiary thereof or (2) to continued employment with Schwab or any of its affiliates.

Indemnification and Insurance

Schwab has agreed to indemnify and hold harmless all past and present officers and directors of optionsXpress and its subsidiaries in their capacities as such against all losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement to the fullest extent such persons would be entitled to such indemnification under the certificate of incorporation and bylaws of optionsXpress as in effect on the date of the merger agreement and permitted by applicable law.

The merger agreement provides that Schwab will use its reasonable best efforts to cause the persons serving as officers and directors of optionsXpress immediately prior to the effective time to be covered for a period of six years after completion of the merger by Schwab’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not in the aggregate less advantageous than the current policy, subject to specified cost limitations. Alternatively, Schwab or optionsXpress may obtain “tail” insurance policies with a claims period of at least six years of the completion of the merger, subject to specified cost limitations.

Additional Agreements

Schwab and optionsXpress have also agreed to use their reasonable best efforts to:

•	take all actions necessary, proper or advisable under the merger agreement and applicable law to complete the merger as soon as practicable; and

•

promptly prepare and file all necessary documentation to obtain the consent, approval and authorization of all third parties and governmental entities which are necessary or advisable to complete the merger.

The merger agreement also contains covenants relating to cooperation in the preparation of this proxy statement/prospectus and additional agreements relating to, among other things, access to information, notice of specified matters, public announcements and the approval for listing of Schwab common stock on the New York Stock Exchange.

Conditions to Complete the Merger

Conditions to Both Parties’ Obligations. The obligations of Schwab and optionsXpress to complete the merger are subject to the satisfaction of the following conditions:

•

the adoption of the merger agreement by the affirmative vote of optionsXpress stockholders representing a majority of the shares of optionsXpress common stock outstanding entitled to vote at the special meeting;

•

the receipt of specified regulatory approvals and consents and all other regulatory approvals and consents required or advisable to complete the transactions contemplated by the merger agreement and the expiration or termination of all statutory waiting periods, other than those approvals, consents and waiting periods the failure of which to be obtained, expired or terminated would not be material to the business or operations of optionsXpress and Schwab;

•

the effectiveness of the registration statement with respect to the Schwab common stock to be issued in the merger under the Securities Act, which includes this proxy statement/prospectus, and the absence of any stop order suspending the effectiveness of the registration statement or proceedings initiated or threatened by the Securities and Exchange Commission for that purpose;

•	the approval of the listing of the Schwab common stock to be issued or to be reserved for issuance in connection with the merger on the New York Stock Exchange, subject to official notice of issuance;

•

the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing completion of the merger and the absence of any law, statute, rule, regulation, judgment, order, decree or injunction of any governmental entity which prohibits or makes illegal the completion of the merger; and

•

the expiration or termination of the waiting period applicable to the transactions contemplated by the merger agreement under the HSR Act and, if required, the receipt of other specified clearances, approvals or consents required or advisable to be obtained under antitrust laws of certain other specified jurisdictions.

Conditions to Each Party’s Obligations. The obligations of each party to complete the merger are subject to the satisfaction or waiver of the following conditions:

•

the other party’s representations and warranties in the merger agreement being true and correct, subject to the materiality standard contained in the merger agreement, and the performance by the other party in all material respects of its obligations under the merger agreement; and

•

the receipt by the party of a legal opinion from its counsel, dated the closing date, to the effect that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section  368(a) of the Code.

Termination of the Merger Agreement

General

The merger agreement may be terminated at any time prior to the completion of the merger by mutual written consent of Schwab and optionsXpress, or by either Schwab or optionsXpress if:

•	any governmental entity which must grant a requisite regulatory approval or antitrust approval denies approval of the merger and such denial becomes final and non-appealable;

•	any governmental entity of competent jurisdiction has issued a final non-appealable order enjoining or otherwise prohibiting the merger;

•

the merger is not completed on or before December 31, 2011, provided that neither Schwab nor optionsXpress may terminate the merger agreement for this reason if its failure to perform or observe its covenants and agreements has resulted in the failure of the merger to occur on or before that date;

•

the other party is in breach of its representations, warranties, covenants or agreements set forth in the merger agreement and the breach would prevent satisfaction by the other party of the relevant closing condition and the breach, if curable, is not cured within 30 days of written notice of the breach (and the terminating party is not then in material breach of any representation, warranty, covenant or agreement); or

•	optionsXpress stockholders fail to adopt the merger agreement at the optionsXpress special meeting or at any adjournment or postponement thereof.

The merger agreement may also be terminated by Schwab if:

•

(1) optionsXpress’ board of directors has failed to recommend the merger to optionsXpress stockholders or withdrawn, modified or changed in a manner adverse to Schwab its recommendation of the merger (or has taken any action or made any statement in connection with the optionsXpress stockholder meeting or otherwise inconsistent with its recommendation), (2) optionsXpress has materially breached its “non-solicitation” obligations in any respect adverse to Schwab, (3) optionsXpress’ board of directors has failed to call, give notice of, convene and hold a meeting of optionsXpress stockholders in accordance with the terms of the merger agreement or (4) optionsXpress, its subsidiaries or any of their respective officers, directors, employees, agents or representatives (including investment bankers, attorneys or accountants) negotiates or authorizes the conduct of negotiations (and 10 days have elapsed without such negotiations being discontinued) with a third party regarding an acquisition proposal other than the merger; or

•

a tender offer or exchange offer for 15% or more of the outstanding optionsXpress common stock is commenced and optionsXpress’ board of directors recommends that optionsXpress stockholders tender their shares or otherwise fails to recommend that optionsXpress stockholders reject such tender offer or exchange offer within 10 business days of the commencement of the offer.

The merger agreement may also be terminated by optionsXpress, prior to the approval of the merger agreement by its stockholders, in order to enter into a transaction that is a superior proposal, if optionsXpress’ board of directors authorizes optionsXpress to enter into a definitive agreement with respect to a bona fide acquisition proposal and:

•

optionsXpress’ board of directors has concluded in good faith after consultation with its outside counsel and financial advisors that such acquisition proposal constitutes a superior proposal after giving effect to all of the adjustments that may be offered by Schwab;

•

optionsXpress has notified Schwab, at least five business days in advance, of its intention to take such action, specifies the material terms and conditions of the superior proposal (including the identity of the person making such proposal) and furnishes to Schwab a copy of the relevant proposed transaction agreement and other material documents;

•

prior to taking such action, optionsXpress has negotiated, and has caused its financial and legal advisors to negotiate, in good faith with Schwab (to the extent Schwab desires to negotiate) to make such adjustments to the terms and conditions of the merger agreement such that the acquisition proposal no longer constitutes a superior proposal; and

•

concurrently with such termination, optionsXpress enters into a definitive agreement with respect to such superior proposal, provided that optionsXpress pays Schwab the termination fee described below prior to or concurrently with such termination.

Effect of Termination

In the event the merger agreement is terminated as described above, the merger agreement will become void and none of Schwab, Neon Acquisition Corp., optionsXpress, any of their respective subsidiaries or any of their officers or directors will have any liability under the merger agreement, except that:

•	each party will remain liable for any willful and material breach of the merger agreement (other than the payment of punitive damages); and

•

certain designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information, and, if applicable, the termination fee described below, will survive the termination.

Termination Fee

A termination fee of $41,900,000 will be paid by optionsXpress to Schwab as follows:

•	If Schwab terminates the merger agreement because:

•

optionsXpress’ board of directors has failed to recommend the merger to optionsXpress stockholders or withdrawn, modified or changed in a manner adverse to Schwab its recommendation of the merger (or has taken any action or made any statement in connection with the optionsXpress stockholder meeting or otherwise inconsistent with its recommendation),

•	optionsXpress has materially breached its “non-solicitation” obligations in any respect adverse to Schwab,

•	optionsXpress’ board of directors has failed to call, give notice of, convene and hold a meeting of optionsXpress stockholders,

•

optionsXpress, its subsidiaries or any of their respective officers, directors, employees, agents or representatives (including investment bankers, attorneys or accountants) negotiates or authorizes the conduct of negotiations (and 10 days have elapsed without such negotiations being discontinued) with a third party regarding an acquisition proposal other than the merger, or

•

a tender offer or exchange offer for 15% or more of the outstanding optionsXpress common stock is commenced and optionsXpress’ board of directors recommends that optionsXpress stockholders tender their shares or otherwise fails to recommend that optionsXpress stockholders reject such tender offer or exchange offer with 10 business days of the commencement of the offer, then optionsXpress will pay Schwab the full termination fee on the second business day following termination.

•

If optionsXpress terminates the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, following the procedures and requirements described above under the last termination right under “—Termination of the Merger Agreement—General”, then optionsXpress will pay Schwab the full termination fee prior to or concurrently with such termination.

•	If the merger agreement is terminated:

•

by Schwab because optionsXpress is in breach of its representations, warranties, covenants or agreements set forth in the merger agreement and the breach would prevent satisfaction by Schwab of the relevant closing condition and the breach, if curable, is not cured within 30 days of written notice of the breach (and Schwab is not then in material breach of any representation, warranty, covenant or agreement) and an acquisition proposal has been publicly announced prior to such termination,

•

by either Schwab or optionsXpress due to the failure of optionsXpress stockholders to adopt the merger agreement at the optionsXpress special meeting and an acquisition proposal has been publicly announced prior to the optionsXpress special meeting; or

•

by either Schwab or optionsXpress because the merger was not completed by December 31, 2011 without a vote of the optionsXpress stockholders at the optionsXpress special meeting having occurred and an acquisition proposal has been publicly announced prior to such termination, and if optionsXpress or any of its subsidiaries enters into a definitive agreement with respect to, or completes a transaction contemplated by, any acquisition proposal, within 12 months after such termination, then optionsXpress will pay Schwab the full termination fee on the date of such execution or completion. For purposes of determining whether the termination fee is payable as described in the previous sentence, the term acquisition proposal has the meaning described under “—Stockholders Meeting and Duty to Recommend,” except that the references to “20% or more” in the definition of acquisition proposal will be deemed to be references to “50% or more.”

Amendment, Waiver and Extension of the Merger Agreement

Amendment

Schwab and optionsXpress may amend the merger agreement by action taken or authorized by their respective boards of directors. However, after the approval of the merger agreement by the optionsXpress stockholders, no amendment will be made which by law requires further approval by optionsXpress stockholders without such further approval.

Extension; Waiver

At any time prior to the completion of the merger, Schwab and optionsXpress, to the extent legally allowed, may:

•	extend the time for performance of any of the obligations or other acts of the other party under the merger agreement;

•	waive any inaccuracies in the other party’s representations and warranties contained in the merger agreement or any document delivered pursuant to the merger agreement; and

•	waive the other party’s compliance with any of the agreements or conditions contained in the merger agreement.

Fees and Expenses

All costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such expense, except with respect to the termination fee described under “—Termination of the Merger Agreement—Termination Fee” and except that expenses incurred in connection with printing and mailing this proxy statement/prospectus and in connection with notices or other filings with any governmental entities under any laws will be shared equally by Schwab and optionsXpress.

Specific Performance

Schwab and optionsXpress have agreed that they are each entitled to an injunction to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, this being in addition to any other remedy to which the parties are entitled at law or in equity.

THE VOTING AGREEMENT

This section of the document describes the material terms of the voting agreement. The following summary is qualified in its entirety by reference to the complete text of the voting agreement, which is incorporated herein by reference and attached as Annex B to this proxy statement/prospectus. This summary may not contain all of the information about the voting agreement that may be important to you. You are urged to read the full text of the voting agreement.

Concurrently with the execution of the merger agreement, Schwab executed a voting agreement with G-Bar Limited Partnership, JG 2002 Delta Trust and optionsXpress, to facilitate the merger of Schwab and optionsXpress. As of March 18, 2011 and as of the record date, G-Bar and JG Trust, collectively, beneficially owned an aggregate of 13,165,726 shares of optionsXpress common stock, which represented approximately 22.9% of optionsXpress common stock outstanding at March 18, 2011 and at the record date.

Voting of Shares. Pursuant to the voting agreement, and as further described below, each of G-Bar and JG Trust has agreed, prior to termination of the voting agreement, to appear at any meeting of the optionsXpress stockholders or otherwise cause its shares to be counted as present for the purpose of establishing a quorum and to vote its shares or cause its shares to be voted:

•

in favor of the adoption of the merger agreement and any proposed postponements or adjournments of any meeting of the optionsXpress stockholders at which the adoption of the merger agreement or other related matters are to be considered;

•

against any action or agreement submitted for a vote of stockholders that is in opposition to the merger or that would result in a breach of the merger agreement by optionsXpress, or of the voting agreement by G-Bar or JG Trust; and

•

against any acquisition proposal (as described under “Proposal No. 1: The Merger Agreement—No Solicitation”) and any other agreement or transaction submitted for a vote of stockholders that is intended, or could reasonably be expected to materially impede, interfere with, delay or adversely affect the transactions contemplated by the merger agreement or the voting agreement or performance of the respective obligations by optionsXpress, G-Bar or JG Trust under the merger agreement or the voting agreement.

The obligations of G-Bar and JG Trust to vote as described in the paragraph above apply whether or not the merger or any action described above is recommended by the optionsXpress board of directors or any committee of the optionsXpress board of directors.

Grant of Proxy. In furtherance of the voting agreement, each of G-Bar and JG Trust granted an irrevocable proxy to designated officers of Schwab to vote its shares in the manner described above.

Transfer and Other Restrictions. Each of G-Bar and JG Trust has agreed that beginning March 18, 2011 until the termination of the voting agreement, it will not:

•	enter into a voting agreement, grant a proxy, or knowingly take actions that would prevent it from performing its obligations under the voting agreement;

•

sell, transfer, assign, pledge or similarly dispose of its shares of optionsXpress common stock or any interest in optionsXpress common stock (except for transfers to any of its affiliates that agrees to be bound by the voting agreement); or

•

take any action that could violate or conflict with its representations, warranties, covenants or obligations under the voting agreement or that could restrict or otherwise affect its legal power, authority and right to perform its covenants and obligations under the voting agreement.

No Solicitation. Each of G-Bar and JG Trust has also agreed not to, and not to permit any of its subsidiaries, representatives or affiliates to:

•

initiate, solicit, initiate, encourage or knowingly facilitate the submission of any inquiries, proposals or offers or any other efforts that constitute or may reasonably be expected to lead to, any acquisition proposal;

•	have any discussions with or provide any confidential information or data to any person relating to an acquisition proposal, or engage in any negotiations concerning an acquisition proposal;

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal;

•

approve or recommend, or publicly propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase agreement or other similar agreement related to any acquisition proposal;

•

enter into any agreement or agreement in principle requiring optionsXpress to abandon, terminate or fail to complete the transactions contemplated by the merger agreement or breach its obligations under the merger agreement;

•

make or participate in any solicitation of proxies, or seek to advise or influence any person with respect to the voting of optionsXpress common stock other than to recommend the adoption of the merger agreement; or

•	agree or publicly propose to do any of the foregoing.

For purposes of the voting agreement, the term acquisition proposal has the meaning described under “Proposal No. 1: The Merger Agreement—Stockholders’ Meeting and Duty to Recommend” beginning on page 66.

Termination. The voting agreement will terminate upon the earlier to occur of:

•	the completion of the merger; and

•	the termination of the merger agreement in accordance with its terms.

DESCRIPTION OF SCHWAB CAPITAL STOCK

The following summary is a description of the material terms of Schwab’s capital stock and should be read in conjunction with the section entitled “Comparison of Stockholder Rights” beginning on page 78. This summary is not meant to be complete and is qualified by reference to the applicable provisions of the DGCL, the fifth restated certificate of incorporation of Schwab and the fourth restated bylaws of Schwab. You are urged to read those documents carefully. Copies of the fifth restated certificate of incorporation of Schwab and the fourth restated bylaws of Schwab are incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 85.

General

Schwab’s authorized capital stock consists of 3,000,000,000 shares of common stock, par value $0.01 per share, and 9,940,000 shares of preferred stock, par value $0.01 per share.

Upon completion of the merger, Schwab would have approximately 1,267,605,960 shares of common stock issued and outstanding. This amount, which may vary as of the actual closing date, was calculated by adding the aggregate number of shares of Schwab common stock expected to be issued in connection with the completion of the merger to the number of shares of Schwab common stock issued and outstanding as of June 30, 2011.

Common Stock

Holders of Schwab common stock are entitled to receive dividends when, as and if declared by Schwab’s board of directors out of any funds legally available for dividends. Holders of Schwab common stock are also entitled, upon liquidation, and after claims of creditors and any class or series of preferred stock outstanding at the time of liquidation, to receive a pro rata distribution of Schwab’s net assets. Schwab pays dividends on its common stock only if it has paid or provided for all dividends on any outstanding series of preferred stock, for the then current period and, in the case of any cumulative preferred stock, all prior periods. Schwab’s preferred stock will have preference over its common stock with respect to the payment of dividends and the distribution of assets in the event of liquidation or dissolution. Schwab’s preferred stock also will also have such other preferences as may be fixed by Schwab’s board of directors.

Holders of Schwab common stock are entitled to one vote for each share that they hold and are vested with all of the voting power of Schwab’s capital stock, except as Schwab board of directors may provide with respect to any class or series of preferred stock that Schwab board of directors may hereafter authorize. Schwab’s certificate of incorporation does not provide for cumulative voting. Shares of Schwab common stock are not redeemable, and have no subscription, conversion or preemptive rights.

All outstanding shares of Schwab common stock are, and shares to be issued in the merger will be, when issued, fully paid and nonassessable.

Preferred Stock

Schwab’s board of directors is authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, and to prescribe the designation, powers, relative preferences and rights of the shares of each series and the qualifications, limitations, or restrictions of the shares of each series. This authorization includes the right (A) to fix or alter the voting rights, powers, preferences and privileges, and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of preferred stock; (B) to fix the number of shares constituting any such series and the designation thereof; and (C) to increase or decrease the number of shares of any series of preferred stock (but not below the number of shares thereof then outstanding). As of June 30, 2011, there were no shares of Schwab preferred stock issued and outstanding.

The issuance of shares of Schwab preferred stock could adversely affect the availability of earnings for distribution to the holders of Schwab common stock if the preferred stock provides for cumulative dividends, dividend preferences, conversion rights or exchange, redemption or other similar rights or preferences.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock of Schwab is Wells Fargo Bank, N.A. The Schwab common stock is listed on the New York Stock Exchange under the symbol “SCHW.”

COMPARISON OF STOCKHOLDER RIGHTS

Both Schwab and optionsXpress were incorporated under the laws of the State of Delaware. The rights of Schwab stockholders are governed by Delaware law, Schwab’s fifth restated certificate of incorporation, which we refer to as the certificate of incorporation of Schwab, and Schwab’s fourth restated bylaws, which we refer to as the bylaws of Schwab. The rights of optionsXpress stockholders are governed by Delaware law, optionsXpress’ amended and restated certificate of incorporation, which we refer to as the certificate of incorporation of optionsXpress, and optionsXpress’ amended and restated by-laws, which we refer to as the bylaws of optionsXpress.

The following discussion summarizes certain material differences between the rights of holders of optionsXpress common stock and Schwab common stock resulting from the differences in their governing documents. This discussion does not purport to be a complete statement of all differences among the rights of Schwab stockholders and optionsXpress stockholders, and is qualified in its entirety by reference to the governing corporate documents of Schwab and optionsXpress and applicable law. See “Where You Can Find More Information” beginning on page 85.

Capital Stock

Schwab. Schwab’s certificate of incorporation authorizes 3,000,000,000 shares of common stock, par value $0.01 per share, and 9,940,000 shares of preferred stock, par value $0.01 per share. As of June 30, 2011, there were 1,208,920,476 shares of Schwab common stock and no shares of Schwab preferred stock issued and outstanding.

optionsXpress. optionsXpress’ certificate of incorporation authorizes 250,000,000 shares of common stock, par value $0.0001 per share, and 75,000,000 shares of preferred stock, par value $0.0001 per share. As of July 18, 2011, there were 57,534,789 shares of optionsXpress common stock and no shares of optionsXpress preferred stock issued and outstanding.

Board of Directors

The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors. The certificate of incorporation or bylaws of a corporation may fix the number of directors.

Schwab. Schwab’s certificate of incorporation and bylaws provide that the number of directors shall be determined only by resolution adopted by a majority of the total number of directors. Schwab currently has 10 directors. Schwab’s certificate of incorporation provides that the directors, other than those who may be elected by holders of preferred stock, shall be divided into three classes, as nearly equal in number as is reasonably possible. All the directors of a particular class are elected in the same year for a three-year term of office; only one class of directors is up for election in any particular year.

optionsXpress. optionsXpress’ certificate of incorporation and bylaws provide that, subject to any rights of the preferred stockholders to elect additional directors under specified circumstances, the number of directors constituting the board of directors shall be fixed by resolution adopted by the affirmative vote of two-thirds of the total number of directors then in office. optionsXpress’ certificate of incorporation provides that the directors shall be divided into three classes as nearly equal in size as is practicable, with the term of one class expiring each year. optionsXpress’ board of directors currently consists of eight directors.

Removal of Directors

As described above under “—Board of Directors,” Schwab and optionsXpress have classified boards of directors. Under the DGCL, unless the certificate of incorporation provides otherwise, in a corporation with a classified board of directors any director or the entire board of directors may be removed only for cause and by the holders of a majority of the shares then entitled to vote.

Schwab. Schwab’s certificate of incorporation and bylaws provide that, subject to certain rights of holders of preferred stock, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of 80% of the combined voting power of then outstanding shares of stock entitled to vote, voting together as a single class.

optionsXpress. optionsXpress’ certificate of incorporation provides that, subject to any rights of the holders of any series of preferred stock then outstanding, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all shares of common stock entitled to vote generally in the election of directors, voting together as a single class.

Amendment of Certificate of Incorporation

Under Delaware law, an amendment to the certificate of incorporation requires a board resolution advising the amendment and approval by a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon, unless the certificate of incorporation requires a greater proportion of approval.

Schwab. Schwab’s certificate of incorporation provides that Articles Fifth (amendment of bylaws), Sixth (number, classification and removal of directors), Ninth (no cumulative voting), Tenth (business combinations), Eleventh (limitation on stockholder action) and Twelfth (amendment of certificate of incorporation) of the certificate of incorporation may only be altered or amended by the affirmative vote of the holders of at least 80% of the voting power of all shares of Schwab.

optionsXpress. optionsXpress’ certificate of incorporation requires the affirmative vote of the holders of at least 66 2/3% of the voting power of all shares of optionsXpress entitled to vote generally in the election of directors, voting together as a single class, to adopt any provision inconsistent with, to amend, alter, change or repeal any provision of, or to adopt a bylaw inconsistent with, Articles V (board of directors), VI (limitation of liability), VII (indemnification), VIII (action by written consent/special meetings of stockholders) or IX (amendment) of the certificate of incorporation.

Amendment of Bylaws

Under Delaware law, the power to adopt, amend or repeal bylaws is vested in the stockholders, unless the certificate of incorporation confers power to adopt, amend or repeal bylaws upon the directors as well.

Schwab. Schwab’s certificate of incorporation provides that, with limited exceptions, the Schwab board of directors is expressly authorized to adopt, alter, amend or repeal its bylaws by the affirmative vote of the majority of those directors present at any meeting, subject to the right of the stockholders to alter, amend or repeal any bylaws made or amended by the directors. Schwab’s certificate of incorporation and bylaws provide that sections 2.06 (notice of stockholder business and nominations), 2.10 (limits on stockholder action by written consent), 3.02 (number, election, terms and classification of directors), 3.05 (removal of directors), 3.06 (vacancies on the board) and 8.04 (amendment of bylaws) of Schwab’s bylaws may not be amended, altered or repealed, nor may any provision inconsistent with such sections be adopted, except by the affirmative vote of holders of no less than 80% of all the shares entitled to vote in the election of directors, voting together as a class.

optionsXpress. optionsXpress’ certificate of incorporation provides that the board of directors is expressly authorized to adopt, amend, alter, change or repeal its bylaws, and any bylaws made by the directors may be amended, altered, changed or repealed by the directors or by the stockholders. optionsXpress’ certificate of incorporation further provides that its bylaws may not be amended altered, changed or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of the holders of 66 2/3% of the voting power of all shares of optionsXpress entitled to vote generally in the election of directors, voting together as a single class.

Right to Call Special Meeting of Stockholders

Under the DGCL, a special meeting of stockholders may be called by the board of directors or any other person authorized to do so in the certificate of incorporation or the bylaws.

Schwab. Under Schwab’s bylaws, special meetings of stockholders may be called only by the board of directors, the chairman of the board or a committee of the board which has been duly designated by the board and whose authority includes the power to call such meetings.

optionsXpress. optionsXpress’ certificate of incorporation and bylaws provide that special meetings of the stockholders can only be called by the chairman of the board or pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office.

Stockholder Nominations and Proposals

Schwab. Schwab’s bylaws require advance notice for stockholder nominations and proposals. Under Schwab’s bylaws, for a matter to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Schwab not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting, provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Schwab. In addition, in the event that the number of directors to be elected to the Schwab board is increased and there is no public announcement by Schwab naming all of the nominees for director or specifying the size of the increased board at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice is also considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary of Schwab not later than the 10th day following the day on which such public announcement is first made by Schwab. A stockholder’s notice must state as to each matter the stockholder proposes to bring before the annual meeting:

•

a brief description of the matter desired to be brought, the reasons for bringing such a matter before the meeting, and any material interest the stockholder or the beneficial owner on whose behalf the proposal is made has in the matter;

•	the name and address of the stockholder proposing such action, and the name and address of any beneficial owner on whose behalf the proposal is made; and

•	the class and number of shares of Schwab common stock which are beneficially owned by the stockholder or the beneficial owner.

If the stockholder proposes to nominate a director for election or re-election, the stockholder must also include all information required to be disclosed in solicitations for proxies for election of directors in an election contest pursuant to Regulation 14A under the Exchange Act, and Rule 14a-11 thereunder.

optionsXpress. optionsXpress’ bylaws require advance notice for stockholder nominations and proposals. In order to be properly considered at a meeting, notice of stockholder nominations and proposals must be in proper written form and must be received by optionsXpress in a timely manner as follows:

•

in the case of an annual meeting, not less than 90 days prior to the date of the anniversary of the previous year’s annual meeting; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the later of 90 days prior to such annual meeting or the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made; and

•

in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

To be in proper written form, a stockholder’s notice to the Corporate Secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and record address of such stockholder;

•	the class or series and number of shares of optionsXpress capital stock which are owned beneficially or of record by such stockholder;

•

a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; and

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

If the stockholder proposes to nominate a director for election, the stockholder must also include certain information about each person whom the stockholder proposes to nominate for election as a director, including the information required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

Anti-Takeover Provisions

Under the DGCL, a corporation is prohibited from engaging in any business combination with an interested stockholder or any entity if the transaction is caused by the interested stockholder for a period of three years from the date on which any such stockholder first becomes an interested stockholder. There is an exception to the three-year waiting period requirement if:

•	prior to the stockholder becoming an interested stockholder, the board of directors approves the business combination or the transaction in which the stockholder became an interested stockholder;

•

upon the completion of the transaction in which the stockholder became an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation other than shares held by directors who are also officers and certain employee stock plans; or

•	the business combination is approved by the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock not owned by the interested stockholder at a meeting.

The DGCL defines the term “business combination” to include transactions such as mergers, consolidations or transfers of 10% or more of the assets of the corporation. The DGCL defines the term “interested stockholder” generally as any person who (together with affiliates and associates) owns (or in certain cases, within the past three years did own) 15% or more of the outstanding voting stock of the corporation. A corporation can expressly elect not to be governed by the DGCL’s business combination provisions in its certificate of incorporation or bylaws, but Schwab and optionsXpress have not done so.

Schwab. Schwab’s certificate of incorporation requires the approval of a supermajority of Schwab stockholders for certain business combinations with interested stockholders. An “interested stockholder” is defined as a person, partnership or group which directly or indirectly beneficially owns 15% or more of the voting power of the outstanding shares of Schwab, or an affiliate or associate thereof.

Schwab’s certificate of incorporation provides that, notwithstanding any lesser percentage permitted by law, 80% of the voting power of Schwab stockholders, voting together as a single class, must approve any of the following business combinations:

•

A merger or consolidation of Schwab or any of its subsidiaries with (1) an interested stockholder or (2) any other corporation which after such merger or consolidation would be an affiliate or associate of an interested stockholder;

•

Any sale or other arrangement with or for the benefit of an interested stockholder or any affiliate or associate of an interested stockholder involving any assets, securities or commitments of Schwab, any of its subsidiaries, any interested stockholder or any affiliate or associate of any interested stockholder, in each case having an aggregate fair market value of $5,000,000 or more;

•

The issuance or transfer by Schwab or any of its subsidiaries of any securities of Schwab or any of its subsidiaries to any interested stockholder or its affiliate or associate in exchange for cash, securities or other property having an aggregate fair market value of $5,000,000 or more;

•	The adoption of any plan or proposal for the liquidation or dissolution of Schwab; or

•

Any reclassification of securities of Schwab (including any reverse stock split), or any merger or consolidation of Schwab with any of its subsidiaries, or any other transaction which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of voting stock or series thereof of Schwab or any of its subsidiaries which is directly or indirectly owned by any interested stockholder or its affiliate or associate.

The 80% requirement does not apply to business combinations approved by a majority of the disinterested directors then in office. A disinterested director is defined as any member of the Schwab board who:

•	is not an interested stockholder;

•	is unaffiliated with and not a representative of an interested stockholder;

•	is not a party to an agreement or arrangement with an interested stockholder to act in concert with such interested stockholder to direct the management or policies of Schwab; and

•

either was a member of the Schwab board prior to the time that the interested stockholder became an interested stockholder, or is a successor of a disinterested director and was nominated to succeed a disinterested director by a majority of the disinterested directors at the time of nomination; provided that, this requirement does not apply if the business combination involves a party that was an interested stockholder of Schwab on July 30, 1987.

The 80% requirement also does not apply to business combinations meeting fair price and procedural requirements set forth in Schwab’s certificate of incorporation.

optionsXpress. Section 203 of the DGCL applies to optionsXpress.

Stockholder Approval of a Merger

Under the DGCL, a merger must be approved by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of the outstanding stock of the corporation entitled to vote. However, no vote of stockholders of a constituent corporation surviving a merger is required (unless the corporation provides otherwise in its certificate of incorporation) if (1) the merger agreement does not amend such constituent corporation’s certificate of incorporation, (2) each share of stock of such constituent corporation outstanding immediately before the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger and (3) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares of such constituent corporation outstanding immediately before the merger.

Schwab. Schwab’s certificate of incorporation provides for a greater vote only in the case of a business combination involving an “interested stockholder” (as defined in Schwab’s certificate of incorporation, as discussed above).

optionsXpress. optionsXpress’ certificate of incorporation and bylaws do not contain super-majority voting provisions with respect to mergers and other business combinations.

Limitations on Ownership

Schwab. The Home Owners’ Loan Act of 1933, as amended, or the HOLA, requires any “savings and loan holding company,” as defined in the HOLA, to obtain the approval of the Office of Thrift Supervision prior to the acquisition of more than 5% of Schwab common stock. Any other company, other than a bank holding company, is required to obtain prior approval of the Office of Thrift Supervision to acquire more than 10% of Schwab common stock under the HOLA and if one of eight “control factors” is triggered under the Office of Thrift Supervision’s control regulations. Any person, other than a company, is required to provide prior notice to the Office of Thrift Supervision to acquire more than 10% of Schwab common stock under the Change in Bank Control Act and if one of eight “control factors” is triggered under the Office of Thrift Supervision’s control regulations. Any company holding of more than 25% of Schwab common stock, having the power to elect a majority of Schwab’s directors or is otherwise determined by the Office of Thrift Supervision as exercising a “controlling influence” over Schwab, is subject to regulation as a savings and loan holding company under the HOLA.

optionsXpress. optionsXpress’ certificate of incorporation and bylaws do not provide for any limitations on ownership of optionsXpress common stock.

PROPOSAL NO. 2: ADJOURNMENT OF THE SPECIAL MEETING

In the event that there are not sufficient votes to constitute a quorum or approve the merger agreement at the time of the special meeting, the proposal to approve the merger agreement could not be approved unless the special meeting was adjourned to a later date in order to permit further solicitation of proxies. In order to allow proxies that have been received by optionsXpress at the time of the special meeting to be voted for adjournment, you are being asked to consider a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the adoption of the merger agreement and the merger contemplated by the merger agreement.

Approval of the proposal relating to the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the votes cast on such proposal at the special meeting by the holders of optionsXpress common stock, even if less than a quorum.

The board of directors of optionsXpress unanimously recommends that optionsXpress stockholders vote “FOR” the proposal to approve the adjournment of the optionsXpress special meeting, if necessary or appropriate, to solicit additional proxies in favor of the adoption of the merger agreement and the merger contemplated by the merger agreement.

LEGAL MATTERS

The validity of the shares of Schwab common stock to be issued in the merger will be passed upon for Schwab by Simpson Thacher & Bartlett LLP. Simpson Thacher & Bartlett LLP and Kirkland & Ellis LLP will deliver opinions to Schwab and optionsXpress, respectively, as to certain federal income tax consequences of the merger. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 53.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this proxy statement/prospectus by reference from Schwab’s Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of Schwab’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of optionsXpress as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 included in optionsXpress’ Annual Report on Form 10-K for the year ended December 31, 2010 have been incorporated by reference herein and in the registration statement in reliance upon the reports of Ernst & Young LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, optionsXpress will have no public stockholders and no public participation in any of its future stockholder meetings. However, if the merger is not completed, optionsXpress stockholders will continue to be entitled to attend and participate in its stockholder meetings.

If the merger is not completed, stockholder proposals intended to be included in optionsXpress’ proxy statement for the 2011 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act, must be received a reasonable time before optionsXpress begins to print and mail its proxy materials for such annual meeting. Such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in the proxy materials for optionsXpress’ 2011 annual meeting.

Any stockholder that wishes to present a proposal, other than through inclusion in the proxy materials, or nominate a director at the 2011 annual meeting must comply with the procedural requirements set forth in the bylaws of optionsXpress. Under the bylaws of optionsXpress, proposals of stockholders not intended for inclusion in the proxy statement, but intended to be raised at optionsXpress’ annual meeting of stockholders to be held in 2011, including nominations for election as directors of persons other than nominees of the board of directors, must be received not later than the later of close of business 90 days prior to such annual meeting or the tenth day following the date on which notice of such annual meeting was mailed or public disclosure of the date of the annual meeting was made and must comply with the procedures outlined in the bylaws of optionsXpress, which may be found on its website www.optionsxpress.com/investorrelations, and which are available upon request from the Corporate Secretary, 311 West Monroe Street, Suite 1000, Chicago, Illinois 60606.

WHERE YOU CAN FIND MORE INFORMATION

Schwab and optionsXpress file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file with the Securities and Exchange Commission at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Securities and Exchange Commission filings are also available to the public at the SEC’s website at http://www.sec.gov. Copies of documents filed by Schwab are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Copies of documents filed by optionsXpress are available at the offices of the NASDAQ Global Select Market, located at 1735 K Street, N.W., Washington, D.C. 20006. You may also access the SEC filings and obtain other information about Schwab and optionsXpress through the websites maintained by Schwab and optionsXpress, which are www.aboutschwab.com/investor and www.optionsxpress.com/investor, respectively.

Schwab has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the shares of Schwab common stock that optionsXpress stockholders will receive in the merger. This proxy statement/prospectus is part of the registration statement of Schwab on Form S-4 and is a prospectus of Schwab and a proxy statement of optionsXpress for the optionsXpress special meeting.

The Securities and Exchange Commission permits Schwab and optionsXpress to “incorporate by reference” information into this proxy statement/prospectus. This means that Schwab and optionsXpress can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or by information contained in documents filed with or furnished to the Securities and Exchange Commission after the date of this proxy statement/prospectus that is incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Schwab and optionsXpress and their financial conditions.

Schwab Securities and Exchange Commission Filings (SEC File Number 001-09700):	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2010 (filed February 25, 2011)
Quarterly Report on Form 10-Q	Quarter ended March 31, 2011 (filed May 6, 2011)
Definitive Proxy Statement on Schedule 14A	Filed March 30, 2011 (amendment filed May 9, 2011)
Current Reports on Form 8-K	Filed March 21, 2011 (two filings), May 9, 2011 and May 23, 2011
Description of Schwab common stock contained in Schwab Registration Statement on Form 8-A and any amendment or report filed for the purpose of updating these descriptions	Filed February 23, 2010

optionsXpress Securities and Exchange Commission Filings (SEC File Number 001-32419):	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2010 (filed March 1, 2011, as amended by the Form 10-K/A filed April 27, 2011)
Quarterly Report on Form 10-Q	Quarter ended March 31, 2011 (filed May 10, 2011)
Definitive Proxy Statement on Schedule 14A	Filed April 15, 2010
Current Reports on Form 8-K	Filed March 21, 2011

In addition, Schwab and optionsXpress also incorporate by reference additional documents that either company may file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of the initial filing of the registration statement and the date of the optionsXpress special meeting. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as well as proxy statements.

Documents incorporated by reference are available from Schwab and optionsXpress, without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this proxy statement/prospectus. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone or email from the appropriate company at the following addresses, telephone numbers and email addresses:

The Charles Schwab Corporation 211 Main Street San Francisco, California 94105 Attention: Corporate Secretary (415) 667-1959 Email: investor.relations@schwab.com	optionsXpress Holdings, Inc. 311 W. Monroe St., Suite 1000 Chicago, Illinois 60606 Attention: Corporate Secretary 1-877-280-9010 Email: investorrelations@optionsxpress.com

Neither Schwab nor optionsXpress has authorized anyone to give any information or make any representation about the merger or the special meeting that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/ prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in our affairs since the date of this proxy statement/prospectus. The information contained in this proxy statement/ prospectus with respect to Schwab was provided by Schwab, and the information contained in this proxy statement/prospectus with respect to optionsXpress was provided by optionsXpress. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

THE CHARLES SCHWAB CORPORATION,

NEON ACQUISITION CORP.

AND

OPTIONSXPRESS HOLDINGS, INC.

DATED AS OF MARCH 18, 2011

i

Exhibit A	Voting Agreement	A-50
Exhibit B	Amended and Restated Certificate of Incorporation of the Surviving Company	A-51

INDEX OF DEFINED TERMS

401(k) Plan	A-37
Acquiror	A-1
Acquiror Capitalization Date	A-25
Acquiror Common Stock	A-2
Acquiror Disclosure Letter	A-24
Acquiror Options	A-3
Acquiror Plans	A-37
Acquiror Preferred Stock	A-3
Acquiror Reports	A-26
Acquiror Stock-Based Award	A-4
Acquisition Proposal	A-35
Advisers Act	A-18
affiliate	A-23
Agreement	A-1
Antitrust Approvals	A-40
Book-Entry Shares	A-5
Business Day	A-2
Capitalization Date	A-8
CEA	A-19
CERCLA	A-21
Certificate of Merger	A-1
Certificates	A-5
CFTC	A-18
Change in Company Recommendation	A-34
Closing	A-2
Closing Date	A-2
Code	A-1
Company	A-1
Company Board Approval	A-17
Company Common Stock	A-2
Company Contract	A-20
Company Disclosure Letter	A-7
Company Employees	A-15
Company ESPP	A-4
Company Option	A-3
Company Preferred Stock	A-8
Company Recommendation	A-34
Company Reports	A-11
Company Stock Incentive Plans	A-4
Company Stock-Based Award	A-4
Company Stockholders Meeting	A-34
Confidentiality Agreement	A-34
control	A-23
Converted Award	A-4
Credit Agreement	A-9
Derivative Transaction	A-24
DGCL	A-1
Effective Time	A-1
Environmental Laws	A-21

ERISA	A-15
ERISA Affiliate	A-16
Exchange Act	A-11
Exchange Agent	A-5
Exchange Fund	A-5
Exchange Ratio	A-2
FINRA	A-18
Foreign Benefit Plans	A-17
Form S-4	A-11
GAAP	A-7
Governmental Entity	A-11
HSR Act	A-11
incentive stock options	A-3
Indemnified Parties	A-38
Insurance Amount	A-38
Investment Company Act	A-18
IT Assets	A-22
knowledge	A-46
Law	A-10
Liens	A-9
Material Adverse Effect	A-7
Materials of Environmental Concern	A-22
Merger	A-1
Merger Consideration	A-3
Merger Sub	A-1
NFA	A-18
Notice Period	A-34
NYSE	A-3
Order	A-13
person	A-46
Plans	A-15
Proprietary Rights	A-22
Proxy Statement/Prospectus	A-11
Required Company Vote	A-17
Requisite Regulatory Approvals	A-40
SEC	A-11
Securities Act	A-11
Significant Subsidiary	A-26
Subsidiary	A-8
Superior Proposal	A-36
Surviving Company	A-1
Tax	A-15
Tax Return	A-15
Taxes	A-15
Termination Notice Period	A-43
Termination Payment	A-43
Voting Agreement	A-1
willful and material breach	A-43

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 18, 2011 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among THE CHARLES SCHWAB CORPORATION, a Delaware corporation (“Acquiror”), NEON ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), and OPTIONSXPRESS HOLDINGS, INC., a Delaware corporation (the “Company”).

WHEREAS, Acquiror, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the merger (the “Merger”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective boards of directors of each of Acquiror, Merger Sub and the Company have determined that it is in the best interests of their respective companies and stockholders to consummate the Merger and related transactions provided for herein;

WHEREAS, simultaneously with the execution of this Agreement, and as a condition and inducement to the willingness of Acquiror and Merger Sub to enter into this Agreement, certain stockholders of the Company are entering into an agreement in the form of Exhibit A hereto (the “Voting Agreement”) pursuant to which, subject to the terms thereof, such stockholders have agreed, among other things, to vote their shares of Company Common Stock (as defined in Section 2.1) in favor of the adoption of this Agreement; and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement is intended to be, and is hereby, adopted as a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, subject to the conditions set forth herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time (as defined in Section 1.2), Merger Sub shall merge with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Company”) in the Merger, and shall continue its corporate existence under the Laws (as defined in Section 4.3(b)) of the State of Delaware.

1.2. Effective Time. On the Closing Date (as defined in Section 1.4), the parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and the Merger shall become effective upon such filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later date or time specified in the Certificate of Merger (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

1.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

1.4. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m., Eastern time, on (i) the date that is the second Business Day after the satisfaction or waiver of the conditions set forth in Article VIII hereof, other than conditions which by their terms are to be satisfied at Closing or (ii) such other date or time as the parties may mutually agree (the date on which the Closing occurs, the “Closing Date”). The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another place is agreed upon by the parties. For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banking organizations in New York City are required or authorized by Law to be closed.

1.5. Certificate of Incorporation. At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company shall be amended so as to read in its entirety as set forth on Exhibit B hereto and, as so amended, shall be the certificate of incorporation of the Surviving Company until thereafter amended in accordance with the provisions thereof and of applicable Law.

1.6. Bylaws. At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time shall, by virtue of the Merger, be the bylaws of the Surviving Company until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Company and as provided by Law.

1.7. Directors of the Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

1.8. Officers of the Surviving Company. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company, until their respective successors are duly appointed, or their earlier death, resignation or removal.

ARTICLE II

CONSIDERATION

2.1. Effect on Company Common Stock and Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”):

(a) All shares of Company Common Stock that are (i) owned directly by the Company as treasury stock or (ii) owned directly by Acquiror (other than, in the case of this clause (ii), shares in trust accounts, managed accounts, brokerage accounts, mutual funds and the like or held by Acquiror as nominee, in each case for the benefit of customers, or shares held in satisfaction of a debt previously contracted) shall be cancelled and retired and no shares of common stock, par value $0.01 per share, of Acquiror (“Acquiror Common Stock”), cash or other consideration shall be delivered in exchange therefor. All shares of Company Common Stock that are owned by any wholly owned Subsidiary (as defined in Section 4.1(b)) of the Company or by any wholly owned Subsidiary of Acquiror (other than shares in trust accounts, managed accounts, brokerage accounts, mutual funds and the like or as nominee, in each case for the benefit of customers, or shares held in satisfaction of a debt previously contracted) shall remain outstanding as shares of the Surviving Company, and no shares of Acquiror Common Stock, cash or other consideration shall be delivered in exchange therefor.

(b) Except as otherwise provided in Section 2.1(a), and subject to Section 2.2, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive 1.02 fully paid and nonassessable shares of Acquiror Common Stock (the “Exchange Ratio”). For the purposes of this Agreement, the “Merger Consideration” means the right to receive the consideration described in the preceding sentence pursuant to the Merger with respect to each share of Company Common Stock (together with any cash in lieu of fractional shares as specified in Section 2.2).

(c) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Company.

2.2. No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Acquiror Common Stock shall be issued in the Merger. Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a share of Acquiror Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock owned by such holder at the Effective Time to be converted into Acquiror Common Stock) by the closing price of Acquiror Common Stock on the New York Stock Exchange (the “NYSE”) as such price is reported on the screen entitled “Comp/CLOSE/PRICE” on Bloomberg L.P. (or such other source as may be mutually agreed to by Acquiror and the Company), on the last trading day immediately preceding the Closing Date. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

2.3. Acquiror Common Stock; Acquiror Preferred Stock. At and after the Effective Time, each share of Acquiror Common Stock and each share of preferred stock, par value $0.01 per share, of Acquiror (the “Acquiror Preferred Stock”), if any, issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Acquiror Common Stock or Acquiror Preferred Stock, as the case may be, and shall not be affected by the Merger.

2.4. Treatment of Options and Other Stock Based Awards. (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Option”) issued pursuant to any Company Stock Incentive Plans (as defined in Section 2.4(d)), whether vested or unvested, shall be assumed by Acquiror and shall be honored by Acquiror in accordance with its terms following its conversion in the Merger into an option to purchase Acquiror Common Stock (“Acquiror Options”), except that Acquiror may at its option decide to cancel in exchange for a cash payment any Company Options held by Company Employees who reside outside of the United States. From and after the Effective Time, each Company Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option, a number of shares of Acquiror Common Stock equal to the product of (I) the number of shares of Company Common Stock otherwise purchasable pursuant to such Company Option and (II) the Exchange Ratio, rounded down, if necessary, to the nearest whole share, at a price per share equal to (y) the exercise price per share of the Company Common Stock otherwise purchasable pursuant to such Company Option, divided by (z) the Exchange Ratio, rounded up to the nearest cent; provided, however, that in the case of any Company Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code (“incentive stock options”), the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the method set forth above unless use of such method will not preserve the status of such options as incentive stock options, in which case the manner of determination shall be adjusted in a manner that both complies with Section 424(a) of the Code and results in the smallest modification in the economic values that otherwise would be achieved by the holder pursuant to the method set forth above. In all events, the foregoing substitution of all Company Options with Acquiror Options shall comply with the requirements of Section 409A of the Code and shall not cause any assumption or substitution of Company Options to be treated as a grant of a new stock right or a change in the form of payment within the meaning of Treas. Reg. §1.409A – 1(6)(5)(v)(D).

(b) At the Effective Time, each right of any kind, contingent or accrued, to receive shares of the Company Common Stock or benefits measured by the value of a number of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock, granted under the Company Stock Incentive Plans (including restricted stock, restricted stock units, deferred stock units, performance shares (or units), phantom stock units and dividend equivalents), other than Company Options (each, a “Company Stock-Based Award”), which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to shares of Company Common Stock and shall be converted, at the Effective Time, into a right or award with respect to a number of shares of Acquiror Common Stock (a “Converted Award”) equal to the product of (x) the number of shares of Company Common Stock subject to the Company Stock-Based Award and (y) the Exchange Ratio, provided, that any fractional shares of Acquiror Common Stock resulting from such multiplication shall be rounded down to the nearest whole share and the Converted Awards otherwise shall remain subject to the terms of the applicable Company Stock Incentive Plan and the agreements or letters evidencing grants thereunder after giving effect to any rights resulting exclusively from the transactions contemplated under this Agreement pursuant to the Company Stock Incentive Plans and the award agreements thereunder.

(c) Acquiror shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock for delivery upon exercise or settlement of Acquiror Options and Converted Awards issued in substitution for Company Options and Company Stock-Based Awards in accordance with Sections 2.4(a) and 2.4(b). As soon as practicable after the Effective Time, Acquiror shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to Acquiror Common Stock subject to such Acquiror Options and other Acquiror equity-based award including restricted stock, restricted stock units, deferred stock units, performance shares (or units), phantom stock units and dividend equivalents (each, an “Acquiror Stock-Based Award”), and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Acquiror Options and Acquiror Stock-Based Awards remain outstanding.

(d) The Company shall ensure that following the Effective Time no holder of any equity-based right under the Company’s 2001 Equity Incentive Plan, the 2005 Equity Incentive Plan and the 2008 Equity Incentive Plan (each as amended, supplemented or otherwise modified from time to time, and collectively, the “Company Stock Incentive Plans”) and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof, shall have any right to acquire equity securities of the Company or the Surviving Company.

(e) The Company shall take all actions necessary to (i) terminate the offering period currently in effect under the Company 2005 Employee Stock Purchase Plan (the “Company ESPP”) effective as soon as practicable after the date of this Agreement, (ii) provide that no new offering periods commence thereafter under the Company ESPP, (iii) provide that there will be no increase in the amount of payroll deductions permitted to be made by the participants therein during the current period and (iv) provide that on the last day of the current offering period as shortened hereunder, each participant in the applicable Company ESPP will be credited with the number of share(s) of Company Common Stock purchased for his or her account(s) under the applicable Company ESPP in respect of the applicable offering period, as shortened, in accordance with section 14(b)(ii) of the Company ESPP. In addition, the Company shall take all actions necessary to terminate the Company ESPP effective as of the Effective Time.

2.5. Reservation of Right to Revise Structure. Acquiror may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (A) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock as Merger Consideration, (B) materially impede or delay consummation of the Merger or (C) adversely affect the federal income tax treatment of the Company or holders of Company Common Stock in connection with the Merger. In the event Acquiror elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

2.6. Withholding Rights. Each of the Exchange Agent (as defined in Section 3.1), Acquiror or any of Acquiror’s Subsidiaries shall be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to such payment under all applicable Tax (as defined in Section 4.10(n)(i)) Laws. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the recipient of the payment in respect of which such deduction and withholding was made. Notwithstanding the foregoing, (i) each holder of Company Common Stock that is to receive a distribution pursuant to this Agreement will have the sole and exclusive responsibility for the satisfaction and payment of any such withholding Tax obligations imposed on Acquiror or any of Acquiror’s Subsidiaries by any Governmental Entity on account of such distribution and (ii) no distribution will be made to or on behalf of such holder pursuant to this Agreement unless and until such holder has made arrangements satisfactory to the Acquiror and the Exchange Agent for the payment and satisfaction of such withholding Tax obligations.

2.7. Certain Adjustments. The Exchange Ratio shall be subject to appropriate adjustments from time to time after the date of this Agreement in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Acquiror Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in Acquiror’s capitalization. Acquiror will not effect any such reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in Acquiror’s capitalization without ensuring that sufficient shares of Acquiror Common Stock will be authorized and available for payment as consideration for the Company Common Stock as contemplated hereby.

ARTICLE III

EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION

3.1. Acquiror to Make Merger Consideration Available. At or promptly after the Effective Time, Acquiror shall deposit, or shall cause to be deposited, with an exchange agent selected by Acquiror and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of (a) certificates that immediately prior to the Effective Time evidenced shares of Company Common Stock (the “Certificates”) and (b) evidence of shares in book-entry form that immediately prior to the Effective Time evidenced shares of Company Common Stock (the “Book-Entry Shares”), for exchange in accordance with this Article III, certificates or, at Acquiror’s option, evidence of shares of Acquiror Common Stock in book-entry form in an amount sufficient to pay the aggregate Merger Consideration. In addition, Acquiror shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, cash in lieu of any fractional shares payable pursuant to Section 2.2. With respect to any cash deposited by Acquiror with the Exchange Agent as described in the immediately preceding sentence, the Exchange Agent shall invest such cash while held in the Exchange Fund as directed by Acquiror. Any interest and other income resulting from such investments shall be paid to and be income of Acquiror. For purposes of this Agreement, the “Exchange Fund” shall mean all Acquiror Common Stock and cash deposited with the Exchange Agent pursuant to this Section 3.1.

3.2. Exchange of Certificates. (a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate immediately prior to the Effective Time whose shares of Company Common Stock were converted into the right to receive shares of Acquiror Common Stock pursuant to Section 2.1 a customary form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) containing instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, and such Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates.

Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Shares shall be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent in order to receive the Merger Consideration that such holder is entitled to receive pursuant to Article II. In lieu thereof, each holder of record of Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive shares of Acquiror Common Stock pursuant to Section 2.1 shall automatically upon the Effective Time (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Acquiror shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, the Merger Consideration that such holder is entitled to receive pursuant to Article II, and the Book Entry Shares of such holder shall forthwith be cancelled.

(b) No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to shares of Acquiror Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2 until such holder shall surrender such Certificate in accordance with this Article III. After the surrender of a Certificate in accordance with this Article III, such holder thereof entitled to receive shares of Acquiror Common Stock shall be entitled to receive any such dividends or other distributions, without any interest thereon, with a record date after the Effective Time and which theretofore had become payable with respect to whole shares of Acquiror Common Stock issuable to such holder in respect of such Certificate.

(c) If the payment of the Merger Consideration is to be made to a person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any applicable stock transfer or other Taxes or shall establish to the reasonable satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article III.

(e) Any portion of the property deposited with the Exchange Agent pursuant to Section 3.1 that remains unclaimed by the stockholders of the Company for nine (9) months after the Effective Time shall be returned, at the request of Acquiror, to Acquiror or transferred as directed by Acquiror. Any stockholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Acquiror for payment of the Merger Consideration and unpaid dividends and distributions on the Acquiror Common Stock deliverable in respect of each share of Company Common Stock held by such stockholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Acquiror, Merger Sub, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquiror, the posting by such person of a bond in such amount as Acquiror or one of its Subsidiaries may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Acquiror and Merger Sub that, (i) except as set forth on the Company Disclosure Letter delivered by the Company to Acquiror prior to the execution of this Agreement (the “Company Disclosure Letter”), it being understood and agreed that each item in a particular section of the Company Disclosure Letter applies only to such section and to any other section to which its relevance is reasonably apparent and (ii) except as disclosed in the Company Reports (as defined in Section 4.5(a)) filed and publicly available prior to the date of this Agreement and on or after January 1, 2009 (excluding any disclosures set forth in any “risk factor” section thereof or any other disclosures included in such filings that are cautionary, predictive or forward looking in nature):

4.1. Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease or operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to the Company or Acquiror, as the case may be, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, developments or occurrences, (x) has had or would be reasonably expected to have a material adverse effect on the business, operations, financial condition or results of operations of such party and its Subsidiaries taken as a whole or (y) prevents or materially delays or materially impairs, or would reasonably be expected to prevent, materially delay or materially impair, such party’s ability to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred pursuant to clause (x) above, there shall be excluded any effect on the referenced party the cause of which is (i) any change after the date of this Agreement in Laws of general applicability or published interpretations thereof by Governmental Entities, in United States generally accepted accounting principles (“GAAP”) or in regulatory accounting requirements applicable to the industries in which such party and its Subsidiaries operate, (ii) the announcement of this Agreement or compliance with the terms of, or any action of any party to this Agreement or any of its Subsidiaries expressly required to be taken by it under, this Agreement, including the loss of customers, employees or vendors demonstrably arising as a result thereof, (iii) any changes after the date of this Agreement in general economic conditions in the United States affecting the industries in which such party and its Subsidiaries operate, (iv) any changes after the date of this Agreement in conditions in the financial markets, credit markets or capital markets in the United States or any other jurisdiction in which such party or any of its Subsidiaries has substantial business or operations, including (A) changes in interest rates or currency exchange rates and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other jurisdiction in which such party or any of its Subsidiaries has substantial business or operations, (v) any changes after the date of this Agreement in conditions in the industries in which such party and its Subsidiaries conduct business, including changes in conditions in the brokerage industry generally, (vi) any changes after the date of this Agreement in global or national political conditions in the United States or any other jurisdiction in which such party or any of its Subsidiaries has substantial business or operations, (vii) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other jurisdiction in which such party or any of its Subsidiaries has substantial business or operations and (viii) any actions taken which the other party has in writing expressly approved, consented to or requested; provided, that the effect of such changes or actions described in clauses (i) through (viii) above shall not be excluded to the extent of the disproportionate impact, if any, they have on such party and its Subsidiaries relative to other participants in the industries in which such party and its Subsidiaries operate, and provided, further, that a decrease in the trading or market prices of a party’s capital stock or any failure to meet public estimates, projections or internal budgets or forecasts shall not be considered, by itself, to constitute a Material Adverse Effect (it being understood and agreed that the facts, circumstances, events, changes, effects, developments or occurrences giving rise or contributing to such decrease or failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect). The certificate of incorporation and bylaws of the Company, copies of which have been made available to Acquiror, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement. The Company has delivered or made available to Acquiror complete and correct copies of all actions taken by written consent and all minutes (or, in the case of draft minutes or written consents, the most recent drafts thereof) of all meetings of the Company’s stockholders, board of directors and each committee thereof since January 1, 2008.

(b) Section 4.1(b) of the Company Disclosure Letter sets forth, as of the date hereof, each Subsidiary of the Company and all other entities in which the Company or any of its Subsidiaries owns, directly or indirectly, any shares of capital stock or equity interests. Each Subsidiary of the Company (i) is duly organized and validly existing as a corporation, limited liability company, partnership, or other entity and is in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate or other power and authority to own or lease its properties, rights and assets and to carry on its business as now conducted, except, in the case of clauses (ii) and (iii), where the failure to be so licensed or qualified to do business or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or any other entity (i) of which such person or a subsidiary of such person is a general partner or managing member or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such person and/or one or more subsidiaries thereof. The certificates of incorporation, bylaws and similar governing documents of each Subsidiary of the Company, copies of which have been made available to Acquiror, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

4.2. Capitalization. (a) The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 75,000,000 shares of preferred stock, par value $0.0001 per share, of the Company (the “Company Preferred Stock”). As of March 16, 2011 (the “Capitalization Date”), there were 57,428,920 shares of Company Common Stock issued and outstanding and no shares of Company Preferred Stock issued and outstanding. As of the date of this Agreement, no shares of Company Common Stock were held in the Company’s treasury. No other shares of Company Common Stock or Company Preferred Stock were issued or outstanding as of the Capitalization Date. Since the Capitalization Date and through the date of this Agreement, the Company has not (x) issued or authorized the issuance of any shares of Company Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Company Common Stock or Company Preferred Stock, except for issuances of Company Common Stock as a result of the exercise of Company Options listed in Section 4.2(b) of the Company Disclosure Schedule, (y) reserved for issuance any shares of Company Common Stock or Company Preferred Stock or (z) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Company Common Stock. As of the date of this Agreement, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance, except for (i) an aggregate of 1,936,022 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Options, (ii) 564,927 shares of Company Common Stock reserved for issuance upon the settlement of outstanding Company Stock-Based Awards, (iii) 1,967,826 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Incentive Plans and not otherwise subject to issuance as provided in clauses (i) and (ii) herein, and (iv) 488,156 shares of Company Common Stock available for issuance pursuant to the Company ESPP. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company owns any shares of Company Common Stock (other than shares in trust accounts, managed accounts, brokerage accounts, mutual funds and the like or as nominee, in each case for the benefit of customers, or shares held in satisfaction of a debt previously contracted). Neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, convertible securities, preemptive rights, redemption rights, stock appreciation rights, stock-based performance units or other similar rights, agreements or commitments of any character relating to the purchase or issuance of any shares of the capital stock of the Company or of any of its Subsidiaries or other equity securities of the Company or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of the capital stock of the Company or any of its Subsidiaries (including any rights plan or agreement) or equity-based awards, nor is there any other agreement to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) register, issue, deliver, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exercisable or exchangeable for such shares or equity interests, (B) issue, grant, extend or enter into any such subscription, option, warrant, call, convertible securities, stock-based performance units or other similar right, agreement, arrangement or commitment or (C) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, the Company or any of its Subsidiaries.

(b) The Company has provided to Acquiror a list setting forth, as of the date of this Agreement, all outstanding Company Options, Company Stock-Based Awards and all other equity or equity-based awards relating to Company Common Stock, the names of the optionees or grantees thereof, the date each such Company Option, Company Stock-Based Award or other award was granted, the number of shares of Company Common Stock subject to each such Company Option, Company Stock-Based Award or underlying each such other award, the expiration date of each such Company Option, Company Stock-Based Award or other award, any vesting schedule with respect to a Company Option or Company Stock-Based Award which is not yet fully vested and the date on which each other award is scheduled to be settled or become free of restrictions and the price at which each such Company Option may be exercised (or base price with respect to stock appreciation rights, if any). The exercise price per share of each Company Option was, on the applicable date of grant of the Company Option, no less than the fair market value of one share of Company Common Stock on such grant date.

(c) Section 4.2(c) of the Company Disclosure Letter lists the name, jurisdiction of organization, authorized and outstanding shares of capital stock or other equity interests and record and beneficial owners of such capital stock or other equity interests for each Subsidiary. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company’s Subsidiaries, free and clear of any liens, licenses, pledges, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”) other than Liens granted pursuant to the Credit Agreement, and all of such shares or other equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. For purposes of this Agreement, the “Credit Agreement” shall mean the Company’s Credit Agreement, dated as of November 22, 2010, with Bank of America, N.A. and the other lenders party thereto.

(d) Except for the ownership of the Company’s Subsidiaries and for investments held in a fiduciary or nominee capacity for the benefit of customers or acquired after the date of this Agreement in satisfaction of debts previously contracted in good faith, neither the Company nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity.

(e) The Company does not have outstanding any bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which its stockholders may vote, and neither it nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of its capital stock, voting securities or other equity interests. Neither the Company nor any of its Subsidiaries has any outstanding obligations to repurchase, redeem or otherwise acquire any of its shares of capital stock, voting securities, other equity interests or rights (other than a cashless exercise of Company Options outstanding, and in accordance with the terms in effect, as of the date hereof) or to make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

(f) As of March 17, 2011, the only principal amount of outstanding indebtedness for borrowed money of the Company and its Subsidiaries (not including intercompany indebtedness or operating leases) is (A) $120,000,000 of variable rate term loan outstanding under the Credit Agreement and (B) no more than $1,000,000 of other amounts of indebtedness for borrowed money.

4.3. Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and the Voting Agreement and, subject to the adoption of this Agreement by the Required Company Vote (as defined in Section 4.12(b)), to consummate the transactions contemplated by this Agreement and the Voting Agreement. The execution and delivery of this Agreement and the Voting Agreement and the consummation by the Company of the transactions contemplated by this Agreement and the Voting Agreement have been duly and validly approved by all necessary corporate and stockholder action of the Company (subject, in the case of the consummation of the Merger, to the adoption of this Agreement by the Required Company Vote), and no other corporate or stockholder proceedings on the part of the Company are necessary to approve this Agreement or the Voting Agreement or to consummate the transactions contemplated by this Agreement and the Voting Agreement. Each of this Agreement and the Voting Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto and thereto) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement or the Voting Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement and the Voting Agreement, nor compliance by the Company with any of the terms or provisions of this Agreement or the Voting Agreement, will (i) violate any provision of the certificate of incorporation or bylaws of the Company or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents, approvals and waiting periods referred to in Section 4.4 are duly obtained or satisfied, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, award, writ, decree or injunction issued, promulgated or entered into by or with any Governmental Entity (as defined in Section 4.4) (each, a “Law”) applicable to the Company or any of its Subsidiaries or any of their respective properties, rights or assets, except for such violations that would not be material to the Company and its Subsidiaries taken as a whole, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default under, result in the termination of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects upon notice or lapse of time, or both) upon any of the respective properties, rights or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, permit, concession, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) In accordance with Section 262 of the DGCL, no appraisal or dissenters’ rights shall be available to holders of the Company Common Stock in connection with the Merger.

4.4. Consents and Approvals. Except for (i) the approval of the listing on the NYSE, subject to official notice of issuance, of the shares of Acquiror Common Stock to be issued in the Merger and to be reserved for issuance upon exercise or settlement of Acquiror Options and Converted Awards issued in substitution for

Company Options and Company Stock-Based Awards in accordance with Sections 2.4(a) and 2.4(b), (ii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of the stockholders of the Company to be held to vote on the adoption of this Agreement (the “Proxy Statement/Prospectus”) and the filing and declaration of effectiveness of the registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement/Prospectus will be included as a prospectus and any filings or approvals under applicable state securities laws with respect to the issuance of Acquiror Common Stock in connection with the Merger, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) the adoption of this Agreement by the Required Company Vote, (v) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration or termination of any applicable waiting periods thereunder, (vi) the filings, approvals and consents required pursuant to applicable antitrust or competition laws of foreign Governmental Entities as set forth in Section 4.4(vi) of the Company Disclosure Letter, (vii) the consents, authorizations, approvals, filings or exemptions pursuant to the applicable provisions of federal, state or foreign securities Laws, commodities futures Laws or the rules or regulations of any applicable self-regulatory organization, in any such case relating to the regulation of broker-dealers, commodities futures merchants, investment companies and investment advisors and set forth in Section 4.4(vii) of the Company Disclosure Letter, (viii) the consents and approvals set forth in Section 4.4(viii) of the Company Disclosure Letter, and (ix) the consents, authorizations, approvals, filings and registrations of third parties which are not Governmental Entities, the failure of which to obtain or make would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Acquiror, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or self-regulatory organization (each, a “Governmental Entity”) or of or with any other third party by and on behalf of the Company or any of its Subsidiaries (or by or on behalf of any acquiror of the Company) are necessary in connection with (A) the execution and delivery by the Company of this Agreement and the Voting Agreement and (B) the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the Voting Agreement.

4.5. SEC Documents; Other Reports; Internal Controls. (a) The Company has filed or furnished all required reports, forms, schedules, registration statements and other documents with the SEC since December 31, 2007 (the “Company Reports”) and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Company Reports complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company Reports, and none of the Company Reports when filed with the SEC, and if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Acquiror true, correct and complete copies of all written correspondence between the SEC and the Company and any of its Subsidiaries relating to the Company Reports occurring since January 1, 2009 and prior to the date of this Agreement. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The Company and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2007 with any Governmental Entity (other than the Company Reports) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of the Company and its Subsidiaries, no Governmental Entity has notified the Company that it has initiated any proceeding or, to the knowledge of the Company, threatened an investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 2007. There is no material unresolved violation or exception by any

Governmental Entity with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Entity of, the Company or any of its Subsidiaries.

(c) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors and in Section 4.5(c) of the Company Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(e) The Company has designed, implemented and maintained disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the Company and its Subsidiaries is (i) recorded, processed, summarized and reported within the time frames specified in the rules and forms of the SEC and (ii) accumulated and communicated to the management of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports.

(f) Since December 31, 2007, (x) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the board of directors of the Company or any committee thereof or to any director or officer of the Company.

4.6. Financial Statements; Undisclosed Liabilities. (a) The financial statements of the Company (including any related notes and schedules thereto) included in the Company Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown all in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end adjustments, and the absence of footnotes). The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities or obligations that are fully reflected or reserved for in the consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC or (ii) liabilities or obligations incurred since December 31, 2010 in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than pursuant to or as contemplated by this Agreement.

4.7. Broker’s Fees. Except for Evercore Group L.L.C., neither the Company nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or financial advisory or finder’s fees in connection with the Merger or any other transaction contemplated by this Agreement. True, correct and complete copies of all agreements with Evercore Group L.L.C. relating to any such fees or commissions have been furnished to Acquiror prior to the date hereof.

4.8. Absence of Certain Changes or Events. Since December 31, 2010 (i) no event has occurred or circumstance has arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (ii) none of the Company or any of its Subsidiaries has taken any action that would have been prohibited by Section 6.2 (other than Section 6.2(e)(i)) if taken after the date of this Agreement.

4.9. Legal Proceedings. (a) Neither the Company nor any of its Subsidiaries (or, to the knowledge of the Company, any of the current or former directors or executive officers of the Company or any of its Subsidiaries) is a party to any, and there are no pending or, to the best of the Company’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations (i) of any material nature against such person (in the case of any such proceeding, claim, action or investigation relating to such a director or executive officer, to the extent related to or affecting the business of the Company or any of its Subsidiaries) or (ii) challenging the validity of the transactions contemplated by this Agreement or the Voting Agreement and as to which (in the case of this clause (ii)) there is a reasonable possibility of an adverse determination.

(b) There is no injunction, order, award, judgment, settlement, decree or regulatory restriction (each, an “Order”), other than those of general application that apply to similarly situated companies or their Subsidiaries, imposed upon or entered into by the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been advised by any Governmental Entity that it is considering issuing (or is considering the appropriateness of issuing) any Order. To the knowledge of the Company, there are no investigations relating to any regulatory matters pending before any Governmental Entity with respect to the Company or any of its Subsidiaries.

(c) Since December 31, 2007, (i) there have been no subpoenas, written demands or inquiries received by the Company, any of its Subsidiaries or any affiliate of the Company or any of its Subsidiaries from any Governmental Entity and as to which there is a reasonable possibility of a material adverse action, and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand or inquiry.

4.10. Taxes.

(a) With respect to the Company or any of its Subsidiaries (i) no audit assessment, dispute or claim concerning any material Tax liability is being conducted, is pending or has been threatened in writing by a Governmental Entity; (ii) each has (x) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns (as defined in Section 4.10(n)(ii)) required to be filed by it, and such

Tax Returns are true, correct and complete in all material respects, and (y) timely paid in full all material Taxes due or, where payment is not yet due, has made adequate provision in the financial statements of the Company or such Subsidiary, as applicable (in accordance with GAAP) for all such Taxes, whether or not shown as due on such Tax Returns; (iii) no material deficiencies for any Taxes have been proposed, threatened, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or any of its Subsidiaries; (iv) there are no material Liens for Taxes upon the assets of either the Company or its Subsidiaries; and (v) no written claim has ever been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to any material Tax liability by that jurisdiction.

(b) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a joint, combined, unitary or consolidated Tax Return or (ii) has any material liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(c) None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, Tax indemnity or Tax allocation agreement or similar contract or arrangement.

(d) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.

(e) None of the Company or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(f) All material Taxes (determined both individually and in the aggregate) required to be withheld, collected or deposited by or with respect to the Company and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Governmental Entity. The Company and each of its Subsidiaries have complied in all material respects with all information reporting requirements imposed by the Code (or any similar provision under any state or local law).

(g) Neither the Company nor any of its Subsidiaries has requested or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment or collection of, any material Tax, which waiver or extension is still in effect.

(h) Neither the Company nor any of its Subsidiaries has entered into or has been a “material advisor” with respect to any transactions that are or would be part of any “reportable transaction” or that could give rise to any list maintenance obligation under Sections 6011, 6111, or 6112 of the Code (or any similar provision under any state or local law) or the regulations thereunder.

(i) Neither the Surviving Company nor any of its Subsidiaries or successors (with respect to items of the Surviving Company or any of its Subsidiaries), as determined under Treasury Regulation Section 1.1502-12, will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Effective Time as a result of any (i) change in method of accounting either imposed by a Governmental Entity or voluntarily made by the Company or any of its Subsidiaries on or prior to the Closing Date (including any adjustments pursuant to Section 481(a) of the Code and any similar provision of state, local or foreign Law), (ii) intercompany transaction subject to Sections 367 or 482 of the Code or Treasury Regulation Section 1.1502-13, (iii) excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign income Tax law), (iv) installment sale or open transaction arising in a taxable period (or portion thereof) ending on or prior to the Closing Date, (v) a prepaid amount received or paid prior to the Closing Date, (vi) deferred gains arising prior to the Closing Date, or (vii) deferred cancellation of indebtedness income.

(j) Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the past five (5) years.

(k) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

(l) Neither the Company nor any of its Subsidiaries is or has been an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.

(m) Neither the Company nor any of its Subsidiaries has completed any transaction or made any election that would require a reduction of any Tax attributes including basis in assets (and including basis in the stock of any Subsidiaries), whether by reason of Treasury Regulation Section 1.1502-36(d), Section 108 of the Code or Section 1017 of the Code.

(n) For purposes of this Agreement:

(i) “Tax” or “Taxes” shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, duties, customs, fees, impositions or other similar government charges, including, but not limited to income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture or other taxes, including any interest, penalties, fines and additions (to the extent applicable) thereto, whether disputed or not; and

(ii) “Tax Return” shall mean any return, report, declaration, information return or other document (including any related or supporting information) filed with or submitted to, or required to be filed with or submitted to any Governmental Entity with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments, supplements or attached schedules to any of the foregoing.

4.11. Employees; Employee Benefit Plans. (a) Section 4.11(a) of the Company Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of ERISA Section 3(37)), and all stock purchase, stock incentive, loan, severance, employment, change-in-control, collective bargaining, fringe benefit, deferred compensation plans, agreements, programs, policies and arrangements and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries (“Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (ii) under which the Company or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Plans”.

(b) With respect to each Plan, the Company has delivered to Acquiror or made available a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description, plan prospectus and other material written communications by the Company or any of its Subsidiaries to a significant number of Company Employees concerning the extent of the benefits provided under any Plan not otherwise memorialized in any of the foregoing; (iv) a summary of any proposed amendments or changes to the Plans that the Company has committed to make at any time within the twelve (12) months immediately following the date hereof and (v) for the three (3) most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each Plan has been established and administered in all respects in accordance with its terms, and in all respects in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws; (iii) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in liability, no “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or failure to meet minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA), whether or not waived, has occurred with respect to any Plan; (iv) neither the Company nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA; and (v) each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been in documentary and operational compliance with Section 409A of the Code and the guidance promulgated thereunder by the Department of Treasury.

(d) (i) Each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter or prototype opinion letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (ii) for each Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof; (iii) no Plan provides post-employment welfare (including health, medical or life insurance) benefits and neither the Company nor any of its Subsidiaries have any obligation to provide any such post-employment welfare benefits now or in the future, other than as required by Section 4980B of the Code or other applicable Laws; and (iv) there is no present intention that any Plan be materially amended, suspended or terminated, or otherwise modified to adversely change or increase benefits (or the levels thereof) under any Plan at any time within the twelve (12) months immediately following the date hereof.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, with respect to any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Company or its Subsidiaries has any liability or contributes (or has at any time contributed or had an obligation to contribute): (i) none of the Company or its Subsidiaries has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied or would be subject to such liability if, as of the Closing Date, the Company or its Subsidiaries were to engage in a complete withdrawal (as defined in Section 4023 of ERISA) or partial withdrawal (as defined in Section 4025 of ERISA) from any such multiemployer; and (ii) no such multiemployer plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively).

(f) With respect to any Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Department of Treasury, the Internal Revenue Service or other governmental agencies are pending or to the knowledge of the Company, threatened.

(g) (i) No Plan exists that could (x) result in the payment to any present or former Company Employee of any money or other property, (y) accelerate or provide any other rights or benefits to any present or former Company Employee or (z) require the funding of any trust for the benefit of any present or former Company Employee, in each case as a result of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)). (ii) There is no Plan that, individually or collectively, could reasonably be expected to give, or which has given, rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or Section 162(m) of the Code in connection with the transactions contemplated under this Agreement.

(h) No Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States, except for any such Plan set forth in Section 4.11(h) of the Company Disclosure Letter (the “Foreign Benefit Plans”). Except as would not reasonably be expected to result in a material liability to the Company, with respect to any Foreign Benefit Plans, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable Laws and (ii) all Foreign Benefit Plans that are required to be funded have been funded in accordance with applicable law, and with respect to all other Foreign Benefit Plans, reserves have been established on the accounting statements of the applicable Company or Subsidiary entity in accordance with GAAP.

4.12. Board Approval; Stockholder Vote Required. (a) The board of directors of the Company, by resolutions duly adopted by unanimous vote of the entire board of directors at a meeting duly called and held (the “Company Board Approval”), has (i) determined that this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement are fair to and in the best interests of the Company and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement, and (iii) recommended that the stockholders of the Company adopt this Agreement and directed that such matter be submitted for consideration by the stockholders of the Company at the Company Stockholders Meeting (as defined in Section 7.3(a)).

(b) The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock to adopt this Agreement (the “Required Company Vote”) is the only vote of the holders of any class or series of Company capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

(c) The Company has taken all action required to be taken by it in order to exempt this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement from, and this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of any state, including Section 203 of the DGCL. The Company has taken all action required to be taken by it in order to make this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement comply with, and this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement do comply with, the requirements of any articles, sections or provisions of the Company’s certificate of incorporation or bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

4.13. Compliance with Applicable Law; Permits. (a) The Company and each of its Subsidiaries hold, and have at all times since December 31, 2007 held, all licenses, franchises, permits, consents, approvals and authorizations which are required for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit, consent, approval or authorization has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and, to the knowledge of the

Company, no suspension or cancellation of any such required license, franchise, permit, consent, approval or authorization is threatened. The Company and each of its Subsidiaries have complied since December 31, 2007 in all material respects with, and are not in default or violation in any material respect of, (i) all applicable Laws and (ii) all posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information. Neither the Company nor any of its Subsidiaries knows of, or has received notice of, any material default or material violations of any applicable Law.

(b) The Company, each of its Subsidiaries and each of their respective directors, officers, employees and other persons who are required to be registered, licensed or qualified as (x) a broker-dealer, an investment adviser, or an introducing broker or (y) a registered principal, registered representative, investment adviser representative, futures commission merchant, insurance agent, associated person, or salesperson with the SEC, the Chicago Board Options Exchange, the Financial Industry Regulatory Authority (the “FINRA”), the National Futures Association (the “NFA”) or the Commodity Futures Trading Commission (the “CFTC”) (or in equivalent capacities with any other Governmental Entity) are duly registered, licensed or qualified as such and such registrations, licenses or qualifications are in full force and effect, or are in the process of being registered, licensed or qualified as such within the time periods required by applicable Law, except for such failures to be so registered, licensed or qualified as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries and each of their respective directors, officers, and employees, and such other persons are in compliance with all applicable federal, state, provincial and foreign laws requiring any such registration, licensing or qualification, have filed all periodic reports required to be filed with respect thereto (and all such reports were accurate and complete in all material respects as of their respective dates of filing), and neither the Company nor any of its Subsidiaries is subject to any liability or disability by reason of the failure of any such entity or person to be so registered, licensed or qualified, except for such failures to be so registered, licensed or qualified, failures with respect to such reports and such liabilities or disabilities as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) The Company has delivered or made available to Acquiror a true, correct and complete copy of (i) the currently effective Forms ADV, BD or 7-R as filed with or deemed filed with the SEC, the FINRA or the NFA, as applicable, by each Subsidiary of the Company required to file such forms, (ii) all currently effective state and other federal registration forms applicable to such Subsidiary as a registered investment adviser, broker-dealer, futures commission merchant or introducing broker, and (iii) all reports and all material correspondence filed by each Subsidiary with any Governmental Entity under the Exchange Act, the Investment Company Act of 1940, as amended (the “Investment Company Act”), the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and under similar state or foreign Laws since December 31, 2007. The information contained in such forms was complete and accurate as of the time of filing thereof, except where any failure to be so complete and accurate would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) Except as disclosed on the Forms ADV, BD, U4 or 7-R of the Company or its applicable Subsidiary as in effect as of the date of this Agreement: (i) none of the Company, any of its Subsidiaries or any of their directors, officers, employees, “associated persons” (as defined in the Exchange Act), “persons associated with an investment adviser” (as defined in the Advisers Act), or “affiliated persons” (as defined in the Investment Company Act) has been or is the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable Laws which would be required to be disclosed on Forms ADV or BD as of the date of this Agreement and no material disciplinary proceeding or order is pending or, to the Company’s knowledge, threatened, (ii) none of the Company, any of its Subsidiaries or any of their respective directors, officers, employees, associated persons or affiliated persons, has been permanently enjoined by the order of any Governmental Entity from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security, and (iii) none of the Company, any of its Subsidiaries or any of their respective directors, officers, employees, associated persons or affiliated persons is or has been ineligible to serve as an investment adviser under the Advisers Act (including pursuant to Section 203(e) or (f) thereof) or as a broker, a dealer or an associated person of a broker or dealer under Section 15(b) of the Exchange Act

(including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act), or ineligible to serve in, or subject to any disqualification which would be the basis for any limitation on serving in, any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act or any substantially equivalent foreign expulsion, suspension or disqualification.

(e) The Company and its Subsidiaries have at all times since January 1, 2008, rendered investment advisory services to investment advisory clients with whom such entity is or was a party to an investment advisory agreement or similar arrangement in compliance with all applicable requirements as to portfolio composition or portfolio management including, but not limited to, the terms of such investment advisory agreements, written instructions from such investment advisory clients, prospectuses or other offering materials, board of directors or trustee directives and applicable Law. There are no material disputes pending or threatened with any current or former investment advisory clients under the terms of any investment advisory agreement or similar arrangement.

(f) The accounts of each investment advisory client of the Company or any of its Subsidiaries subject to ERISA have been managed by the Company or its applicable Subsidiary in compliance with the applicable requirements of ERISA, except as would not reasonably be expected to result in a material liability to the Company or its Subsidiaries or Acquiror or its affiliates.

(g) Section 4.13(g) of the Company Disclosure Letter sets forth with respect to the Company and its Subsidiaries a complete and accurate list of all currently effective (i) broker-dealer licenses or registrations, (ii) licenses and registrations as an investment adviser under the Advisers Act or any similar state or foreign Laws, (iii) licenses and registrations as a futures commission merchant under any rules or regulations of the CFTC and (iv) licenses and registrations as an introducing broker under the Commodity Exchange Act, as amended (the “CEA”), or any similar state or foreign Laws. Neither the Company nor any of its Subsidiaries is, or is required to be, registered as a commodities trading adviser or commodity pool operator under the CEA or any similar state Laws.

(h) Section 4.13(h) of the Company Disclosure Letter sets forth a complete list of all securities exchanges, commodities exchanges, boards of trade, clearing organizations, trade associations and similar organizations in which the Company or any of its Subsidiaries holds membership or has been granted trading privileges.

(i) The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable Law and common law, except where the failure to so administer such accounts would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. None of the Company, any of its Subsidiaries, or any director, officer or employee of the Company or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.14. Certain Contracts. (a) Neither the Company nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC or required to be disclosed by the Company on a Current Report on Form 8-K) to be performed in whole or in part after the date of this Agreement, (ii) which (A) limits the freedom of the Company or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business or requires the Company or any of its Subsidiaries to make available business opportunities or products or services to any person on a priority, equal or exclusive basis (including any “preferred provider” type contracts or other agreements for products and services offered by the Company or its Subsidiaries to their customers) or (B) is an agreement of the types referred to in clause (A) that could apply to Acquiror or any of its affiliates after the Closing by reason of the Merger and the other transactions contemplated by this Agreement and the Voting Agreement, (iii) which relates to the incurrence of indebtedness by the Company or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (iv) which provides for any guaranty of third party obligations, other than any guaranty by the Company of its Subsidiaries’ obligations, (v) which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries, (vi) which limits the payment of dividends by the Company or any of its Subsidiaries, (vii) which relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties, (viii) which relates to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (ix) which provides for material payments to be made by the Company or any of its Subsidiaries upon a change in control thereof, (x) which is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $500,000 per annum (other than any such contracts which are terminable by the Company or its applicable Subsidiary on 60 days or less notice without any required payment or other conditions (other than the condition of notice)), (xi) which relates to the performance of material third-party clearing or execution services, (xii) which is not of the type described in clauses (i) through (xi) above and which involved payments by, or to, the Company or any of its Subsidiaries in fiscal year ended December 31, 2010, or which could reasonably be expected to involve such payments during fiscal year ending December 31, 2011, of more than $500,000, (xiii) which relates to material Proprietary Rights (as defined in Section 4.20(a)) owned or licensed by the Company or licensed to third parties (including permitting third parties to use the name “optionsXpress” or any variant thereof), or (xiv) which relates to material contracts related to IT Assets (as defined in Section 4.20(b)). Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not publicly disclosed in the Company Reports filed since January 1, 2010 and prior to the date hereof, is referred to herein as a “Company Contract”. The Company has made available to Acquiror true, correct and complete copies of each Company Contract.

(b) Except as would not be material to the Company and its Subsidiaries taken as a whole, (i) each Company Contract is valid and binding on the Company or its applicable Subsidiary and in full force and effect, and, to the knowledge of the Company, is valid and binding on the other parties thereto, (ii) the Company and each of its Subsidiaries and, to the knowledge of the Company, each of the other parties thereto, has performed all obligations required to be performed by it to date under each Company Contract and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default (including the non-payment of fees) on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, under any such Company Contract. No party to any Company Contract has given the Company or any of its Subsidiaries written notice of its intention to cancel, terminate, materially change the scope of rights under or fail to renew any Company Contract and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party to any Company Contract, has repudiated in writing any material provision thereof.

4.15. Company Information. The information relating to the Company and its Subsidiaries to be provided by the Company for inclusion in the Proxy Statement/Prospectus, the Form S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement/Prospectus that relate to the Company or any of its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The portions of the Form S-4 that relate to the Company or any of its Subsidiaries will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.16. Title to Property. (a) The Company and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures used in or relevant to the business, operations or financial condition of the Company and its Subsidiaries are in good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The Company and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them, free and clear of all Liens (other than Liens (i) for Taxes, assessments and similar charges not yet due or being contested in good faith and (ii) mechanics, materialman’s, carrier’s, repairer’s and other similar Liens arising in the ordinary course of business), except, in the case of (i) and (ii), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) All leases of real property and all other leases material to the Company and its Subsidiaries under which the Company or a Subsidiary, as lessee, leases personal property are valid and binding in accordance with their respective terms, and there is not under any such lease any material existing default by the Company or such Subsidiary or, to the knowledge of the Company, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default, and, in the case of leased premises, the Company or such Subsidiary quietly enjoys the use of the premises provided for in such lease, except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 4.16(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all material leases of real property under which the Company or any of its Subsidiaries leases any real property or interests in real property, identifying the lessor and address thereof. The Company has made available to Acquiror true, correct and complete copies of each such material lease of real property.

4.17. Insurance. The Company and its Subsidiaries are insured with financially sound insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice. Section 4.17 of the Company Disclosure Letter contains a true, correct and complete list and a brief description (including name of insurer, broker, coverage, policy number and expiration date) of all material insurance policies in force on the date hereof with respect to the business and assets of the Company and its Subsidiaries. The Company and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No notice of cancellation has been received with respect to any of the insurance policies maintained by or on behalf of the Company or any of its Subsidiaries and there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

4.18. Environmental Liability. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal Law relating to the protection of the environment or human health or safety, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended (collectively, the “Environmental Laws”), pending or, to the knowledge of the Company, threatened against the Company or any of its

Subsidiaries. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the knowledge of the Company, there are no past, present, or reasonably anticipated future facts, occurrences or circumstances that would reasonably be expected to give rise to any such proceeding, claim, action or governmental investigation that would impose any such liability or obligation. During or, to the knowledge of the Company prior to, the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants or other materials regulated pursuant to, or that would reasonably be expected to give rise to liability under Environmental Laws (“Materials of Environmental Concern”) in, on, under or affecting any such property which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law or relating to Materials of Environmental Concern.

4.19. Opinion of Financial Advisor. The Company has received the opinion of Evercore Group L.L.C., dated as of the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to the holders of Company Common Stock.

4.20. Intellectual Property. (a) For purposes of this Agreement, “Proprietary Rights” shall mean common law and statutory rights anywhere in the world associated with (i) patents, patent applications and inventors’ certificates, (ii) copyrights, copyright registrations and copyright applications, and “moral” rights, (iii) trade secrets (as defined in the Uniform Trade Secrets Act) or under applicable common Law, proprietary know-how and confidential information, (iv) trademarks, trade names and service marks, (v) Internet domain names, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) the right to enforce and recover damages for the infringement or misappropriation of for any of the foregoing.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and each of its Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all Proprietary Rights that are used in the conduct of their businesses free and clear of all Liens and any claims of ownership by current or former employees, contractors or other third parties, (ii) neither the Company nor any of its Subsidiaries is infringing, diluting, misappropriating or violating, nor has the Company or any of its Subsidiaries received any communications alleging that any of them has infringed, diluted, misappropriated or violated, any of the Proprietary Rights of any other person, and (iii) neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement, nor compliance by the Company with any of the terms or provisions of this Agreement will result in a breach of, or loss of any benefit under, any license, sublicense or other agreement or any term or condition thereof, pursuant to which the Company grants or is granted any Proprietary Rights. To the Company’s knowledge, no other person is infringing, diluting, misappropriating or violating, nor has the Company or any or its Subsidiaries sent any communications alleging that any person has infringed, diluted, misappropriated or violated, any of the Proprietary Rights of the Company and its Subsidiaries. The Company and each of its Subsidiaries have taken all reasonable actions, consistent with industry practices and Law, to protect and maintain all (a) material Proprietary Rights and (b) the security, confidentiality, value and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements. The Company’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment and services and all associated documents (the “IT Assets”) operate and perform as necessary for the Company and its Subsidiaries to conduct their businesses, and have not materially malfunctioned or failed such that there has been a material impact on the operations of the businesses of the Company and its Subsidiaries within the past two (2) years. To the Company’s knowledge, no person has gained unauthorized access to the IT Assets. The Company has implemented reasonable backup and disaster recovery technology consistent with industry practices and Law. Without limiting the foregoing, the Company and its Subsidiaries (x) own or have the valid right to use the name “optionsXpress” in all applicable jurisdictions, free and clear of all Liens and (y) have not granted to any third party, by license or otherwise, any right or interest in or to use any such name. No third party has asserted any rights in or to the name “optionsXpress”.

(c) No Proprietary Rights of the Company or any of its Subsidiaries or related documentation is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) could require, or could condition the use or distribution of such Proprietary Rights of the Company or any of its Subsidiaries on, the disclosure, licensing, or distribution of any source code or patent rights for any portion of such Proprietary Rights of the Company or any of its Subsidiaries or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of the Company or any of its Subsidiaries to use or distribute any such Proprietary Rights.

4.21. Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of the Company, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of the Company, on the other hand, except those of a type available to employees of the Company generally. As used in this Agreement, “affiliate” means (unless otherwise specified), with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person and “control,” with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

4.22. Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or is bound by or is currently negotiating any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor, to the Company’s knowledge, is any such proceeding threatened, and there is no strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to the Company’s knowledge, threatened. To the knowledge of the Company, there is no activity involving its or any of its Subsidiaries’ employees involving an attempt to certify a collective bargaining unit or other organizational activity. No material action, suit, complaint, charge, arbitration, inquiry, proceeding or, to the Company’s knowledge, claim or investigation by or before any court, governmental agency, administrative agency or commission brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company or any of its Subsidiaries’ employees is pending or, to the best knowledge of the Company, threatened. The Company and each of its Subsidiaries is in material compliance with all applicable laws, agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment, and each individual who is treated by the Company or its Subsidiaries as an exempt employee under any federal or state law, or as an independent contractor, is properly so treated under applicable law. As of the date hereof, neither the Company nor any of its Subsidiaries have closed any facility or effectuated any layoffs of employees, nor has any such action or program been announced for the future, that would reasonably be expected to give rise to any material liability under the Worker Adjustment and Retraining Notification Act or any similar state or local law or regulation.

4.23. Derivative Instruments and Transactions. (a) Except such as would not reasonably be expected to have a Material Adverse Effect on the Company, all Derivative Transactions (as defined in Section 4.23(b)) whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, (i) were entered into in the ordinary course of business consistent with past practice and in accordance with prudent industry practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time, (ii) are legal, valid and binding obligations of the Company or one of its Subsidiaries and, to the knowledge of the Company, each of the counterparties thereto and (iii) are in full force and effect and enforceable in accordance with their terms. The Company or its Subsidiaries and, to the knowledge of the Company, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To the knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied.

(b) For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

4.24. Approvals. As of the date of this Agreement, the Company knows of no reason relating to it or its Subsidiaries why all regulatory approvals from any Governmental Entity required to consummate the transactions contemplated by this Agreement and the Voting Agreement should not be obtained on a timely basis.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Acquiror and Merger Sub hereby represent and warrant to the Company that, (i) except as set forth on the Acquiror Disclosure Letter delivered by Acquiror to the Company prior to the execution of this Agreement (the “Acquiror Disclosure Letter”), it being understood and agreed that each item in a particular section of the Acquiror Disclosure Letter applies only to such section and to any other section to which its relevance is reasonably apparent and (ii) except as disclosed in the Acquiror Reports (as defined in Section 5.5(a)) filed and publicly available prior to the date of this Agreement and on or after January 1, 2009 (excluding any disclosures set forth in any “risk factor” section thereof or any other disclosures included in such filings that are cautionary, predictive or forward looking in nature):

5.1. Corporate Organization. Each of Acquiror and Merger Sub is duly organized and validly existing as a corporation incorporated under the Laws of the State of Delaware. Each of Acquiror and Merger Sub has all requisite corporate power and authority to own, lease or operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. The copies of the certificate of incorporation and bylaws of each of Acquiror and Merger Sub which have been made available to the Company are true, correct and complete copies of such documents as in full force and effect as of the date of this Agreement.

5.2. Capitalization. The authorized capital stock of Acquiror consists of 3,000,000,000 shares of Acquiror Common Stock and 9,940,000 shares of Acquiror Preferred Stock. As of the close of business on February 28, 2011 (the “Acquiror Capitalization Date”), there were 1,205,317,822 shares of Acquiror Common Stock issued and outstanding and no shares of Acquiror Preferred Stock issued and outstanding. As of the Acquiror Capitalization Date, 223,286,700 shares of Acquiror Common Stock were held in Acquiror’s treasury. As of the Acquiror Capitalization Date, no shares of Acquiror Common Stock or Acquiror Preferred Stock were reserved for issuance, except for (i) an aggregate of 55,941,396 shares of Acquiror Common Stock reserved for issuance upon the exercise of outstanding Acquiror Options, (ii) 3,801,100 shares of Acquiror Common Stock reserved for issuance upon the settlement of outstanding Acquiror Stock-Based Awards, (iii) 17,935,985 shares of Acquiror Common Stock reserved for issuance pursuant to the Acquiror Stock Incentive Plans and not otherwise subject to issuance as provided in clauses (i) and (ii) herein, and (iv) 46,261,877 shares of Acquiror Common Stock available for issuance pursuant to Acquiror’s Employee Stock Purchase Plan. All of the issued and outstanding shares of Acquiror Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the Acquiror Capitalization Date, except as set forth in this Section 5.2, neither Acquiror nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, convertible securities, preemptive rights, redemption rights, stock appreciation rights, stock-based performance units or other similar rights, agreements, arrangements or commitments of any character relating to the purchase or issuance of any shares of Acquiror’s capital securities or other equity securities of Acquiror or any securities representing the right to purchase or otherwise receive any shares of Acquiror’s capital securities or equity-based awards, nor is there any agreement, to which Acquiror or any of its Subsidiaries is a party obligating Acquiror or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of Acquiror or securities convertible into or exchangeable for such shares or equity interests, (B) issue, grant, extend or enter into any such subscription, option, warrant, call, convertible securities, stock-based performance units or other similar right, agreement, arrangement or commitment or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests. The shares of Acquiror Common Stock to be issued pursuant to the Merger have been duly authorized and, at the Effective Time, all such shares will be validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which shares are issued and outstanding and owned beneficially and of record by Acquiror.

5.3. Authority; No Violation. (a) Each of Acquiror and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, in the case of Acquiror, the Voting Agreement and to consummate the transactions contemplated by this Agreement and the Voting Agreement. The execution and delivery of this Agreement and the Voting Agreement by Acquiror and the execution and delivery of this Agreement by Merger Sub, and the consummation by Acquiror and Merger Sub of the transactions contemplated by this Agreement and the Voting Agreement, as applicable, have been duly and validly approved by all necessary corporate action of Acquiror and Merger Sub, and no other corporate or stockholder proceedings on the part of Acquiror or Merger Sub are necessary to approve this Agreement or the Voting Agreement or to consummate the transactions contemplated by this Agreement (other than the adoption of this Agreement by Acquiror in its capacity as sole stockholder of Merger Sub (which Acquiror shall cause to occur as soon as reasonably practicable following the execution of this Agreement)) and the Voting Agreement. Each of this Agreement and the Voting Agreement has been duly and validly executed and delivered by Acquiror and this Agreement has been duly executed and delivered by Merger Sub, and (assuming due authorization, execution and delivery by the Company, and, in the case of the Voting Agreement, by the other parties thereto) constitutes a valid and binding obligation of Acquiror and Merger Sub, as applicable, enforceable against Acquiror and Merger Sub, as applicable, in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement or the Voting Agreement by Acquiror and this Agreement by Merger Sub, nor the consummation by Acquiror and Merger Sub of the transactions contemplated by this Agreement and the Voting Agreement, nor compliance by Acquiror and Merger Sub with any of the terms or provisions of this Agreement and the Voting Agreement, as applicable, will (i) violate any provision of the certificate of incorporation, bylaws or similar governing documents of Acquiror, the certificate of incorporation, bylaws or similar governing documents of Merger Sub or any of the similar governing documents of any of Acquiror’s Significant Subsidiaries or (ii) assuming that the consents, approvals and waiting periods referred to in Section 5.4 are duly obtained or satisfied, (x) violate any Law applicable to Acquiror, Merger Sub or any of Acquiror’s Significant Subsidiaries or any of their respective properties, rights or assets, except for such violations that would not be material to Acquiror and its Subsidiaries taken as a whole or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, result in the termination of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects upon notice or lapse of time, or both) upon any of the respective properties, rights or assets of Acquiror, Merger Sub or any of Acquiror’s Significant Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, permit, concession, franchise or other instrument or obligation to which Acquiror, Merger Sub or any of Acquiror’s Significant Subsidiaries is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. For purposes of this Agreement, the term “Significant Subsidiary” shall have the meaning ascribed to that term in Rule 1-02 of Regulation S-X under the Exchange Act.

5.4. Consents and Approvals. Except for (i) the approval of the listing on the NYSE, subject to official notice of issuance, of the shares of Acquiror Common Stock to be issued in the Merger and to be reserved for issuance upon exercise or settlement of Acquiror Options and Converted Awards issued in substitution for Company Options and Company Stock-Based Awards in accordance with Sections 2.4(a) and 2.4(b), (ii) the filing with the SEC of the Proxy Statement/Prospectus and the filing and declaration of effectiveness of the registration statement on Form S-4 in which the Proxy Statement/Prospectus will be included as a prospectus and any filings or approvals under applicable state securities laws with respect to the issuance of Acquiror Common Stock in connection with the Merger, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) the adoption of this Agreement by the Required Company Vote, (v) any notices or filings under the HSR Act and the expiration or termination of any applicable waiting periods thereunder, (vi) the filings, approvals and consents required pursuant to applicable antitrust or competition laws of foreign Governmental Entities as set forth in Section 5.4(vi) of the Acquiror Disclosure Letter, (vii) the consents, authorizations, approvals, filings or exemptions pursuant to the applicable provisions of federal, state or foreign securities Laws, commodities futures Laws or the rules or regulations of any applicable self-regulatory organization, in any such case relating to the regulation of broker-dealers, commodities futures merchants, investment companies and investment advisors and set forth in Section 5.4(vii) of the Acquiror Disclosure Letter, (viii) the consents and approvals set forth in Section 5.4(viii) of the Acquiror Disclosure Letter, and (ix) the consents, authorizations, approvals, filings and registrations of third parties which are not Governmental Entities, the failure of which to obtain or make would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror, no consents or approvals of, or filings or registrations with, any Governmental Entity or of or with any other third party by and on behalf of Acquiror or Merger Sub are necessary in connection with (A) the execution and delivery by Acquiror of this Agreement and the Voting Agreement and the execution and delivery by Merger Sub of this Agreement and (B) the consummation by Acquiror and Merger Sub of the Merger and the other transactions contemplated by this Agreement and the Voting Agreement.

5.5. SEC Documents; Other Reports; Internal Controls. (a) Acquiror has filed or furnished all required reports, forms, schedules, registration statements and other documents with the SEC since December 31, 2007 (the “Acquiror Reports”) and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Acquiror Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Acquiror Reports, and none of the Acquiror Reports when filed with the SEC, and if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Acquiror Reports. None of Acquiror’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) Acquiror and each of its Significant Subsidiaries have timely filed all reports, schedules, forms, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2007 with any Governmental Entity (other than the Acquiror Reports) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Acquiror and its Significant Subsidiaries, no Governmental Entity has notified Acquiror that it has initiated any proceeding or, to the knowledge of Acquiror, threatened an investigation into the business or operations of Acquiror or any of its Significant Subsidiaries since December 31, 2007 that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror.

(c) Acquiror has disclosed, based on its most recent evaluation prior to the date hereof, to Acquiror’s auditors and the audit committee of Acquiror’s board of directors and in Section 5.5(c) of the Acquiror Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Acquiror’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Acquiror’s internal controls over financial reporting.

(d) The records, systems, controls, data and information of Acquiror and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Acquiror or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Acquiror and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(e) Acquiror has designed, implemented and maintained disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Acquiror and its Subsidiaries is made known to the management of Acquiror by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Acquiror Reports.

(f) Since December 31, 2007, (x) neither Acquiror nor any of its Subsidiaries nor, to the knowledge of Acquiror, any director, officer, employee, auditor, accountant or representative of Acquiror or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Acquiror or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Acquiror or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Acquiror or any of its Subsidiaries, whether or not employed by Acquiror or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Acquiror or any of its officers, directors, employees or agents to the board of directors of Acquiror or any committee thereof or to any director or officer of Acquiror.

5.6. Financial Statements; Undisclosed Liabilities. (a) The financial statements of Acquiror (including any related notes and schedules thereto) included in the Acquiror Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Acquiror and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown all in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end adjustments, and the absence of footnotes). The books and records of Acquiror and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities or obligations that are fully reflected or reserved for in the consolidated financial statements of Acquiror included in its Annual Report filed on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC or otherwise disclosed in the Acquiror Reports filed subsequent to the date of the filing of such annual financial statements and prior to the date hereof or (ii) liabilities or obligations incurred since December 31, 2010 in the ordinary course of business consistent with past practice, neither Acquiror nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect on Acquiror.

5.7. Broker’s Fees. Except for UBS Securities LLC, whose fees and expenses shall be paid by Acquiror, none of Acquiror, Merger Sub or any other Subsidiary of Acquiror or any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or financial advisory or finder’s fees in connection with the Merger or any other transaction contemplated by this Agreement.

5.8. Absence of Certain Changes or Events. Since December 31, 2010, no event has occurred or circumstance has arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror.

5.9. Legal Proceedings. (a) Neither Acquiror nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Acquiror’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Acquiror or any of its Subsidiaries or challenging the validity of the transactions contemplated by this Agreement or the Voting Agreement as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror.

(b) There is no Order specifically imposed upon Acquiror, any of its Subsidiaries or the assets of Acquiror or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. Neither Acquiror nor any of its Subsidiaries has been advised by any Governmental Entity that it is considering issuing (or is considering the appropriateness of issuing) any Order that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. To the knowledge of Acquiror, there are no investigations relating to any material regulatory matters pending before any Governmental Entity with respect to Acquiror or any of its Subsidiaries.

5.10. Board Approval; No Stockholder Vote Required. (a) The board of directors of Acquiror has duly approved this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement and has declared it advisable for Acquiror to enter into this Agreement and the Voting Agreement.

(b) The board of directors of Merger Sub has (i) duly approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) declared it advisable for Merger Sub to enter into this Agreement and (iii) directed that Merger Sub submit the adoption of this Agreement to its sole shareholder, Acquiror.

(c) No vote of the holders of shares of Acquiror Common Stock is necessary to approve and adopt this Agreement and the Voting Agreement and the transactions contemplated by this Agreement and the Voting Agreement (including the Merger).

5.11. Compliance with Applicable Law; Permits. (a) Acquiror and each of its Subsidiaries hold, and have at all times since December 31, 2007 held, all licenses, franchises, permits, consents, approvals and authorizations which are required for the lawful conduct of their respective businesses and ownership of their respective properties and assets under and pursuant to each, and have complied since December 31, 2007 with and are not in default or violation of any, applicable Law relating to Acquiror or any of its Subsidiaries, except where the failure to hold such license, franchise, permit, consent, approval or authorization or such noncompliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror, and except as disclosed in the Acquiror Reports filed since January 1, 2010 and prior to the date of this Agreement, neither Acquiror nor any of its Subsidiaries knows of, or has received notice of, any defaults or violations of applicable Law which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror.

(b) Acquiror, each of its Subsidiaries and each of their respective directors, officers, employees and other persons who are required to be registered, licensed or qualified as (x) a broker-dealer, an investment adviser, or an introducing broker or (y) a registered principal, registered representative, investment adviser representative, futures commission merchant, insurance agent, associated person, or salesperson with the SEC, the FINRA, the NFA or the CFTC (or in equivalent capacities with any other Governmental Entity) are duly registered, licensed or qualified as such and such registrations, licenses or qualifications are in full force and effect, or are in the process of being registered, licensed or qualified as such within the time periods required by applicable Law, except for such failures to be so registered, licensed or qualified as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. Acquiror, each of its Subsidiaries and each of their respective directors, officers, and employees, and such other persons are in compliance with all applicable federal, state, provincial and foreign laws requiring any such registration, licensing or qualification, have filed all periodic reports required to be filed with respect thereto (and all such reports were accurate and complete in all material respects as of their respective dates of filing), and neither Acquiror nor any of its Subsidiaries is subject to any liability or disability by reason of the failure of any such entity or person to be so registered, licensed or qualified, except for such failures to be so registered, licensed or qualified, failures with respect to such reports and such liabilities or disabilities as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror.

5.12. Acquiror Information. The information relating to Acquiror, Merger Sub and any other Subsidiaries of Acquiror to be provided by Acquiror for inclusion in the Proxy Statement/Prospectus, the Form S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement/Prospectus that relate to Acquiror or any of its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The portions of the Form S-4 that relate to Acquiror or any of its Subsidiaries will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

5.13. Approvals. As of the date of this Agreement, neither Acquiror nor Merger Sub knows of any reason relating to Acquiror or any of its Subsidiaries why all regulatory approvals from any Governmental Entity required to consummate the transactions contemplated by this Agreement and the Voting Agreement should not be obtained on a timely basis.

5.14. Tax-Free Reorganization Treatment. Neither Acquiror nor Merger Sub has taken or agreed to take any action and has any knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

5.15. Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1. Conduct of Business Prior to the Effective Time. Except as otherwise expressly contemplated or permitted by this Agreement or with the prior written consent of Acquiror (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use its (A) commercially reasonable efforts to (i) conduct its business only in the usual, regular and ordinary course consistent with past practice, (ii) maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees; and (B) reasonable best efforts not to take any action which would reasonably be expected to adversely affect or delay (x) the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated by this Agreement and the Voting Agreement or (y) the consummation of the transactions contemplated by this Agreement and the Voting Agreement.

6.2. Company Forbearances. Except as expressly contemplated or permitted by this Agreement or as set forth in Section 6.2 of the Company Disclosure Letter, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Acquiror (which consent shall not be unreasonably withheld or delayed):

(a) (i) adjust, split, combine or reclassify any capital stock or other equity interest; (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity interest or any securities or obligations convertible into or exercisable or exchangeable for any shares of its capital stock or other equity interest or stock appreciation rights, other than dividends paid by any of the Subsidiaries of the Company so long as such dividends are only paid to the Company or any of its other wholly owned Subsidiaries; (iii) issue or grant, or commit to issue or grant, any additional shares of capital stock or other equity interest (except pursuant to the exercise of Company Options or the settlement of Company Stock-Based Awards outstanding as of the date hereof and disclosed in Section 4.2(a) of the Company Disclosure Letter), or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any additional shares of capital stock or other equity interest (including Company Options and Company Stock-Based Awards); or (iv) accelerate, amend or change the period of exercisability or vesting of Company Options or Company Stock-Based Awards or authorize cash payments in exchange for Company Options or Company Stock-Based Awards, in each case except as otherwise required by any existing plans or agreements.

(b) enter into any new line of business, make any material changes to products or services or change its brokerage policies, risk policies or other operating policies or practices in any material respect, except as required by Law or by policies imposed by a Governmental Entity;

(c) sell, license, lease, transfer, mortgage, encumber or otherwise dispose of or discontinue, or abandon or fail to maintain, any of its material rights, assets, business or properties or cancel or release any material indebtedness owed to the Company or any of its Subsidiaries or any claims held by the Company or any of its

Subsidiaries, except as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 6.2(c) of the Company Disclosure Letter;

(d) make any acquisition of or investment in any other person, by purchase or other acquisition of stock or other equity interests (other than in a fiduciary or nominee capacity in the ordinary course of business consistent with past practice), by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital; or make any purchases or other acquisitions of any debt securities, property or assets (including any investments or commitments to invest in real estate or any real estate development project) in or from any person other than a wholly owned Subsidiary of the Company, except for (i) acquisitions of securities for the account of or for sale to customers in the ordinary course of business or (ii) foreclosures of securities pledged by customers in the ordinary course of business and other similar acquisitions in connection with securing or collecting debts previously contracted in the ordinary course of business;

(e) enter into, renew, extend or terminate (i) any lease, license, contract or other agreement that calls for aggregate annual payments of $500,000 or more, (ii) any Company Contract (or any contract or agreement that would have been a Company Contract if it had been in effect on the date hereof) or (iii) any agreement referenced in Section 4.7 (or any other agreement with any broker or finder in connection with the Merger or any other transaction contemplated by this Agreement) or any agreement, contract, plan, arrangement or other transaction of the type described in Section 4.21; or make any material change in any of such leases, licenses, contracts or other agreements, other than in the case of clauses (i) and (ii), renewals of such leases, licenses, contracts or other agreements for a term of one (1) year or less without material changes to the terms thereof;

(f) except as required by Law or any Plan disclosed in Section 4.11(a) of the Company Disclosure Letter or as expressly provided in Section 2.4(a) of this Agreement: (i) increase (or decrease) the compensation or benefits of any Company Employee; (ii) pay any bonus other than normal year end annual cash bonuses payable under a Plan to the extent described in Section 6.2(f) of the Company Disclosure Letter; (iii) grant or pay any change-in-control, retention bonus, severance or termination pay to any Company Employee; (iv) loan or advance any money or other property to, or sell, transfer or lease any properties, rights or assets to, any Company Employee; (v) establish, adopt, enter into, amend, terminate or grant any waiver or consent under any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement; (vi) grant any equity or equity-based awards; or (vii) hire, or terminate (other than for cause) the employment of, any Company Employee with an annual total compensation in excess of $200,000;

(g) (i) make, or commit to make, any capital expenditures in excess of $500,000 in the aggregate, except in accordance with the expenditures budgeted in the capital expenditure budget delivered to Acquiror prior to the date hereof or (ii) incur any indebtedness for borrowed money, issue or sell any long-term debt securities or warrants or rights to acquire long-term debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the long-term indebtedness of any other person (other than indebtedness of the Company’s Subsidiaries to the Company or any of its wholly owned Subsidiaries and indebtedness under existing lines of credit and renewals or extensions thereof);

(h) except pursuant to agreements or arrangements in effect on the date hereof and specified in Section 6.2(h) of the Company Disclosure Letter, pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their family members, or any affiliates or associates (as such term is defined under the Exchange Act) of any of its officers or directors, and, in the case of any such agreements or arrangements relating to compensation, fringe benefits, severance or termination pay or related matters, only as otherwise permitted pursuant to this Section 6.2;

(i) settle any claim, action or proceeding involving monetary damages in excess of $500,000 individually and $2,000,000 in the aggregate, or waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(j) (i) adopt or implement any amendment of its certificate of incorporation, bylaws or similar governing documents, or enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly owned subsidiaries of the Company), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto or (ii) take any action to exempt any person, other than Acquiror or Merger Sub, from DGCL Section 203 or any other applicable anti-takeover Laws;

(k) make any changes in its methods, practices or policies of financial or Tax accounting, except as may be required under Law, rule, regulation or GAAP, in each case as approved in writing by the Company’s independent public accountants;

(l) enter into any securitizations of any loans or create any special purpose funding or variable interest entity;

(m) except in the ordinary course of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

(n) except as required by Law, make or change any Tax election, file any amended Tax Returns, settle or compromise any material Tax liability of the Company or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes of the Company or any of its Subsidiaries, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(o) open any new offices or facilities or relocate or close any existing offices or facilities, or file any application with any Governmental Entity to do any of the foregoing, except for openings, closings and relocations in progress on the date of this Agreement or planned on the date hereof and disclosed in Section 6.2(o) of the Company Disclosure Letter;

(p) grant any exclusive rights with respect to any Proprietary Rights of the Company and its Subsidiaries, divest any Proprietary Rights, except if such divestiture or divestures, individually or in the aggregate, are not material to the Company, or materially modify the Company’s standard warranty terms for its products, technologies and services or amend or modify any product or service warranty in any manner that is likely to be materially adverse to the Company or any of its Subsidiaries;

(q) except as required by applicable Law or GAAP, revalue in any material respect any of its properties or assets;

(r) take any action that is intended or would reasonably be expected to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (ii) in any of the conditions to the Merger set forth in Section 8.1 or 8.2 not being satisfied or in a Requisite Regulatory Approval (as defined in Section 8.1(b)) not being obtained on a timely basis or (iii) a material violation of any provision of this Agreement; or

(s) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2.

6.3. No Fundamental Acquiror Changes. Except as expressly contemplated or permitted by this Agreement, or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, neither Acquiror nor Merger Sub shall, without the prior written consent of the Company, amend its certificate of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Company Common Stock.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1. Regulatory Matters. (a) Acquiror and the Company shall cooperate in preparing and promptly cause to be filed with the SEC the Proxy Statement/Prospectus and the Form S-4. Each of Acquiror and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated by this Agreement and the Voting Agreement, and the Company shall mail or deliver the Proxy Statement/Prospectus to its stockholders as promptly as practicable after the Form S-4 is declared effective. Acquiror and the Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC.

(b) Subject to the other provisions of this Agreement, Acquiror and the Company agree to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement and the Voting Agreement (including the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

(c) Acquiror and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and the Voting Agreement. Acquiror and the Company shall make any necessary filings with respect to the Merger under the Securities Act, the Exchange Act and the Advisers Act and the rules and regulations thereunder.

(d) Acquiror and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement and the Voting Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed or conditioned.

7.2. Access to Information. (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Acquiror reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records (including Tax Returns and work papers of independent auditors), and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of the Company and its Subsidiaries, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Acquiror (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities laws or other applicable Laws (other than reports or documents which the Company is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as Acquiror may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law applicable to the institution in possession or control of such information. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Acquiror shall hold all information furnished by the Company or any of its Subsidiaries or representatives pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated November 15, 2010, between Acquiror and the Company (the “Confidentiality Agreement”).

(c) No investigation by any of the parties or their respective representatives shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of the others set forth herein.

7.3. Stockholder Approval. (a) The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “Company Stockholders Meeting”) for the purpose of obtaining the Required Company Vote and, subject to Section 7.3(b), shall take all lawful action to solicit the adoption of this Agreement by such stockholders. The board of directors of the Company shall recommend adoption of this Agreement by the stockholders of the Company (the “Company Recommendation”) in the Proxy Statement/Prospectus and shall not directly or indirectly (x) withdraw, modify or qualify in any manner adverse to Acquiror such recommendation or (y) take any other action or make any other public statement in connection with the Company Stockholders Meeting, or in reference to an Acquisition Proposal (as defined in Section 7.4(b)), that is inconsistent with such recommendation (any action or public statement described in clause (x) or (y) being referred to as a “Change in Company Recommendation”), except as and to the extent expressly permitted by Section 7.3(b). Unless this Agreement is terminated in accordance with Section 9.1, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of voting on the adoption of this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation; provided, however, that if the board of directors of the Company shall have effected a Change in Company Recommendation, then the board of directors of the Company may submit this Agreement to the Company’s stockholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the board of directors of the Company may communicate the basis for its lack of a recommendation to the Company’s stockholders in the Form S-4 or an appropriate amendment or supplement thereto to the extent required by applicable Law. In addition to the foregoing, unless this Agreement is terminated in accordance with Section 9.1, (i) the Company shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger and (ii) the Company shall not (without Acquiror’s prior written consent) adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Company Stockholders Meeting, except to the extent required to obtain the Required Company Vote.

(b) Notwithstanding the foregoing, prior to the date of the Company Stockholders Meeting, the Company and its board of directors shall be permitted to effect a Change in Company Recommendation if and only to the extent that:

(i) the Company and its board of directors have complied in all material respects with Section 7.4,

(ii) the Company’s board of directors, based on the advice of its outside counsel, determines in good faith that failure to take such action would be reasonably likely to result in a violation of its fiduciary duties under applicable Law, and

(iii) if the Company’s board of directors intends to effect a Change in Company Recommendation following and as a result of an Acquisition Proposal, (A) the Company’s board of directors has concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined in Section 7.4(c)) after giving effect to all of the adjustments which may be offered by Acquiror pursuant to clause (C) below, (B) the Company has notified Acquiror in writing, at least five (5) Business Days in advance, of its intention to effect a Change in Company Recommendation (the “Notice Period”), specifying the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and furnishing to Acquiror a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents and (C) during the Notice Period, and in any event, prior to effecting such a Change in Company Recommendation, the Company has negotiated, and has caused its financial and legal advisors to negotiate, with Acquiror in good faith (to the extent Acquiror desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Acquiror and to again comply with the requirements of this Section 7.3(b) with respect to such new written notice, except that the Notice Period shall be reduced to three (3) Business Days.

(c) Immediately following the execution of this Agreement, Acquiror shall, in its capacity as the sole stockholder of Merger Sub, adopt this Agreement for purposes of the Merger.

7.4. Acquisition Proposals. (a) From the date hereof until the Effective Time or, if earlier, the date on which this Agreement is terminated in accordance with Article IX, the Company shall not, and shall cause its Subsidiaries not to, and use its reasonable best efforts to cause its and its Subsidiaries’ respective officers, directors, employees, agents, affiliates and representatives (including any investment bankers, attorneys or accountants retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate (including by way of providing information) the submission of any inquiries, proposals or offers (whether firm or hypothetical) or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal, (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, (iii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal, (iv) approve or recommend, or publicly propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal, (v) enter into any agreement or agreement in principle requiring, directly or indirectly, the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vi) publicly propose or agree to do any of the foregoing. Notwithstanding the foregoing provisions of this Section 7.4(a), in the event that the Company receives an unsolicited bona fide written Acquisition Proposal after the date of this Agreement and the Company’s board of directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, the Company may, and may permit its Subsidiaries and its and their officers, directors, employees, agents, affiliates and representatives to, prior to (but not after) the date of the Company Stockholders Meeting, (A) take any action described in clause (ii) above and (B) to the extent permitted by and in compliance with Section 9.1(h), authorize the execution of a definitive agreement with respect to a Superior Proposal, in each case to the extent that its board of directors concludes in good faith (after receiving the advice of its outside counsel) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable Law; provided, however, that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, the Company shall have entered into a written confidentiality agreement with such third party that (1) contains (x) a customary “standstill” provision prohibiting such person and its affiliates and their respective representatives, for a period of nine (9) months from the date of such confidentiality agreement, from acquiring more than 5% of the voting securities of the Company, making Acquisition Proposals to or with respect to the Company or any of its Subsidiaries, commencing a tender or exchange offer or assisting, proposing or knowingly facilitating any of the foregoing and (y) other terms no less favorable to the Company than the Confidentiality Agreement and (2) shall not contain any provisions that would prevent the Company from complying with its obligations under this Agreement; and provided, further, that the Company shall contemporaneously provide Acquiror with any non-public information concerning the Company or its Subsidiaries provided to such person which was not previously provided to Acquiror (or its representatives).

(b) For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any person (other than Acquiror or any of its Subsidiaries) relating to any direct or indirect (i) acquisition, purchase or sale of a business or assets that constitute 20% or more of the consolidated business, revenues, net income or assets (including stock of the Company’s Subsidiaries) of the Company and its Subsidiaries, (ii) merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, or (iii) purchase or sale of, or tender or exchange offer (including a self-tender offer) for, securities of the Company or any of its Subsidiaries that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 20% or more of the equity or total voting power of the Company, any of its Subsidiaries or the surviving parent entity in such transaction.

(c) For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal to acquire, directly or indirectly, a majority of the total voting power or assets of the Company (or a majority of the total voting power or assets of the resulting or surviving entity of such transaction or the ultimate parent of such resulting or surviving entity), which the board of directors of the Company concludes in good faith, after consultation with its financial advisors and receiving the advice of its outside counsel, taking into account timing and all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions, conditions to consummation and financing terms), (i) is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement and (ii) is reasonably likely to be consummated on the terms proposed.

(d) The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Acquiror with respect to any Acquisition Proposal, will use its reasonable best efforts to enforce any confidentiality, standstill or similar agreement relating to an Acquisition Proposal, including by requiring the other parties thereto to promptly return or destroy any confidential information previously furnished by or on behalf of the Company thereunder, and will not waive or amend any provision of any such agreement. The Company will promptly (and in all events within 24 hours) following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal advise Acquiror of the material terms thereof (including the identity of the person making such Acquisition Proposal), and will keep Acquiror apprised of any related developments, discussions and negotiations and the status and terms thereof (including providing Acquiror with a copy of all material documentation and correspondence relating thereto) on a reasonably current basis. Without limiting the foregoing, the Company shall notify Acquiror orally and in writing within 24 hours after it enters into discussions or negotiations with another person regarding an Acquisition Proposal, executes and delivers a confidentiality agreement with another person in connection with an Acquisition Proposal, or provides non-public information or data to another person in connection with an Acquisition Proposal.

(e) Nothing contained in this Agreement shall prevent the Company or its board of directors from complying with Rule 14d-9 and Rule 14e-2(a)(2)-(3) promulgated under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; and provided, further, that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in Company Recommendation unless the board of directors of the Company expressly and concurrently reaffirms the Company Recommendation.

7.5. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of Acquiror, Merger Sub and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and the Voting Agreement and (ii) to obtain (and to cooperate with the other parties to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required or advisable to be obtained by the Company, Acquiror or Merger Sub or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement and the Voting Agreement.

(b) Subject to the terms and conditions of this Agreement, each of Acquiror, Merger Sub and the Company agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement and the Voting Agreement, including using reasonable best efforts to (i) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and the Voting Agreement and (ii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated by this Agreement and the Voting Agreement or seeking material damages.

7.6. Employees; Employee Benefit Plans. (a) At 12:01 am on the calendar day immediately following the Closing Date, the Company Employees who are employees of the Company or a Subsidiary of the Company at the Effective Time shall become eligible to participate in the employee benefit plans sponsored or maintained by Acquiror, pursuant to the terms thereof (excluding equity-based plans and defined benefit pension plans) (the “Acquiror Plans”) in which similarly situated employees of Acquiror participate, to the same extent as similarly situated employees of Acquiror so participate.

(b) With respect to each Acquiror Plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for accrual of benefits under any post-retirement welfare benefit plan of Acquiror nor any sabbatical program of Acquiror), service with the Company or any Subsidiary shall be treated as service with Acquiror; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations with respect to any Acquiror Plan. Each Acquiror Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Plan. The Company Employees shall be given credit, to the extent administratively feasible, for amounts paid under a corresponding Company or any Subsidiary benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Acquiror Plan during the applicable plan year.

(c) The Company and Acquiror acknowledge and agree that all provisions contained herein with respect to employees, officers, directors, consultants and independent contractors are included for the sole benefit of the Company and Acquiror and shall not create any right (i) in any other person, including Plans or any beneficiary thereof or (ii) to continued employment with Acquiror or any of its affiliates. Nothing in this Agreement shall prevent Acquiror from amending, modifying or terminating after the Effective Date any Plan maintained or sponsored by the Company.

(d) The Company and each of its Subsidiaries shall take all actions necessary to terminate, immediately prior to the Effective Time, any Plan that is intended to constitute a tax-qualified defined contribution plan under Code Section 401(k) (a “401(k) Plan”), in which case the Company Employees shall, effective immediately prior to the Effective Time, be fully vested in any unvested amounts contained in their accounts under the 401(k) Plan. Taking into account the provisions of Section 7.6(b) above, then-current eligible Company Employees shall be eligible to participate in an Acquiror Plan that corresponds to the 401(k) Plan either at 12:01 am on the calendar day immediately following the Closing Date or on the first calendar day of the month following the month of the Effective Time, as determined by Acquiror. As soon as practicable following IRS approval of the termination of the 401(k) Plan, the assets thereof shall be distributed and Acquiror shall permit the employees of the Company employed by the Surviving Company to roll any eligible rollover distributions (and eligible loans under the Company’s 401(k) Plan) over into the corresponding Acquiror Plan.

(e) Upon reasonable advance notice, the Company and each of its Subsidiaries shall take all actions necessary (including cooperation with Acquiror in the provision of notices, the making of any required filings with the applicable Governmental Entity, and the distribution of enrollment information) to terminate, effective as of the Effective Time, any health and welfare Plan identified by Acquiror, and to permit Company Employees, at 12:01 am on the calendar day immediately following the Closing Date, to be eligible to commence participation in a corresponding Acquiror Plan.

7.7. Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, in the event of any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Company, any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement or the Voting Agreement, or any of the transactions contemplated hereby or thereby and all actions taken by an Indemnified Party in connection herewith or therewith, in each case in his or her capacity as a director or officer of the Company or any of its Subsidiaries, whether in any case asserted or arising before or after the Effective Time, Acquiror shall cause the Surviving Company to indemnify and hold harmless, as and to the fullest extent provided in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement and permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party upon receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative. Any Indemnified Party wishing to claim indemnification under this Section 7.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Acquiror in writing thereof, provided, that the failure to so notify shall not affect the obligations of Acquiror under this Section 7.7 except (and only) to the extent such failure to notify materially prejudices Acquiror.

(b) For a period of six (6) years after the Effective Time, Acquiror shall use its reasonable best efforts to cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy or policies maintained by Acquiror or one of its Subsidiaries (provided, that Acquiror’s directors’ and officers’ liability insurance policy or policies provide at least the same coverage and amounts containing terms and conditions which are, in the aggregate, not materially less advantageous to such directors and officers of the Company than the terms and conditions of the existing directors’ and officers’ liability insurance policy of the Company) with respect to claims arising from facts or events that existed or occurred at or prior to the Effective Time. Notwithstanding the foregoing, in no event will Acquiror be required to expend, in the aggregate and on an annual basis, an amount (the “Insurance Amount”) in excess of 200% of the annual premiums currently paid by the Company for such insurance, which current premiums are set forth in Section 7.7(b) of the Company Disclosure Letter, and if Acquiror is unable to maintain or obtain the insurance called for by this Section 7.7(b) for an amount per year equal to or less than the Insurance Amount, Acquiror shall use its reasonable best efforts to obtain as much comparable insurance as may be available for the Insurance Amount. The provisions of this Section 7.7(b) shall be deemed to have been satisfied if prepaid policies have been obtained by Acquiror or by the Company (with Acquiror’s consent), which policies provide the persons covered by the Company’s directors’ and officers’ liability insurance policy immediately prior to the Effective Time with coverage for a period of not less than six (6) years after the Effective Time with respect to claims arising from facts or events that occurred at or prior to the Effective Time. If such prepaid policies have been obtained by the Company prior to the Effective Time with Acquiror’s consent, Acquiror shall maintain such policies in full force and effect and continue to honor all obligations thereunder.

(c) The provisions of this Section 7.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

7.8. Advice of Changes. Acquiror and the Company shall promptly advise the other of any change or event which, individually or in the aggregate with other such changes or events, has or would reasonably be expected to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VIII or give rise to any right of termination under Article IX unless the underlying breach shall independently constitute such a failure or give rise to such a right.

7.9. Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date of this Agreement, the Company shall furnish to Acquiror (a) consolidated and consolidating financial statements (including balance sheets, statements of operations and stockholders’ equity) of the Company and each of its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period and (c) any reports provided to the board of directors of the Company or any committee thereof relating to the financial performance and risk management of the Company. In addition, the Company shall furnish Acquiror with a copy of each report filed by the Company or any of its Subsidiaries with a Governmental Entity within three (3) Business Days following the filing thereof. All information furnished by the Company to Acquiror pursuant to this Section 7.9 shall be held in confidence to the same extent of Acquiror’s obligations under Section 7.2(b).

7.10. Stock Exchange Listing. Acquiror shall use its reasonable best efforts to cause the Acquiror Common Stock to be issued in the Merger and to be reserved for issuance upon exercise or settlement of Acquiror Options and Converted Awards issued in substitution for Company Options and Company Stock-Based Awards in accordance with Sections 2.4(a) and 2.4(b) to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable, and in any event prior to the Effective Time.

7.11. Takeover Laws. The Company and its board of directors shall (i) use reasonable best efforts to ensure that no state takeover Law or similar Law or any takeover-related provision in the Company’s certificate of incorporation or bylaws is or becomes applicable to this Agreement, the Voting Agreement, the Merger or any of the other transactions contemplated by this Agreement and the Voting Agreement and (ii) if any state takeover Law or similar Law or any takeover-related provision in the Company’s certificate of incorporation or bylaws becomes applicable to this Agreement, the Voting Agreement, the Merger or any of the other transactions contemplated by this Agreement and the Voting Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement and the Voting Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Voting Agreement and otherwise to minimize the effect of such Law or such takeover-related provision in the Company’s certificate of incorporation or bylaws on this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement.

7.12. Stockholder Litigation. The Company shall give Acquiror the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Acquiror’s prior written consent (such consent not to be unreasonably withheld or delayed).

7.13. Section 16 Matters. Prior to the Effective Time, each of Acquiror and the Company shall cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Acquiror Common Stock (including derivative securities with respect to Acquiror Common Stock) resulting from the transactions contemplated by this Agreement and the Voting Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.14. Tax-Free Reorganization Treatment. The parties to this Agreement intend that the Merger will qualify as a “reorganization” under Section 368(a) of the Code and each shall not, and shall not permit any of their respective affiliates to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a “reorganization” under Section 368(a) of the Code. The parties to this Agreement shall use their reasonable best efforts to deliver representation letters referred to in Sections 8.2(c) and 8.3(c) hereof for the purposes of rendering opinions with respect to the tax treatment of the Merger.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the Required Company Vote in connection with the adoption of this Agreement.

(b) Regulatory Approvals. (i) The regulatory approvals set forth in Section 8.1(b) of the Company Disclosure Letter shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (ii) any and all other regulatory approvals and consents required or advisable to consummate the transactions contemplated by this Agreement and the Voting Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, other than those approvals, consents and waiting periods the failure of which to be obtained, expired or terminated (x) would not be material to the business or operations of the Company and its Subsidiaries, and (y) would not be material to the business or operations of Acquiror and its Subsidiaries (all of the approvals and consents and the expiration or termination of all such waiting periods referenced in the preceding clauses (i) and (ii) being collectively referred to herein as the “Requisite Regulatory Approvals”).

(c) Form S-4 Effectiveness. The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) Stock Exchange Listing. The Acquiror Common Shares to be issued to the holders of Company Common Stock upon consummation of the Merger and to be reserved for issuance upon exercise or settlement of Acquiror Options and Converted Awards issued in substitution for Company Options and Company Stock-Based Awards in accordance with Sections 2.4(a) and 2.4(b) shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

(f) Antitrust Approvals. (i) The waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated and (ii) any and all other waiting periods applicable to, and any and all clearances, approvals and consents required or advisable to be obtained in connection with, the transactions contemplated by this Agreement under the Laws governing antitrust, unfair competition or restraints on trade in the jurisdictions listed in Section 8.1(f) of the Company Disclosure Letter shall have expired, been terminated, obtained, or no longer deemed necessary or advisable by Acquiror (all of the waiting periods, clearances, approvals and other consents referenced in the preceding clauses (i) and (ii) being collectively referred to herein as the “Antitrust Approvals” and each individually as an “Antitrust Approval”).

8.2. Conditions to Obligations of Acquiror and Merger Sub. The obligation of Acquiror and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Acquiror at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 4.2(a) shall be true and correct in all material respects (without giving effect to any exception or qualification in such representations and warranties relating to materiality or Material Adverse Effect) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, (ii) the representations and warranties of the Company set forth in Section 4.8(i) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (iii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any exception or qualification in such representations and warranties relating to materiality or Material Adverse Effect) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except, in the case of this clause (iii), for such failure or failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Material Adverse Effect on the Company. Acquiror shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Acquiror shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) Tax Opinion. Acquiror shall have received a written opinion from Simpson Thacher & Bartlett LLP, counsel to Acquiror, dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” under Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of the Company, Acquiror, Merger Sub and others, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

8.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Acquiror and Merger Sub set forth in Section 5.2 shall be true and correct in all material respects (without giving effect to any exception or qualification in such representations and warranties relating to materiality or Material Adverse Effect) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, (ii) the representations and warranties of the Company set forth in Section 5.8 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (iii) all other representations and warranties of Acquiror and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any exception or qualification in such representations and warranties relating to materiality or Material Adverse Effect) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except, in the case of this clause (iii), for such failure or failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Material Adverse Effect on Acquiror. The Company shall have received a certificate signed on behalf of Acquiror by the Chief Executive Officer or the Chief Financial Officer of Acquiror to the foregoing effect.

(b) Performance of Obligations of Acquiror and Merger Sub. Acquiror and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Acquiror by the Chief Executive Officer or the Chief Financial Officer of Acquiror to such effect.

(c) Tax Opinion. The Company shall have received a written opinion from Kirkland & Ellis LLP, counsel to the Company, dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” under Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of the Company, Acquiror, Merger Sub and others, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual consent of Acquiror and the Company in a written instrument;

(b) by either Acquiror or the Company if (x) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable, (y) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or (z) any Governmental Entity from which an Antitrust Approval is required has denied such approval and such denial has become final and nonappealable;

(c) by either Acquiror or the Company if the Effective Time shall not have occurred on or before December 31, 2011, unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Acquiror or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VIII hereof;

(e) by either Acquiror or the Company if the Required Company Vote shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof;

(f) by Acquiror if (i) the board of directors of the Company shall have failed to recommend the Merger and the adoption of this Agreement by the stockholders of the Company, or shall have effected a Change in Company Recommendation, or shall have taken any other action or made any other statement in connection with the Company Stockholders Meeting or otherwise inconsistent with such recommendation (or shall have resolved to take any of the foregoing actions), whether or not permitted under this Agreement, (ii) the Company shall have materially breached the terms of Section 7.4 in any respect adverse to Acquiror, (iii) the Company shall have materially breached its obligations under Section 7.3 by failing to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with Section 7.3 or (iv) the Company, its Subsidiaries or any of their respective officers, directors, employees, agents or representatives (including any investment bankers, attorneys or accountants retained by the Company or any of its Subsidiaries) negotiates or authorizes the conduct of negotiations (and ten (10) days have elapsed without such negotiations being discontinued) with a third party (it being understood and agreed that “negotiate” shall not be deemed to include the request and receipt of information from any person that submits an Acquisition Proposal or discussions regarding such information for the sole purpose of ascertaining the terms of such Acquisition Proposal) regarding an Acquisition Proposal other than the Merger;

(g) by Acquiror if a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock is commenced (other than by Acquiror or a Subsidiary thereof), and the board of directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act; or

(h) by the Company, prior to the receipt of the Required Company Vote, in order to enter into a transaction that is a Superior Proposal, if the Company’s board of directors authorizes the Company, subject to complying with the terms of this Agreement, to enter into a definitive agreement with respect to a bona fide Acquisition Proposal and (A) the Company’s board of directors has concluded in good faith after consultation with its outside counsel and financial advisors that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Acquiror pursuant to clause (C) below, (B) the Company has notified Acquiror in writing, at least five (5) Business Days in advance, of its intention to enter into a definitive agreement with respect to such Superior Proposal (the “Termination Notice Period”), specifying the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal) and furnishing to Acquiror a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents, (C) during the Termination Notice Period, and in any event, prior to entering into a definitive agreement with respect to such Superior Proposal, the Company has negotiated, and has caused its financial and legal advisors to negotiate, with Acquiror in good faith (to the extent Acquiror desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, and (D) concurrently with any termination pursuant to this Section 9.1(h), the Company enters into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 9.1(h), and any purported termination pursuant to this Section 9.1(h) shall be void and of no force or effect, unless the Company pays to Acquiror the Termination Payment (as defined in Section 9.2(b)) in accordance with Section 9.2(b) prior to or concurrently with such termination pursuant to this Section 9.1(h); and provided, further, that in the event of any material revisions to such Superior Proposal, the Company shall be required to deliver a new written notice to Acquiror and to again comply with the requirements of this Section 9.1(h) with respect to such new written notice, except that the Termination Notice Period shall be reduced to three (3) Business Days.

9.2. Effect of Termination.

(a) In the event of termination of this Agreement by either Acquiror or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Acquiror, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 7.2(b) and this 9.2, and Article X, shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Acquiror, Merger Sub or the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement; provided, that in no event shall any party hereto be liable for any punitive damages. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

(b) The Company shall pay Acquiror (as consideration for termination of Acquiror’s rights under this Agreement), by wire transfer of immediately available funds, the sum of $41,900,000 (the “Termination Payment”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by Acquiror pursuant to Section 9.1(f) or 9.1(g), then the Company shall pay to Acquiror the entire Termination Payment on the second Business Day following such termination;

(ii) if this Agreement is terminated by the Company pursuant to Section 9.1(h), then the Company shall pay to Acquiror the entire Termination Payment prior to or concurrently with such termination (and such termination shall be contingent on making such payment); and

(iii) if (A) this Agreement is terminated by (I) Acquiror pursuant to Section 9.1(d), (II) by either Acquiror or the Company pursuant to Section 9.1(e) or (III) by either Acquiror or the Company pursuant to Section 9.1(c) without a vote of the stockholders of the Company contemplated by this Agreement at the Company Stockholders Meeting having occurred, and in the case of clauses (I), (II) or (III) above, an Acquisition Proposal with respect to the Company shall have been publicly announced or otherwise communicated or made known to the senior management or board of directors of the Company (or any person shall have publicly announced, communicated or made publicly known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and on or prior to the date of the Company Stockholders Meeting, in the case of clause (II), or the date of termination, in the case of clauses (I) or (III), and (B) within 12 months after such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Acquisition Proposal (whether or not the same one as made prior to the date of such Company Stockholder Meeting or termination, as the case may be), then the Company shall pay to Acquiror the Termination Payment on the date of such execution or consummation, provided, however, that for the purpose of this clause (B), all references in the definition of Acquisition Proposal to “20% or more” shall instead refer to “50% or more”.

(c) The Company and Acquiror agree that the agreements contained in Section 9.2(b) are integral parts of the transactions contemplated by this Agreement, and that such amounts do not constitute a penalty. If the Company fails to pay Acquiror the amounts due under such Section 9.2(b) within the time periods specified in such section, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Acquiror in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in the New York City edition of the The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

9.3. Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

10.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

10.2. Expenses. All costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expense whether or not the

Merger is consummated, except as provided in Section 9.2 hereof and except that expenses incurred in connection with printing and mailing of the Form S-4 and the Proxy Statement/Prospectus and in connection with notices or other filings with any Governmental Entities under any Laws shall be shared equally by Acquiror and the Company.

10.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a) if to Acquiror or Merger Sub, to:

The Charles Schwab Corporation
211 Main Street
San Francisco, CA 94105
Attn:	Joseph R. Martinetto,
Executive Vice President and Chief Financial Officer
Fax:	(415) 667-9731

with a copy to (which shall not constitute notice):

The Charles Schwab Corporation
211 Main Street
San Francisco, CA 94105
Attn:	Carrie E. Dwyer,
Executive Vice President,
Corporate Oversight and General Counsel
Fax:	(415) 667-9814

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue New York, NY 10017
Attn:	Lee Meyerson
Elizabeth A. Cooper
Fax:	(212) 455-2502

(b) if to the Company, to:

optionsXpress Holdings, Inc.
311 W. Monroe St., Suite 1000 Chicago, IL 60606
Attn:	Adam J. DeWitt,
Chief Financial Officer
Fax:	(312) 220-7070

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attn:	Sanford E. Perl, P.C.
Gerald T. Nowak, P.C.
Fax:	(312) 862-2200

10.4. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “person” as used in this Agreement shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, government or any agency or political subdivision thereof, or any other entity or any group (as defined in Section 13(d)(3) of the Exchange Act) comprised of two or more of the foregoing. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, all references to “dollars” or “$” are to United States dollars. The term “knowledge”, when used in this Agreement means, (i) with respect to Acquiror, the actual knowledge, after due inquiry, of the individuals set forth in Section 10.4 of the Acquiror Disclosure Letter, and (ii) with respect to the Company, the actual knowledge, after due inquiry, of the individuals set forth in Section 10.4 of the Company Disclosure Letter.

10.5. Counterparts. This Agreement may be executed by facsimile (or other electronic means) and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.6. Entire Agreement. This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with the provisions thereof.

10.7. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware (except to the extent that mandatory provisions of federal Law are applicable).

(a) Each of Acquiror, Merger Sub and the Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction and venue of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware, and the courts hearing appeals therefrom, for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of Acquiror, Merger Sub and the Company hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action, suit or proceeding, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 10.7, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the action, suit or proceeding in any such court is brought in an inconvenient forum, that the venue of such action, suit or proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of Acquiror, Merger Sub and the Company irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any and all rights to trial by jury in connection with any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(b) Each of Acquiror, Merger Sub and the Company further irrevocably consents to the service of process out of any of the aforementioned courts in any action, suit or proceeding arising out of or relating to this Agreement by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address specified pursuant to Section 10.3, such service of process to be effective upon acknowledgment of receipt of such registered mail.

(c) Each of Acquiror, Merger Sub and the Company expressly acknowledges that the foregoing waivers are intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided, that consent by the parties to jurisdiction and service contained in this Section 10.7 is solely for the purpose referred to in this Section 10.7 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

10.8. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

10.9. Publicity. Acquiror and the Company shall consult with each other before issuing any press release or making any public statement with respect to this Agreement, the Voting Agreement, the Merger or the other transactions contemplated by this Agreement and the Voting Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by Law or the rules and regulations of the NYSE or The NASDAQ Stock Market, Inc. Without limiting the preceding sentence, Acquiror and the Company shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement and the Voting Agreement as reasonably requested by the other party. In addition, the Company and its Subsidiaries shall (a) consult with Acquiror regarding communications with customers, stockholders, prospective investors and employees related to the transactions contemplated by this Agreement and the Voting Agreement, (b) provide Acquiror with stockholder lists of the Company from time to time as requested by Acquiror and (c) allow and facilitate Acquiror contact with stockholders of the Company and other prospective investors.

10.10. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties (which shall not be unreasonably withheld or delayed). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 7.7 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.11. Construction. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

10.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including consummation of the Merger), this being in addition to any other remedy to which they are entitled at law or in equity. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

THE CHARLES SCHWAB CORPORATION

By:	/s/ Joseph R. Martinetto
	Name:	Joseph R. Martinetto
	Title:	Executive Vice President and Chief Financial Officer

NEON ACQUISITION CORP.

By:	/s/ George A. Gill
	Name:	George A. Gill
	Title:	President

OPTIONSXPRESS HOLDINGS, INC.

By:	/s/ David Fisher
	Name:	David Fisher
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A TO THE MERGER AGREEMENT

Form of Voting Agreement

(See Annex B to this proxy statement/prospectus)

EXHIBIT B TO THE MERGER AGREEMENT

Amended and Restated Certificate of Incorporation of the Surviving Company

1. Name. The name of the Corporation is optionsXpress Holdings, Inc.

2. Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

3. Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

4. Authorized Capital. The aggregate number of shares of stock which the Corporation shall have the authority to issue is One Hundred (100) shares, all of which are of one class and are designated as Common Stock and each of which has a par value of One Cent ($0.01).

5. Bylaws. The board of directors of the Corporation is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise specifically provided therein.

6. Election of Directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

7. Right to Amend. The Corporation reserves the right to amend any provision contained in this Certificate as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

8. Unanimous Written Consent Required. If any action is to be taken by stockholders without a meeting, such action must be authorized by unanimous written consent signed by all of the holders of outstanding stock.

9. Limitation on Liability. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the General Corporation Law of Delaware. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 9 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

Annex B

EXECUTION COPY

VOTING AGREEMENT

BY AND AMONG

THE CHARLES SCHWAB CORPORATION,

G-BAR LIMITED PARTNERSHIP,

JG 2002 DELTA TRUST

AND

(SOLELY FOR PURPOSES OF SECTION 5.2 HEREOF)

OPTIONSXPRESS HOLDINGS, INC.

DATED AS OF MARCH 18, 2011

i

INDEX OF DEFINED TERMS

Page

Acquiror	B-1
Affiliate	B-1
Agreement	B-1
Beneficial Ownership	B-1
Beneficially Own	B-2
Beneficially Owned	B-2
Common Stock	B-1
Company	B-1
control	B-2
Covered Shares	B-2
Encumbrance	B-2
Existing Shares	B-2
G-Bar	B-1
Merger	B-1
Merger Agreement	B-1
Merger Sub	B-1
Permitted Transfer	B-2
Person	B-2
Representatives	B-2
Stockholder	B-1
Stockholders	B-1
Subsidiary	B-2
Transfer	B-2
Trust	B-1
willful and material breach	B-6

ii

VOTING AGREEMENT

VOTING AGREEMENT, dated as of March 18, 2011 (this “Agreement”), by and among The Charles Schwab Corporation, a Delaware corporation (“Acquiror”), G-Bar Limited Partnership (“G-Bar”), JG 2002 Delta Trust (“Trust”) (each of G-Bar and Trust, a “Stockholder” and, collectively, the “Stockholders”) and, solely for the purposes of Section 5.2 hereof, optionsXpress Holdings, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Acquiror, Neon Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”) and each outstanding share of the common stock, par value $0.0001 per share, of the Company (the “Common Stock”) will be converted into the right to receive the merger consideration specified therein.

WHEREAS, as of the date hereof, (i) G-Bar is the record and beneficial owner, in the aggregate, of 10,723,943 shares of Common Stock and (ii) Trust is the record and beneficial owner, in the aggregate, of 2,441,783 shares of Common Stock.

WHEREAS, as a condition and inducement to Acquiror entering into the Merger Agreement, Acquiror has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement and abide by the covenants and obligations with respect to the Covered Shares (as hereinafter defined) set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

1.1. Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Covered Shares” means, with respect to each Stockholder, such Stockholder’s Existing Shares, together with any shares of Common Stock or other voting securities of the Company and any securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting securities of the Company, in each case that such Stockholder acquires Beneficial Ownership of on or after the date hereof.

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement).

“Existing Shares” means, with respect to each Stockholder, the number of shares of Common Stock Beneficially Owned (and except as may be set forth on Schedule 1 hereto, owned of record) by such Stockholder, as set forth opposite such Stockholder’s name on Schedule 1 hereto.

“Permitted Transfer” means a Transfer by a Stockholder to (i) any Affiliate of such Stockholder, provided that, prior to the effectiveness of such Transfer, such transferee executes and delivers to Acquiror a written agreement, in form and substance acceptable to Acquiror, to assume all of such Stockholder’s obligations hereunder in respect of the securities subject to such Transfer and to be bound by the terms of this Agreement, with respect to the securities subject to such Transfer, to the same extent as such Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the securities transferred as such Stockholder shall have made hereunder.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.

“Representatives” means the officers, directors, employees, partners, agents, advisors and Affiliates of a Person.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner, or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE II

VOTING

2.1. Agreement to Vote. Each Stockholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at the Company Stockholders Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of the Company, such Stockholder shall, in each case to the fullest extent that such Stockholder’s Covered Shares are entitled to vote thereon or consent thereto:

(a) appear at each such meeting or otherwise cause such Stockholder’s Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of such Stockholder’s Covered Shares (i) in favor of the adoption of the Merger Agreement and any proposed postponements or adjournments of any annual or special meetings of the stockholders of the Company at which the adoption of the Merger Agreement or any of the matters described in clauses (ii) and (iii) of this Section 2.1(b) are to be considered; (ii) against any action or agreement that is in opposition to the Merger or that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Stockholder contained in this Agreement; and (iii) against any Acquisition Proposal and against any other agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by such Stockholder of its obligations under this Agreement, including: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); (B) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or any reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; or (C) any change in the present capitalization or dividend policy of the Company, except if approved by Acquiror. The obligations of such Stockholder specified in this Section 2.1(b) shall apply whether or not the Merger or any action described above is recommended by the Board of Directors of the Company (or any committee thereof).

2.2. No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to such Stockholder’s Covered Shares, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy (except pursuant to Section 2.3 hereof), consent or power of attorney with respect to such Stockholder’s Covered Shares and (c) has not taken and shall not knowingly take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing, impeding or delaying such Stockholder from performing any of its obligations under this Agreement.

2.3. Proxy. Each Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact, Walter W. Bettinger II, Joseph R. Martinetto and Carrie E. Dwyer, in their respective capacities as officers of Acquiror, and any individual who shall hereafter succeed to any such officer of Acquiror, and any other Person designated in writing by Acquiror (collectively, the “Grantees”), each of them individually, with full power of substitution, to vote or execute written consents with respect to such Stockholder’s Covered Shares in accordance with Section 2.1 hereof and, in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any annual or special meetings of the stockholders of the Company at which any of the matters described in Section 2.1(b) was to be considered. This proxy is coupled with an interest and shall be irrevocable, and each Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Stockholder with respect to such Stockholder’s Covered Shares. Acquiror may terminate this proxy with respect to any Stockholder at any time at its sole election by written notice provided to such Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Acquiror as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. Such Stockholder is duly organized under the laws of its respective jurisdiction of organization and is validly existing and in good standing under the laws of such jurisdiction. Such Stockholder has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Stockholder of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder or any general or limited partner, beneficiary or trustee thereof are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Ownership. Such Stockholder’s Existing Shares are, and all of the Covered Shares owned by such Stockholder from the date hereof through and on the Closing Date will be, Beneficially Owned and owned of record by such Stockholder except to the extent such Covered Shares are Transferred after the date hereof pursuant to a Permitted Transfer. Such Stockholder has good and marketable title to such Stockholder’s Existing Shares, free and clear of any Encumbrances. As of the date hereof, such Stockholder’s Existing Shares constitute all of the shares of Common Stock Beneficially Owned or owned of record by such Stockholder. Such Stockholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Existing Shares and with respect to all of the Covered Shares owned by such Stockholder at all times through the Closing Date.

(c) No Violation. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement will not, (i) conflict with or violate the limited partnership agreement, trust declaration or similar instrument or other comparable governing documents, as applicable, of such Stockholder, (ii) conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to such Stockholder or by which any of its assets or properties is bound, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on the Covered Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or the Covered Shares is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) Consents and Approvals. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity.

(e) Absence of Litigation. There is no suit, action, claim, investigation or proceeding pending or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder or any of its Affiliates before or by any Governmental Entity that would reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f) Reliance by Acquiror and Merger Sub. Such Stockholder understands and acknowledges that Acquiror and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties of such Stockholder contained herein.

ARTICLE IV

OTHER COVENANTS

4.1. Prohibition on Transfers, Other Actions. Each Stockholder hereby agrees not to (i) Transfer any of such Stockholder’s Covered Shares, Beneficial Ownership or record ownership thereof or any other interest therein unless such Transfer is a Permitted Transfer; (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, such Stockholder’s representations, warranties, covenants and obligations under this Agreement; or (iii) take any action that could restrict or otherwise affect such Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Each Stockholder agrees that any Transfer in violation of this provision shall be void and of no force or effect.

4.2. Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.3. No Solicitation. Each Stockholder hereby agrees that during the term of this Agreement it shall not, and shall not permit any of its Subsidiaries, Affiliates or Representatives to, (i) initiate, solicit, encourage or knowingly facilitate (including by way of providing information) the submission of any inquiries, proposals or offers (whether firm or hypothetical) or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal, (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, (iii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal, (iv) approve or recommend, or publicly propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal, (v) enter into any agreement or agreement in principle requiring, directly or indirectly, the Company to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement or breach its obligations thereunder, (vi) make or participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Common Stock in connection with any vote or other action on any matter, other than to recommend that stockholders of the Company vote in favor of the adoption of the Merger Agreement and as otherwise expressly provided in this Agreement, or (vii) publicly propose or agree to do any of the foregoing. Each Stockholder hereby agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Acquiror with respect to any Acquisition Proposal, and will take the necessary steps to inform its Affiliates and Representatives of the obligations undertaken by such Stockholder pursuant to this Agreement, including this Section 4.3. Each Stockholder also agrees that any violation of this Section 4.3 by any of its Affiliates or Representatives shall be deemed to be a violation by such Stockholder of this Section 4.3.

4.4. Notice of Acquisitions, Proposals Regarding Prohibited Transactions. Each Stockholder hereby agrees to notify Acquiror as promptly as practicable (and in any event within 24 hours) in writing of (i) the number of any additional shares of Common Stock or other securities of the Company of which such Stockholder acquires Beneficial Ownership on or after the date hereof, (ii) any inquiries or proposals which are received by, any information which is requested from, or any negotiations or discussions which are sought to be initiated or continued with, such Stockholder or any of its Affiliates with respect to any Acquisition Proposal or any other matter referred to in Section 4.3 (including the material terms thereof and the identity of such person(s) making such inquiry or proposal, requesting such information or seeking to initiate or continue such negotiations or discussions, as the case may be) and (iii) any proposed Permitted Transfers of such Stockholder’s Covered Shares, Beneficial Ownership thereof or any other interest therein. Each Stockholder will keep Acquiror fully informed in all material respects of any related developments, discussions and inquiries relating to the matters described in clause (ii) of the preceding sentence and shall provide to Acquiror as soon as practicable after receipt or delivery thereof copies of all correspondence and other written materials sent or provided to such Stockholder or any of its Subsidiaries from any person that describes the terms or conditions of any Acquisition Proposal or other proposal that is the subject of any such inquiry, proposals or information requests.

4.5. Further Assurances. From time to time, at Acquiror’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Without limiting the foregoing, each Stockholder hereby authorizes Acquiror to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement/Prospectus such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement.

ARTICLE V

MISCELLANEOUS

5.1. Termination. This Agreement shall remain in effect until the earlier to occur of (i) the Effective Time and (ii) the date of termination of the Merger Agreement; provided, however, that the provisions of this Section 5.1 and Sections 5.4 through 5.12 shall survive any termination of this Agreement without regard to any temporal limitation. Nothing in this Section 5.1 and no termination of this Agreement shall relieve any party hereto from any liability or damages to the extent such liabilities or damages were the result of its fraud or the willful and material breach by such party of any of its representations, warranties, covenants or other agreements set forth in this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

5.2. Stop Transfer Order.

(a) In furtherance of this Agreement, each Stockholder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of such Stockholder’s Covered Shares. The Company agrees that as promptly as practicable after the date of this Agreement it shall give such stop transfer instructions to the transfer agent for the Common Stock.

(b) In the event that a Stockholder intends to undertake a Permitted Transfer of its Covered Shares, such Stockholder shall provide notice thereof to the Company and Acquiror and shall authorize the Company to instruct its transfer agent to (i) lift the stop transfer order in order to effect such Permitted Transfer only upon certification by Acquiror that the written agreement to be entered into by the transferee agreeing to be bound by this Agreement pursuant to the definition of “Permitted Transfer” is satisfactory to Acquiror and (ii) re-enter the stop transfer order upon completion of the Permitted Transfer. The Company agrees that as promptly as practical after the receipt of such notice of a contemplated Permitted Transfer together with a duly executed copy of the applicable written agreement of the proposed transferee agreeing to be bound by the terms of this Agreement, and written acknowledgement from Acquiror of its approval of such written agreement, it shall instruct the transfer agent for the Common Stock to (x) lift such stop transfer order with respect to such Stockholder’s Covered Shares in order to effect such Permitted Transfer and (y) re-enter the stop transfer order upon completion of the Permitted Transfer; provided that the Company shall not permit such Transfer to be registered by the transfer agent or such stop transfer restrictions to be lifted if Acquiror has not so approved, and received a copy of, such duly executed written agreement of the proposed transferee or if the Company or Acquiror otherwise determines that the Transfer to be effected by such Stockholder is not a Permitted Transfer.

(c) At the request of Acquiror, the Company agrees to take all action necessary to void any Transfer in violation of Section 4.1.

5.3. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the applicable Stockholder, and Acquiror shall have no authority to direct any Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, post prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Acquiror, to:

The Charles Schwab Corporation
211 Main Street
San Francisco, CA 94105
Attention:	Joseph R. Martinetto,
Executive Vice President and Chief Financial Officer
Fax: (415) 667-9731

with a copy to:

The Charles Schwab Corporation
211 Main Street
San Francisco, CA 94105
Attention:	Carrie E. Dwyer,
Executive Vice President, Corporate Oversight and General Counsel
Fax: (415) 667-9814

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017

Attention:	Lee Meyerson Elizabeth A. Cooper
Fax: (212) 455-2502

(b) if to the Company (for purposes of Section 5.2), to:

optionsXpress Holdings, Inc.
311 W. Monroe St., Suite 1000 Chicago, IL 60606
Attention:	Adam J. DeWitt, Chief Financial Officer
Fax: (312) 220-7070

with a copy to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention:	Sanford E. Perl, P.C.
Gerald T. Nowak, P.C.
Fax: (312) 862-2200

(c) if to G-Bar, to:

G-Bar Limited Partnership 440 S. LaSalle St., Suite 650 Chicago, IL 60605 Attention: James Gray Fax: (312) 362-4208

with a copy to:

Kirkland & Ellis LLP 300 North LaSalle Street
Chicago, IL 60654
Attention:	Sanford E. Perl, P.C. Gerald T. Nowak, P.C.
Fax: (312) 862-2200

(d) if to Trust, to:

JG 2002 Delta Trust c/o G-Bar Limited Partnership 440 S. LaSalle St., Suite 650 Chicago, IL 60605 Attention: James Gray Fax: (312) 362-4208

with a copy to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention:	Sanford E. Perl, P.C.
Gerald T. Nowak, P.C.
Fax: (312) 862-2200

5.5. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

5.6. Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

5.7. Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

5.8. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (except to the extent that mandatory provisions of federal Law are applicable).

(a) Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction and venue of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware, and the courts hearing appeals therefrom, for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action, suit or proceeding, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 5.8, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the action, suit or proceeding in any such court is brought in an inconvenient forum, that the venue of such action, suit or proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any and all rights to trial by jury in connection with any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(b) Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any action, suit or proceeding arising out of or relating to this Agreement by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address specified pursuant to Section 5.4, such service of process to be effective upon acknowledgment of receipt of such registered mail.

(c) Each party expressly acknowledges that the foregoing waivers are intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided, that consent by the parties to jurisdiction and service contained in this Section 5.8 is solely for the purpose referred to in this Section 5.8 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

5.9. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by Acquiror and each of the Stockholders, provided that any amendment to Section 5.2 shall also require the consent of the Company. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to Acquiror and each of the Stockholders.

5.10. Remedies.

(a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

5.11. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

5.12. Successors and Assigns; Third Party Beneficiaries. Except in connection with a Permitted Transfer as provided herein, neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

THE CHARLES SCHWAB CORPORATION

By:	/s/ Joseph R. Martinetto
Name:	Joseph R. Martinetto
Title:	Executive Vice President and
Chief Financial Officer

G-BAR LIMITED PARTNERSHIP

By:	/s/ James Gray
Name:	James Gray
Title:	President, G-Bar Management Corp.

JG 2002 DELTA TRUST

By:	/s/ James Gray
Name:	James Gray
Title:	Trustee

OPTIONSXPRESS HOLDINGS, INC. (solely for purposes of Section 5.2)

By:	/s/ David Fisher
Name:	David Fisher
Title:	Chief Executive Officer

[Signature Page to Voting Agreement]

Schedule 1

STOCKHOLDER INFORMATION

Name	Existing Shares

G-Bar Limited Partnership Address for Notices: James Gray G-Bar Limited Partnership 440 S. LaSalle St., Suite 650 Chicago, IL 60605	10,723,943 shares of Common Stock

JG 2002 Delta Trust Address for Notices: James Gray G-Bar Limited Partnership 440 S. LaSalle St., Suite 650 Chicago, IL 60605	2,441,783 shares of Common Stock

Annex C

March 18, 2011

Board of Directors

optionsXpress Holdings, Inc.

311 W. Monroe, Suite 1000

Chicago, IL 60606

Members of the Board of Directors:

We understand that optionsXpress Holdings, Inc., a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with The Charles Schwab Corporation (“Parent”) and Neon Acquisition Corp. (“Merger Sub”), a wholly-owned subsidiary of Parent, pursuant to which Merger Sub will be merged with and into the Company (the “Merger”). In the Merger, each outstanding share of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), other than shares owned directly by the Company as treasury stock and shares owned directly by Parent (which will be cancelled without consideration), and other than shares owned by any wholly owned subsidiary of Parent or the Company (other than shares owned for the benefit of third parties) (which shall remain outstanding), will be converted into the right to receive 1.02 shares (the “Exchange Ratio”) of the common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”). We further understand that Parent and certain shareholders of the Company intend to enter into a Voting Agreement, dated as of the date hereof (the “Voting Agreement”), pursuant to which such shareholders have agreed to vote in favor of the Merger and to take certain other actions consistent therewith. The terms and conditions of the Merger are more fully set forth in the Merger Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

The Board of Directors has asked us whether, in our opinion, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of the Company Common Stock.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company and Parent that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)	reviewed certain non-public historical and projected financial statements and operating data relating to the Company and Parent prepared and furnished to us by management of the Company and Parent, respectively;

(iii)	discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections);

(iv)	discussed the past and current operations, financial projections and current financial condition of Parent with management of Parent (including their views on the risks and uncertainties of achieving such projections);

(v)	reviewed the reported prices and the historical trading activity of the Company Common Stock and Parent Common Stock;

(vi)	compared the financial performance of the Company and Parent and their respective stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(vii)	compared the financial performance of the Company and the valuation multiples and premiums relating to the Merger with those of certain other transactions that we deemed relevant;

Letter to Board of Directors

optionsXpress Holdings, Inc.

March 18, 2011

(viii)	reviewed certain cost savings and operating synergies projected by the management of Parent to result from the Merger;

(ix)	discussed the impact of changes to the operating environment on the projected financial performance of the Company and Parent with management of the Company and Parent, respectively;

(x)	reviewed a draft of the Merger Agreement dated March 16 and a draft of the Voting Agreement dated March 11, which we have assumed are in substantially final form and will not vary in any respect material to our analysis;

(xi)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data relating to the Company and Parent referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company and Parent, respectively, as to the future financial performance of the Company and Parent under the assumptions reflected therein. We express no view as to any projected financial data relating to the Company or Parent or the assumptions on which such projected financial data are based. With respect to periods not covered by the projected financial data received from Parent, we used, with your consent, publicly available research analysts’ estimates. We have relied, at your direction, without independent verification, upon the assessments of projected cost savings and operating synergies provided to us by management of Parent.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or materially reduce the benefits to the holders of the Company Common Stock of the Merger.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock, from a financial point of view, of the Exchange Ratio. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether

Letter to Board of Directors

optionsXpress Holdings, Inc.

March 18, 2011

relative to the Exchange Ratio or otherwise. We have assumed that any modification to the structure of the transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company Common Stock or any business combination or other extraordinary transaction involving the Company. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Merger. We express no opinion herein as to the price at which shares of the Company or Parent will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We will receive a fee for our services upon the rendering of this opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We will also be entitled to receive a success fee if the Merger is consummated. Prior to this engagement, we, Evercore Group L.L.C., and its affiliates provided financial advisory services to the Company, but have not received any fees for the rendering of these services or any reimbursement of expenses. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and Parent pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to Parent in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, Parent and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors in connection with their evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of the shares of Company Common Stock entitled to receive shares of Parent Common Stock in the Merger.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Jane Gladstone
Jane Gladstone Senior Managing Director

PART II	INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. The indemnification provisions of the DGCL require indemnification of a director or officer who has been successful on the merits in defense of any action, suit or proceeding that he was a party to by virtue of the fact that he is or was a director or officer of the corporation.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against the person, and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Article 8 of Schwab’s certificate of incorporation provides that, pursuant to Delaware law, no director of Schwab shall be personally liable to Schwab or its stockholders for monetary damages for breach of fiduciary duty as a director, with specific exceptions. The exceptions relate to (1) any breach of a director’s duty of loyalty to Schwab or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) approval by a director of certain unlawful dividend payments, distributions or stock redemptions or repurchases or (4) engaging in a transaction from which a director derives an improper personal benefit. Among the types of breaches for which directors will not be liable are those resulting from negligent or grossly negligent behavior.

Schwab’s bylaws also provide for the indemnification of both Schwab’s directors and officers within the limitations permitted by Delaware law and Schwab has entered into indemnification agreements with its directors which provide that Schwab will indemnify the directors to the fullest extent authorized by law.

Schwab has obtained directors’ and officers’ liability and corporate reimbursement insurance covering all officers and directors of Schwab and its subsidiaries and providing for the reimbursement of amounts paid by Schwab or its subsidiaries to directors and officers pursuant to indemnification arrangements, subject to certain deductibles and coinsurance provisions.

The foregoing summaries are necessarily subject to the complete text of the statute, the registrant’s certificate of incorporation and bylaws, as amended to date, and the arrangements referred to above and are qualified in their entirety by reference thereto.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.	Document

2.1	Agreement and Plan of Merger, dated as of March 18, 2011, by and among The Charles Schwab Corporation, Neon Acquisition Corp. and optionsXpress Holdings, Inc. (attached as Annex A to the proxy statement/prospectus which is part of this Registration Statement)

3.1	Fifth Restated Certificate of Incorporation, effective May 7, 2001, of The Charles Schwab Corporation (incorporated by reference to Exhibit 3.11 to Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2006)

3.2	Fourth Restated Bylaws, as amended on January 27, 2010, of The Charles Schwab Corporation (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on February 2, 2010)

5.1	Opinion of Simpson Thacher & Bartlett LLP regarding legality of the securities being registered*

8.1	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. federal income tax aspects of the merger

8.2	Opinion of Kirkland & Ellis LLP regarding certain U.S. federal income tax aspects of the merger

10.1	Voting Agreement, dated as of March 18, 2011, by and among The Charles Schwab Corporation, G-Bar Limited Partnership, JG 2002 Delta Trust and optionsXpress Holdings, Inc. (attached as Annex B to the proxy statement/prospectus which is part of this Registration Statement)

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm for The Charles Schwab Corporation

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm for optionsXpress Holdings, Inc.

23.3	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1 hereto)*

23.4	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.1 hereto)

23.5	Consent of Kirkland & Ellis LLP (included in Exhibit 8.2 hereto)

24.1	Power of Attorney (previously included on the signature page of the Registration Statement)

99.1	Consent of Evercore Group L.L.C.

99.2	Form of optionsXpress Holdings, Inc. Proxy Card*

*	Previously filed

ITEM 22.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

•	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

•

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

•

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

•

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

•

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

•

That, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The registrant undertakes that every prospectus (1) that is filed pursuant to the paragraph immediately preceding, or (2) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on July 22, 2011.

THE CHARLES SCHWAB CORPORATION

By:	/s/ Joseph R. Martinetto
	Name:	Joseph R. Martinetto
	Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below, on July 22, 2011.

* Walter W. Bettinger II President, Chief Executive Officer and Director (Principal Executive Officer)	/s/ Joseph R. Martinetto Joseph R. Martinetto Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

* Charles R. Schwab, Chairman of the Board	* Nancy H. Bechtle, Director

* C. Preston Butcher, Director	* Frank C. Herringer, Director

* Stephen T. McLin, Director	* Arun Sarin, Director

* Paula A. Sneed, Director	* Roger O. Walther, Director

* Robert N. Wilson, Director

* By:	/s/ Joseph R. Martinetto
	Name:	Joseph R. Martinetto
	Title:	Attorney-In-Fact

EXHIBIT INDEX

Exhibit No.	Document

2.1	Agreement and Plan of Merger, dated as of March 18, 2011, by and among The Charles Schwab Corporation, Neon Acquisition Corp. and optionsXpress Holdings, Inc. (attached as Annex A to the proxy statement/prospectus which is part of this Registration Statement)

3.1	Fifth Restated Certificate of Incorporation, effective May 7, 2001, of The Charles Schwab Corporation (incorporated by reference to Exhibit 3.11 to Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2006)

3.2	Fourth Restated Bylaws, as amended on January 27, 2010, of The Charles Schwab Corporation (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on February 2, 2010)

5.1	Opinion of Simpson Thacher & Bartlett LLP regarding legality of the securities being registered*

8.1	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. federal income tax aspects of the merger

8.2	Opinion of Kirkland & Ellis LLP regarding certain U.S. federal income tax aspects of the merger

10.1	Voting Agreement, dated as of March 18, 2011, by and among The Charles Schwab Corporation, G-Bar Limited Partnership, JG 2002 Delta Trust and optionsXpress Holdings, Inc. (attached as Annex B to the proxy statement/prospectus which is part of this Registration Statement)

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm for The Charles Schwab Corporation

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm for optionsXpress Holdings, Inc.

23.3	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1 hereto)*

23.4	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.1 hereto)

23.5	Consent of Kirkland & Ellis LLP (included in Exhibit 8.2 hereto)

24.1	Power of Attorney (previously included on the signature page of the Registration Statement)

99.1	Consent of Evercore Group L.L.C.

99.2	Form of optionsXpress Holdings, Inc. Proxy Card*

*	Previously filed